As filed with the Securities and Exchange Commission on June 30, 2006

Registration No. 333-131909

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

PRE-EFFECTIVE AMENDMENT NO. 1

TO

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DDS TECHNOLOGIES USA, INC.

(Exact name of registrant as specified in its charter)

Nevada	3556	13-4253546
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

150 East Palmetto Park Road

Suite 510

Boca Raton, Florida 33432

(561) 750-4450

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Spencer L. Sterling

President and Chief Executive Officer

150 East Palmetto Park Road

Suite 510

Boca Raton, Florida 33432

(561) 750-4450

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Thomas A. A. Cook, Esq.

Devereux Murphy LLC

190 Carondelet Plaza, Suite 1100

St. Louis, Missouri 63105

(314) 721-1516

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box:  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share	21,988,459(2)	$0.68(3)	$14,952,152(3)	$1,599.88(4)
Common Stock, par value $0.0001 per share	9,204,216(5)	— (5)	— (5)	— (5)
Common Stock, par value $0.0001 per share	267,095(6)	— (6)	— (6)	— (6)

(1)	Also includes an indeterminable number of additional shares of Common Stock which may be issued (a) pursuant to the provisions which prevent dilution resulting from stock splits, stock dividends or similar transactions set forth in the warrants and Preferred Stock covering the shares of Common Stock being registered hereunder, and/or (b) following the exercise of such warrants or conversion of such Preferred stock as a result of stock splits, stock dividends or similar transactions, in either case in accordance with Rule 416 of the Securities Act.

(2)	Comprises (i) 200,000 shares of Common Stock and 9,043,935 shares of Common Stock issuable upon conversion of or as dividends on or as a result of anti-dilution adjustments for Series B Preferred Stock and issuable upon exercise of related warrants to purchase shares of Common Stock, as included in the original Registration Statement on Form SB-2 (File No. 333-131909) and (ii) 305,000 shares of Common Stock and 12,439,524 shares of Common Stock issuable for consulting services, upon exercise of warrants to purchase Common Stock, upon conversion of or as dividends on or as a result of anti-dilution adjustments for Series A Preferred Stock, Series A-1 Preferred Stock and issuable upon exercise of related warrants to purchase shares of Common Stock, being added with this Pre-effective Amendment No. 1 to Registration Statement on Form SB-2 (File No. 333-131909).

(3)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended. Applies more recent, and higher, Common Stock prices to shares of Common Stock included in the original Registration Statement, as well as the additional shares added by this Pre-effective Amendment No. 1. Based on (i) the average of the high and low prices of $0.68 as reported on the OTC Bulletin Board of the registrant’s Common Stock on June 23, 2006 with respect to 8,059,908 shares of Common Stock, which are currently outstanding or are issuable as in-kind dividends or as a result of anti-dilution adjustments, (ii) 8,487,857 shares of Common Stock issuable upon conversion of outstanding Series A Preferred Stock, Series B Preferred Stock and Series A-1 Preferred Stock, all at a rate of $.50 per share of Common Stock, (iii) 3,557,750 shares of Common Stock underlying Warrants to purchase shares of Common Stock for an exercise price of $.80 per share and (iv) 1,813,532 shares of Common Stock underlying Warrants to purchase shares of Common Stock for an exercise price of $.50 per share.

(4)	A portion of the registration fee ($494.55) was previously paid upon filing the original registration statement on Form SB-2 (File No. 333-131909). The remaining portion of the registration fee ($1,105.33) applicable to this registration statement is being paid at this time.

(5)	Represents shares of unsold Common Stock previously registered on a registration statement on Form SB-2 (File No. 333-124852), which shares (except for 470,000 cancelled warrant shares) are included in the combined prospectus filed with this registration statement pursuant to Rule 429 of the Securities Act. The amount of the registration fee previously paid for such prior registration statement is not included in the fee amounts presented for this registration statement.

(6)	Represents shares of unsold Common Stock previously registered on a registration statement on Form SB-2 (File No. 333-129112), which shares are included in the combined prospectus filed with this registration statement pursuant to Rule 429 of the Securities Act. The amount of the registration fee previously paid for such prior registration statement is not included in the fee amounts presented for this registration statement.

PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE PROSPECTUS INCLUDED IN THIS REGISTRATION STATEMENT IS A COMBINED PROSPECTUS AND RELATES TO (I) THIS REGISTRATION STATEMENT ON FORM SB-2 (FILE NO. 333-131909), (II) THE REGISTRANT’S REGISTRATION STATEMENT ON FORM SB-2 (FILE NO. 333-124852) AND (III) THE REGISTRANT’S REGISTRATION STATEMENT ON FORM SB-2 (FILE NO. 333-129112). ACCORDINGLY, THIS REGISTRATION STATEMENT ALSO CONSTITUTES POST-EFFECTIVE AMENDMENT NO. 1 TO EACH SUCH PREVIOUSLY FILED REGISTRATION STATEMENT, BOTH OF WHICH SHALL HEREAFTER BECOME EFFECTIVE CONCURRENTLY WITH THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT. IF ANY OF SUCH PREVIOUSLY REGISTERED SHARES OF COMMON STOCK ARE RESOLD BEFORE THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT, THOSE SHARES WILL NOT BE INCLUDED IN ANY PROSPECTUS HEREUNDER.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY     , 2006

PROSPECTUS

DDS TECHNOLOGIES USA, INC.

30,989,770 Shares of

Common Stock

This Prospectus relates to the resale by the selling shareholders named herein of up to 30,989,770 shares of our common stock, $.0001 par value per share, specifically:

1,005,395 shares relate to our private placement of common stock and warrants in May 2004;

11,794,714 shares relate to our private placement of Series A preferred stock and warrants in April 2005;

9,043,935 shares relate to our private placement of Series B preferred stock and warrants in January 2006;

8,113,631 shares relate to our issuance of Series A-1 preferred stock and warrants in May 2006;

520,000 shares issued or issuable to third parties, including our consultants;

245,000 shares issued to four current non-employee directors as compensation; and

267,095 shares relate to the conversion of DDS Technologies USA, Inc., a Delaware corporation (DDS Delaware), common stock into our common stock as part of the October 2005 merger of DDS Delaware with and into our company.

See “Selling Security Holders” for a detailed description of how our common stock covered by this prospectus was issued or is issuable by us.

We will not receive any proceeds from the sale of the shares by the selling shareholders. We will bear all expenses in connection with the registration of the shares, other than underwriting discounts and selling commissions.

We do not know when, how or if the selling shareholders intend to sell the shares covered by this prospectus or what the price, terms or conditions of any sales will be. The shares may be offered in open market transactions, negotiated transactions, principal transactions or by a combination of these methods of sale. See “Plan of Distribution.” The prices at which the shares may be sold, and any commissions paid in connection with any sale, may vary from transaction to transaction. We understand that the Securities and Exchange Commission may, under certain circumstances, consider persons reselling any shares of our common stock and dealers or brokers handling a resale of shares of our common stock to be “underwriters” within the meaning of the Securities Act of 1933.

Our common stock trades on the OTC Bulletin Board under the symbol “DDSU.OB.” On June 29, 2006, the last reported sale price of our common stock on the OTC Bulletin Board was $0.76 per share.

This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Investing in our common stock involves certain risks. See “ Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July     , 2006

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

i

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and does not contain all the information that is important to you. We urge you to carefully read this entire prospectus. You should pay special attention to the risks of investing in our common stock discussed under “Risk Factors.” In this prospectus, references to “DDS,” “Company,” “we,” “our” and “us” refer to DDS Technologies USA, Inc. and our subsidiary, unless the context requires otherwise.

Our Business

We are currently a development stage company with no revenues to date. We hold a patent for a dry disaggregation technology, which dry separates agricultural products and sorts them according to various properties. The technology may have applications across numerous industries. The Company intends to fully commercialize its technology. The technology is expected to produce, as a final product, either highly micronized particles, based on customers requirements or various fractions of separated materials.

We commenced business in July 2002 when our founders formed DDS Holdings, Inc. to acquire rights to, and commercialize, a patented dry disaggregation system technology in North, South and Central America, the Caribbean (excluding Cuba) and Africa. The founders and initial investors subsequently acquired control of Black Diamond Industries, Inc., a Florida corporation, in a reverse merger on November 14, 2002. Black Diamond Industries, Inc. was a public company that conducted no business other than to seek a suitable acquisition partner. Thereafter (in December 2002), Black Diamond Industries, Inc. reincorporated in Delaware and changed its name to DDS Technologies USA, Inc. (“DDS Delaware”). On April 4, 2003, the holders of approximately 88% of the outstanding shares of DDS Delaware exchanged their shares for shares representing approximately 97% of the shares of Fishtheworld Holdings, Inc., a Florida corporation. Thereafter (in May 2003), Fishtheworld Holdings, Inc. effected a reincorporation merger in the State of Nevada and changed the name of the corporation to DDS Technologies USA, Inc. (“DDS Nevada”). Fishtheworld Holdings, Inc. was a public company that conducted no business other than to seek a suitable acquisition partner. On October 17, 2005, we merged DDS Delaware into us and DDS Holdings became a direct wholly-owned subsidiary of ours.

Description of the Dry Disaggregation Technology

The dry disaggregation technology is the result of research that began in 1964 by a group of technical research analysts and scientists in the alimentary field. They developed a system of “disaggregation” of structures, called “crushing to collision,” through which the fragments of matter, both organic and inorganic, endure violent accelerations and decelerations, which cause the disaggregation of the structure. The particles are separated as a function of their specific weight. Although research on the technology began over 40 years ago, only in the last few years has it been developed to the point of potential commercial application. A patent filed with the European Patent Office covering the central aspects of the technology was licensed and ultimately transferred to the Company. The Company has recently been granted U.S. Patent No. 6,848,582 for this technology.

The dry disaggregation technology processes dry ingredients and reduces the size of the particles to between 5 and 20 microns. This micronization allows temperature sensitive ingredients to be “milled” to a size that heretofore was not readily attainable. In addition, it is believed that by using different specific weights for output, the dry disaggregation technology will be able to “fractionalize” products in a way that will allow the components of the raw material inputs to be sorted into separate materials. By separating the various components of agricultural materials (protein, starch, fiber, etc.) the technology offers versatility and economic gains for processors. Many waste materials that were once thought too expensive to process can be economically converted to usable products.

Initial analysis of the production version of our dry disaggregation machine by consulting engineers we have engaged for this purpose has revealed that the machine does not fully disaggregate organic material to the extent that a prototype research machine does, and therefore requires additional development work. However, the production version does micronize very effectively to particle sizes of between 5 and 20 microns which provides application opportunities and commercial potential in a number of industries.

Patents and Proprietary Protection

The Company relies on a combination of our patent, trade secrets and know-how to establish and protect our proprietary rights to our technologies and products. The Company has obtained the exclusive ownership of the pending patent, # 02425336.1, which was filed with the European patent office on May 28, 2002, and also the patent granted by the U.S. Patent and Trademark Office, Patent No. 6,848,582 in February 2005, which relate to the dry disaggregation system (Micrometric Separator Technology). The Company is in the process of filing for protection of the patent assignment in the corresponding offices in numerous foreign jurisdictions. The patent relates to the Longitudinal Micrometric Separator for Classifying Solid Particulate Materials. The Company’s management believes that this dry disaggregation technology is a unique process, in which fragments of organic and inorganic matter are “crushed to collision” enduring violent accelerations and decelerations causing the disaggregation of the material’s structure. The proprietary dry disaggregation technology utilizes a longitudinal micrometric separator, along with other technologies, to separate various fractions (proteins, fibers, starch, etc.) into value added products for further processing or resale.

The Company is particularly sensitive to the protection of trade secrets and requires its customers, executives, technical employees, consultants and other parties to execute confidentiality agreements. These agreements prohibit disclosure of confidential information to third parties except in specified circumstances. These agreements also generally provide that all confidential information relating to our business is the exclusive property of the Company.

Potential Applications and Marketing Plan

DDS is no longer pursuing contaminated sulfur processing or mine tailings as market segments. DDS, Sulfur Solutions, Inc. (“SSI”) and Knoll Ventures, Inc. (“Knoll”), have terminated the Exclusive License Agreement (the “Sulfur Agreement”), dated February 18, 2005, by and among DDS, SSI and Knoll, relating to sulfur and sulfur derivative materials, and the Exclusive License Agreement (the “Mine Tailings Agreement”), dated June 30, 2005, by and among DDS and Knoll, relating to metals and other materials from mining, mine waste and or tailings. The DDS machine shipped in October 2005 to Sulfur Solutions and Knoll Ventures in Calgary, Canada, has been returned to the DDS Research and Development Center in Norcross, Georgia, where it will be deployed for ongoing DDS technology development work. Sulfur Solutions and Knoll Ventures have elected not to proceed with test work on sulfur purification or mine tailings, after exploring some opportunities with organic materials, due to other business priorities.

The Company intends to concentrate its marketing/sales efforts on the following market segments in which the Company believes that revenue can be achieved in the shortest possible time. These markets segments are:

•	Ethanol

In October 2005 the Company entered into an Exclusive Licensing Agreement with Xethanol Corporation for the application of the DDS Technology to the production of ethanol. Our technology could have significant applications in the biomass waste-to-ethanol industry. This industry includes corn, stover and other associated waste streams. Our process allows us to separate solid waste into starch or cellulose and other consumable nutrients. The starch or cellulose fractions could be employed as feedstock in ethanol plants producing ethanol and the productivity of the ethanol fermentation process could be significantly improved. Our technology also offers potential environmental benefits by utilizing waste materials which would otherwise be left in the fields contributing to carbon dioxide emissions.

•	Animal Feed

Our technology could have application in the market for both livestock and domestic pets. The technology allows the feed products, derived from a variety of raw materials, to be tailored to the specific nutritional requirements of each type of animal. Preliminary tests have indicated that the livestock and pet industries can achieve cost savings as a result of the improved nutritional value derived from using the dry disaggregation technology.

•	Other Organic Product Industries

The Company’s technology has potential application in a number of other industries which are under consideration, including wine, soy bean, rice, sugar, tobacco and coffee. Primarily, our intended customers are relatively large processors of human and animal feed. While the Company has had significant discussions with a number of potential customers, selling to these companies involves a relatively long sales cycle with significant due diligence and testing on the part of the customers. A prototype machine is currently located in Norcross, Georgia, where the Company is utilizing it for research and development work as well as a demonstration machine for potential customers.

Revenue Model

Our business plan contemplates that the Company will sell or lease machinery employing the dry disaggregation technology, and obtain a royalty based on the amount or value of the product processed through the machines. The Company may also enter into joint venture or strategic partner arrangements in which the Company will retain an equity interest in the profits from the sale of products processed with our machinery. While the Company is in discussions with a number of other potential customers, the Company may be required to alter its revenue model if the Company is unsuccessful in signing contracts with these and other potential customers. In addition, our preferred revenue model may require us to obtain substantial additional financing and if the Company is unable to raise sufficient financing the Company may need to revise its business model or reduce its expectations.

Corporate Information

We are a Nevada corporation, the address of our principal executive office is 150 East Palmetto Park Road, Suite 510, Boca Raton, Florida 33432, and our telephone number at that address is (561) 750-4450.

The Offering

Issuer	DDS Technologies USA, Inc.

Common stock Offered by Selling Shareholders	30,989,770 shares

Common stock currently outstanding	20,828,960

Use of Proceeds	We will not receive any of the proceeds of this offering

OTCBB Symbol	DDSU.OB

The number of shares of common stock to be outstanding after this offering is based upon our outstanding shares as of June 26, 2006. These shares exclude the following:

•	4,350,000 shares of common stock issuable upon conversion of our 2,175 shares of Series A preferred stock, $.0001 par value per share, at a conversion rate of $.50 per share.

•	4,110,000 shares of common stock issuable upon conversion of our 2,055 shares of Series A-1 preferred stock, $.0001 par value per share, at a conversion rate of $.50 per share (the Series A-1 preferred stock was issued on May 17, 2006 upon the filing of a certificate of designation because of the April 2006 exercise of certain Short Term Warrants issued in April 2005 in connection with our Series A preferred stock offering).

•	3,135,000 shares of common stock issuable upon conversion of 1,567.5 outstanding shares of Series B preferred stock, $.0001 par value per share, at a conversion rate of $.50 per share.

•	11,470,122 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $1.48 per share.

•	2,391,706 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $2.26 per share.

Summary Financial Data

The following table sets forth our summary historical financial data. The statement of operations data for the fiscal years ended December 31, 2005 and December 31, 2004 and the period from July 17, 2002 (inception) through December 31, 2005 and the balance sheet data as of December 31, 2005 and December 31, 2004 have been derived from our audited consolidated financial statements, which are included elsewhere in this prospectus. The statement of operations data for the three months ended March 31, 2006 and March 31, 2005 and the balance sheet data as of March 31, 2006 have been derived from our unaudited consolidated financial statements which are included elsewhere in this prospectus.

	Three Months Ended March 31,		Years Ended December 31,		For the Period From July 17, 2002 (Inception) Through March 31, 2006
	2006	2005	2005	2004
Statement of Operations Data
Revenue	$—	$—	$—	$—	$—
Operating Expenses	732,920	628,865	3,433,904	6,996,997	16,245,020
Net Loss	(2,011,452)	(628,202)	(4,643,829)	(6,990,752)	(18,724,157)
Net Loss Per Share — Basic and Diluted (1)	(0.13)	(0.03)	(0.29)	(0.37)
Weighted Average Number of Shares Outstanding — Basic and Diluted	19,981,642	19,235,542	19,313,722	19,030,597

	As of March 31, 2006	As of December 31,
		2005	2004
Balance Sheet Data
Cash and cash equivalents	$716,846	$1,365,798	$442,762
Patent	4,935,000	4,935,000	4,935,000
Total Assets	6,236,172	7,098,599	6,467,238
Total Liabilities	6,311,149	5,335,980	435,483
Stockholders’ (Deficiency) Equity	(1,313,104)	992,305	6,031,755

(1)	Net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding.

RISK FACTORS

Before you invest in our common stock, you should be aware of various risks described below. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide whether to purchase shares of our common stock. Additional risks not presently known to us or that we currently do not believe will be material may also impair our business operations.

RISKS RELATED TO OUR BUSINESS

In order to continue operations in the future, we will need additional sources of funding in the future which may not be available to us.

The operation and development of our business will require significant additional capital to, among other things, fund our operations, acquire machines to employ in joint ventures, conduct research and development, and finance future acquisitions and investments. We have historically relied upon private sales of our equity to fund our operations. When we seek additional capital, we may seek to sell additional equity or debt securities or to obtain a credit facility, which we may not be able to do on favorable terms, or at all. The sale of additional equity or convertible debt securities would result in additional dilution to our shareholders. Sale of additional equity or convertible debt securities at prices below certain levels will trigger anti-dilution provisions with respect to the securities we have previously sold. If additional funds are raised through a credit facility or the issuance of debt securities or preferred stock, lenders under the credit facility or holders of these debt securities or preferred stock would likely have rights that are senior to the rights of holders of our common stock, and any credit facility or additional securities could contain covenants that would restrict our operations. These sources of financing, or alternative sources, may not be available on terms favorable to us, or at all. Our ability to obtain additional financing will be subject to a number of factors, including market conditions, our operating performance and investor sentiment. These factors may make the timing, amount, terms and conditions or additional financings unattractive to us. If we are unable to raise additional capital, our growth will be impeded, we may never be able to generate revenue, and we may be forced to terminate operations.

The terms of our Series A preferred stock, Series A-1 preferred stock and Series B preferred stock require us to redeem all outstanding shares of Series A preferred stock on April 12, 2007, all outstanding shares of Series B preferred stock on January 4, 2008 and all outstanding shares of Series A-1 preferred stock on May 17, 2008, and if we are unable to do so by such dates, failure to redeem the shares may result in the holders of our preferred stock controlling our assets. Also, we are required to register for resale certain shares relating to the offering of our Series A, A-1 and B preferred stock within a certain amount of time, and to keep the applicable registration statements continuously effective for a certain amount of time, the failure of which results in substantial penalties.

On April 12, 2007 we will be required to redeem all of our outstanding shares of Series A preferred stock for a redemption price of $2,175,000 plus all accrued and unpaid interest and penalties and fees associated therewith. Similarly, on January 4, 2008 we will be required to redeem all of our outstanding shares of Series B preferred stock for a redemption price of $1,567,500 plus all accrued and unpaid interest and penalties and fees associated therewith. Last, in May 2008, we will be required to redeem all of our outstanding shares of Series A-1 preferred stock for a redemption price of $2,055,000 plus all accrued and unpaid interest and penalties and fees associated therewith. Our ability to redeem the Series A, Series A-1 and Series B preferred stock depends upon our future operating performance which is subject to general economic and competitive conditions and to financial, business and other factors, many of which we cannot control. If the cash flow from our operating activities is insufficient, we may take actions, such as delaying or reducing capital expenditures, attempting to obtain financing, selling assets or operations or seeking additional equity capital. Any or all of these actions may not be sufficient to allow us to redeem the Series A, Series A-1 and Series B preferred stock. Further, we may be unable to take any of these actions on satisfactory terms, in a timely manner, or at all.

We do not qualify to register shares on Form S-3, so we are registering shares for resale on Form SB-2, which needs to be updated from time to time. Our registration rights agreements applicable to our Series A, Series A-1 and Series B preferred stock require us to pay liquidated damages, and potentially trigger early premium redemption rights, if the Company does not timely file required registration statements, or if the Company does not keep them continuously effective for the required amount of time. Liquidated damages pertaining to the non-effectiveness of the registration statements have been accrued in the accompanying condensed consolidated financial statements (See Note 7 in the accompanying condensed consolidated financial statements for the quarter ended March 31, 2006). No amounts have been or will be accrued for any potential redemption rights unless such rights are exercised.

We are a development stage company and our operating history is limited.

We are in the development stage and our proposed operations are subject to all of the risks inherent in the establishment of a new business enterprise including the absence of an operating history. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the formation of a new business and the competitive environment in which we will operate. We have had no operating revenues to date and we may not achieve future revenues. As a result of the start-up nature of our business and the fact that we are incurring start-up expenses, we have sustained operating losses to date and we expect, at least until our equipment employing dry disaggregation technology is ready for commercialization, to continue to sustain operating losses. Equipment incorporating our technology may not be commercially viable. Further, we will continue to incur costs to:

•	invest in the research and development of equipment incorporating our technology, a significant amount of which may be unforeseen;

•	increase our marketing and selling activities for our equipment;

•	prosecute patents and continue to protect our intellectual property rights;

•	establish strategic partnerships and marketing and distribution relationships; and

•	develop additional infrastructure and hire additional management and other employees to keep pace with our growth.

We expect that these activities will result in operating losses for the foreseeable future, at least until we are able to commercialize equipment incorporating our technology.

If equipment incorporating our dry disaggregation technology is not commercially successful whether as a result of the equipment not disaggregating organic material to a commercially useful level, lack of demand for the equipment or otherwise, we may never become profitable.

Our business is dependent on market acceptance of our technology and equipment. We may not realize contracts with target companies to provide our technology or equipment. Initial testing on a production version dry disaggregation machine by our consulting engineers has revealed that it does not fully disaggregate organic material to consistent quality and purity output levels demanded by the intended markets. Additional development work and testing is necessary. Such additional development work and testing may prove fruitless, and our production machine may never achieve satisfactory output levels. A number of other factors may also limit the market acceptance of our technology or equipment, including:

•	the timing of market entry of our equipment, as compared to competitive equipment;

•	the effectiveness of our equipment;

•	the competitive features of our equipment, including price, as compared to other similar equipment;

•	the extent and success of our sales and marketing efforts; and

•	unfavorable publicity concerning our technology or equipment or any similar technology or equipment.

Our business model is new and unproven.

Our business plan, based on a new technology, is relatively unproven. The market for the dry disaggregation technology is new. Our business plan depends upon obtaining revenues generated from market acceptance of the technology. The sale of equipment incorporating this technology is an unproven business. Many of our potential target customers may not have considered how dry disaggregation technology may benefit them. They may not find the technology beneficial to their businesses. To be successful, the technology must achieve market acceptance.

We depend on patents and other proprietary rights and we may not be able to protect our proprietary information.

Because we are developing equipment that relies on advanced and innovative technology, our success may depend in large part on our ability to protect our patents, and to obtain and effectively use patents and operate without infringing upon the proprietary rights of others. It is often costly to enforce intellectual property rights against infringing parties and effective intellectual property protection may be unavailable or limited in some foreign countries in which we intend to market our equipment and technology. Other risks related to our patent rights include the following:

•	challenge, invalidation or circumvention of issued patents owned by us;

•	rejection by the foreign patent authorities of our pending patent applications;

•	failure of the rights granted under our patents to provide sufficient protection;

•	failure by us to obtain additional patents;

•	infringement by one or more of our technologies on the intellectual property rights of others;

•	ability of third parties to circumvent patents issued to us;

•	claims by third parties that we have exceeded the scope of our permitted use or field of use that is specified for some of our intellectual property rights; and

•	claims by our consultants, key employees or other third parties that our equipment and technology are the result of technological advances independently developed by them and, therefore, not owned by us;

If any of these risks materialize, it may be difficult for us to commercialize, and generate revenues from, our technology.

We may not be able to protect our trade secrets and proprietary and confidential information and, therefore, may lose any competitive advantage that our proprietary rights provide.

In the operation of our business and development of our equipment, we rely, among other things, on trade secret protection for our proprietary and confidential information. However, trade secrets are difficult to protect and we cannot guarantee that others will not gain access to our trade secrets or disclose our technology, or that we can meaningfully protect our rights to unpatented trade secrets. Our agreements with our employees, consultants, advisors and strategic partners restricting the disclosure and use of trade secrets, inventions and proprietary and confidential information owned by us or developed for us may not provide meaningful protection for our proprietary and confidential information in the event of unauthorized use or disclosure of the information. In many instances, our research collaborators may have relationships with other commercial entities, which could or do compete with us. Therefore, these collaborators could quickly disseminate our proprietary and confidential information to our competitors. The dissemination of our proprietary and confidential information could have a material adverse effect on our business and may allow others to gain a competitive advantage over us or with respect to our technology or equipment. Also, trade secret laws do not protect against independent development by a third party, and we cannot guarantee that a third party will not independently develop technology that is the same or substantially the same as our proprietary technology. Such independent development by a third party could have a material adverse effect on our business.

Infringement claims by third parties could result in costly litigation, divert management’s attention and otherwise harm our business.

From time to time, third parties may assert that our equipment or technology infringes upon their proprietary rights. It is virtually impossible for us to be certain that no infringement exists, particularly where, as is the case with our equipment and technology, the specific equipment and processes to be commercialized have not yet been fully developed. These claims of infringement may result in:

•	protracted and costly litigation that could divert the time and energy of our management and technical personnel from other business activities;

•	a judgment requiring us to pay substantial damages, including punitive damages and our adversaries’ attorneys’ fees, or requiring us to indemnify our customers and licensors;

•	the issuance of an injunction halting sales or use of our equipment; or

•	a need to redesign our equipment or enter into royalty or licensing agreements with the third parties claiming infringement.

Any of the results described above would harm our business. Any claims against us, with or without merit, can be time-consuming, requiring our management team to dedicate substantial time to addressing the issues presented and substantial funds to defend our rights. Furthermore, many of the parties bringing claims may have greater resources than we do.

We will be dependent on third-party manufacturers.

We will rely on third parties to manufacture our equipment. If our manufacturing and distribution agreements are not satisfactory, we may not be able to develop or commercialize our equipment as planned. In addition, we may not be able to contract with third parties to manufacture our equipment in an economical manner. Furthermore, third-party manufacturers may not adequately perform their obligations, which may impair our competitive position. If a manufacturer fails to perform, we could experience significant time delays or we may be unable to commercialize or continue to market our equipment. Changes in our manufacturers could require costly testing and facility inspections. Because of these and other factors, we may not be able to replace our manufacturing capacity quickly or efficiently in the event that our manufacturers are unable to manufacture our equipment. As a result, the sale and marketing of our equipment could be delayed or we could be forced to develop our own manufacturing capacity, which would require substantial additional funds and personnel.

Sales of substantial amounts of shares eligible for future sale may adversely affect our stock price.

The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of common stock.

We are dependent on key personnel and the loss of these key personnel or our inability to recruit new personnel could have a material adverse effect on our success.

We are dependent upon the efforts of Mr. Spencer Sterling, Ms. Kerin Franklin and Mr. Joseph Fasciglione, our president and chief executive officer, chief technology officer and chief financial officer. We have employment agreements only with Mr. Sterling and Ms. Franklin. We are in the process of obtaining “key-person” insurance on Mr. Sterling. In addition, if we are to be successful, we will need to recruit additional management depth as well as sales, marketing and technical personnel. If we are unable to recruit personnel, it may have an adverse effect on our business.

If we are unable to find new applications for the patented technology our business could be adversely affected.

Our ability to succeed will be based, in part, on our ability to discover new markets and applications of our dry disaggregation technology, which customers will be able to utilize economically. As a result, we continue to invest in market development in order to enable us to identify new markets and applications of the technology to meet consumer demands. Despite investments and efforts in this area, we may not discover new markets or applications that will be accepted by our potential customers.

Penny Stock Securities Law Considerations

Our common stock is considered penny stock and subject to the penny stock rules under the Securities Exchange Act of 1934. The penny stock rules require broker-dealers to take steps under certain circumstances prior to executing any penny stock transactions in customer accounts. A broker must advise the purchaser of penny stock of the lowest offer and highest bid. A broker or dealer must disclose the broker’s compensation for penny stock transactions. A broker who recommends penny stocks to persons other than established customers must make a special written suitability determination and receive the purchaser’s prior agreement. The effect of these regulations may be to delay transactions in stocks that are penny stocks. This could have an adverse impact on the market liquidity for our common stock.

The volatility of the stock market may have an adverse affect on our stock price.

The stock market in recent periods has experienced and continues to experience significant price and volume fluctuations, which have affected the market price of the stock of many companies and which have often been unrelated or disproportionate to the operating performance of these companies. These fluctuations, as well as a shortfall in sales or earnings compared to securities analysts’ expectations, changes in analysts’ recommendations or projections or general economic and market conditions, may adversely affect the market price of our common stock.

We may not be able to fully exploit our technology in Europe, Asia and Oceania.

In connection with the transactions, pursuant to which we acquired the patent for our technology, we entered into a Technology License Agreement with High Speed Fragmentation B.V. (“HSF”), pursuant to which we granted a non-exclusive license for our dry disaggregation technology to HSF. Under the Technology License Agreement, HSF may sell, license, rent, and distribute products embodying the technology throughout Europe, Asia and Oceania. IF HSF is able to develop a commercially viable new product that may be manufactured or derived through the use of our technology, HSF shall have the exclusive right for a period ninety days, to market the product and, enter into a bona fide binding agreement for the sale of the product in Europe, Asia or Oceania. Thereafter, we and HSF may market the product in Europe, Asia and Oceania. Thus, we may not be able to fully exploit the technology in Europe, Asia and Oceania.

Pending litigation may have a material adverse effect on us.

As disclosed in “Legal Proceedings” below, we are party to certain legal proceedings, any one of which, if determined against us, could have a material adverse effect on our business, prospects and results of operations.

RISKS RELATED TO OUR INDUSTRY

Technological advances by competitors could have an adverse effect on our business.

We face competition due to technological advances by competitors employing alternative methods of processing byproducts of agricultural processes. Although the dry disaggregation technology employs a unique process, many other companies have substantially greater resources than us and may develop competing technology using alternative processes.

In order to remain competitive we need to continue to strive to promote the advantages of our technology over others in the market. However, if a competitor introduces a competitively successful technology, it could have a material adverse effect on our business, results of operations or financial condition.

A majority of our customers are in the agricultural industry. Agricultural risks experienced by our customers may have an adverse effect on our business.

Many of our potential customers for dry disaggregation technology are in the agricultural industry, and thus, the demand for the technology is subject to a variety of agricultural risks. Extreme weather conditions, disease, insects and pests can materially and adversely affect the quality and quantity of agricultural products produced by some of our potential customers. These factors may affect a substantial portion of our production facilities in any year and have a material adverse effect on our business, results of operations or financial conditions.

International operations subject us to risks associated with operating in foreign countries.

We intend to market our equipment and technology outside of the United States. As a result of international operations, we will be subject to risk associated with operating in foreign countries, including:

•	devaluation and fluctuations in currency exchange rates;

•	imposition of limitations on conversions of foreign currencies into dollars or remittance of dividends and other payments by our foreign presences;

•	imposition or increase of withholding and other taxes on remittances and other payments by our foreign presences;

•	trade barriers;

•	political risks, including political instability;

•	reliance on third parties to distribute our equipment;

•	hyperinflation; and

•	imposition of increased investment and other restrictions by foreign governments.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements made in this prospectus, or made by us in other reports, filings with the Securities and Exchange Commission, press releases, conferences or otherwise, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” “plan,” or words or phrases of similar meaning.

Forward-looking statements involve risks, uncertainties or other factors which may cause actual results to differ materially from the future results, performance or achievements expressed or implied by the forward-looking statements. These statements are based on our management’s beliefs and assumptions, which in turn are based on currently available information. Certain risks, uncertainties or other important factors are detailed in this prospectus and may be detailed from time to time in other reports we file with the Securities and Exchange Commission, including on Forms 8-K, 10-KSB and 10-QSB.

Examples of forward looking statements in this prospectus include, but are not limited to, our expectations regarding our ability to generate operating cash flows and to fund our working capital and capital expenditure requirements. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, pricing levels, the timing and cost of capital expenditures, outcomes of pending litigation, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect. Important factors that could cause actual results to differ materially from the results and events anticipated or implied by such forward-looking statements include:

•	the risks of a development stage company;

•	the availability of additional capital to finance our development;

•	our dependence on management and need to recruit additional personnel;

•	the limited trading market for our Common Stock;

•	advances by our competitors;

•	agricultural risks of certain of our customers;

•	foreign market risks; and

•	other risks, including those described in “Risk Factors” beginning on page 6 and from time to time in our other Securities and Exchange Commission filings.

We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all of those risks, nor can we assess the impact of all of those risks on our business or the extent to which any factor may cause actual results to differ materially from those contained in any forward-looking statement. We believe these forward-looking statements are reasonable. However, you should not place undue reliance on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and unless required by law, we expressly disclaim any obligation or undertaking to update publicly any of them in light of new information or future events.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of common stock by the selling shareholders under this prospectus. We will receive the proceeds from any cash exercise of warrants by the selling shareholders.

DIVIDEND POLICY

We have never paid cash dividends on our common stock, and we do not anticipate paying cash dividends in the foreseeable future. Instead, we intend to retain future earnings, if any, that may be generated from our operations to finance our future operations and expansion. Any decision as to the future payment of dividends will depend on our results of operations and financial position and such other factors as our Board in its discretion deems relevant. No dividends can be paid on our common stock, if there are unpaid dividends on either our Series A or A-1 Preferred Stock or Series B Preferred Stock. In addition, no dividends can be paid on our common stock without the consent of the holders of a majority of our Series B Preferred Stock.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is traded on the OTC Bulletin Board under the symbol “DDSU.OB.” The first trading activity in our common stock was on April 10, 2003. The following table sets forth the high and low bid prices per share of our common stock for the periods indicated.

	High	Low
2004
First Quarter	$6.00	$2.00
Second Quarter	3.65	1.70
Third Quarter	2.80	.75
Fourth Quarter	1.00	.34
2005
First Quarter	$1.15	$.65
Second Quarter	.78	.21
Third Quarter	.85	.36
Fourth Quarter	.65	.50
2006
First Quarter	$.55	$.25

The high and low prices in the table reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions. The source of the high and low bid information is OTC Bulletin Board Market.

The approximate number of holders of record of our common stock as of June 26, 2006 was 166, inclusive of those brokerage firms and/or clearing houses holding shares of common stock for their clientele (with each such brokerage house and/or clearing house being considered as one holder). At June 26, 2006 we had 20,828,960 shares of common stock outstanding.

CAPITALIZATION

The following table sets forth our capitalization at March 31, 2006:

March 31, 2006
Common stock, $.0001 par value per share; 50,000,000 shares authorized; 20,101,518 issued and outstanding(1)	$2,010
Additional paid-in capital	19,132,290
Deferred consulting expense	(332,035)
Liabilities	6,311,149
Deficit accumulated during development stage	(20,115,369)
Total Stockholders’ (Deficiency) Equity	(1,313,104)
Total Capitalization	6,236,172

(1)	Excludes the following:

•	4,350,000 shares of common stock issuable upon conversion of our 2,175 shares of Series A preferred stock, $.0001 par value per share, at a conversion rate of $.50 per share.

•	4,110,000 shares of common stock issuable upon conversion of our 2,055 shares of Series A-1 preferred stock, $.0001 par value per share, at a conversion rate of $.50 per share (the Series A-1 preferred stock was issued on May 17, 2006 upon the filing of a certificate of designation because of the April 2006 exercise of certain Short Term Warrants issued in April 2005 in connection with our Series A preferred stock offering).

•	3,135,000 shares of common stock issuable upon conversion of 1,567.5 outstanding shares of Series B preferred stock, $.0001 par value per share, at a conversion rate of $.50 per share.

•	11,470,122 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $1.48 per share.

•	2,391,706 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $2.26 per share.

Please read the capitalization table together with the section of this Prospectus entitled “Management’s Discussion and Analysis and Results of Operations” and our financial statements and related notes included elsewhere in this Prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion of results of operations and financial condition is based upon and should be read in conjunction with our consolidated financial statements, including the notes thereto, contained elsewhere in this prospectus.

Background

The Company is currently a development stage company with no revenues to date. We hold a patent for a dry disaggregation technology, which dry separates agricultural products and sorts them according to various properties. The technology may have applications across numerous industries. The Company intends to fully commercialize its technology. The technology is expected to produce, as a final product, either highly micronized particles, based on customers requirements or various fractions of separated materials.

We commenced business in July 2002 when our founders formed DDS Holdings, Inc. to acquire rights to, and commercialize, a patented dry disaggregation system technology in North, South and Central America, the Caribbean (excluding Cuba) and Africa. The founders and initial investors subsequently acquired control of Black Diamond Industries, Inc., a Florida corporation, in a reverse merger on November 14, 2002. Black Diamond Industries, Inc. was a public company that conducted no business other than to seek a suitable acquisition partner. Thereafter (in December 2002), Black Diamond Industries, Inc. reincorporated in Delaware and changed its name to DDS Technologies USA, Inc. (“DDS Delaware”). On April 4, 2003, the holders of approximately 88% of the outstanding shares of DDS Delaware exchanged their shares for shares representing approximately 97% of the shares of Fishtheworld Holdings, Inc., a Florida corporation. Thereafter (in May 2003), Fishtheworld Holdings, Inc. effected a reincorporation merger in the State of Nevada and changed the name of the corporation to DDS Technologies USA, Inc. (“DDS Nevada”). Fishtheworld Holdings, Inc. was a public company that conducted no business other than to seek a suitable acquisition partner. On October 17, 2005, we merged DDS Delaware into us and DDS Holdings became a direct wholly-owned subsidiary of ours. The Company has never been subject to any bankruptcy, receivership or similar proceedings.

Generally accepted accounting principles in the United States of America require that a company whose stockholders retain a majority interest in a business combination be treated as the acquirer for accounting purposes. Since Black Diamond and Fishtheworld were public shells and DDS Holdings, Inc. is a development stage company with no revenues, the transactions were treated as recapitalizations of the Company.

Initial work on the production version of the Company’s dry disaggregation machine by the Company’s consulting engineers has revealed that it does not fully disaggregate organic material to the extent that a prototype research machine does, and therefore requires additional development work. However, the production version does micronize very effectively to particle sizes of between 5 and 20 microns, which management believes should provide application opportunities and commercial potential in a number of industries.

The Company is conducting tests on products in conjunction with a number of major companies in the food ingredient, flavoring and spice industries as well as health food and pharmaceutical products. The Company has also entered into an exclusive licensing agreement with Xethanol Corporation, a leading bio-mass to ethanol producer and technology developer. Under this agreement Xethanol will apply the DDS Technology to its own manufacturing operations and market the DDS Technology in conjunction with its own licensed technology to other small and medium sized ethanol producers throughout the United States.

Plan of Operations

The operation and development of our business should not require additional capital during 2006. In April 2006, we received $2,055,000 from the exercise of short-term warrants issued in connection with the Series A convertible preferred stock in April 2005.

For the year ended December 31, 2005, the Company’s plan of operations focused on three primary objectives:

1.	raising capital through private offerings;

2.	working with the Company’s consultants to develop and enhance the Company’s technology; and

3.	finding customers to purchase or lease from us machinery which employs the dry disaggregation technology or enter into joint venture or strategic partner arrangements with us based on their use of our machinery.

During 2006, the Company intends to continue efforts to improve and enhance its technology through ongoing research and development. The Company also intends to continue to develop potential customers, testing of customer’s products and prepare for the commencement of commercial operations. The Company plans on purchasing machines throughout the year based on customer demands. Management plans on paying for the machines by receiving deposits from our customers for each machine ordered, subsequent progress payments, royalty payments received and capital raised through the sale of securities as described above.

Off-Balance Sheet Arrangements

None

Critical Accounting Policies

The Securities and Exchange Commission issued Financial Reporting Release No. 60, “Cautionary Advice Regarding Disclosure About Critical Accounting Policies” suggesting that companies provide additional disclosure and commentary on their most critical accounting policies. In Financial Reporting Release No. 60, the Securities and Exchange Commission has defined the most critical accounting policies as the ones that are most important to the portrayal of a company’s financial condition and operating results, and require management to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Based on this definition, the Company has identified the following significant policies as critical to the understanding of our condensed consolidated financial statements. The preparation of our condensed consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of expenses during the reporting periods. Areas where significant estimation judgments are made and where actual results could differ materially from these estimates are:

A.	The carrying amount of our patent.

B.	The assumptions used in calculating the fair value of our stock options and warrants issued using the Black-Scholes pricing model and other independent valuation service firm.

The Company believes the following are among the most critical accounting policies that impact our consolidated financial statements. The Company suggests that our significant accounting policies, as described in our consolidated financial statements in the Summary of Significant Accounting Policies and Organization, be read in conjunction with this Management’s Discussion and Analysis of Financial Condition or Plan of Operations:

A.	The Company evaluates impairment of our long-lived assets by applying the provisions of SFAS No. 144. In applying those provisions, the Company has recognized an impairment charge of $2,602,775 on our long-lived assets during the year ended December 31, 2005.

B.	The Company accounts for its embedded derivatives by applying the provisions of SFAS 133. In applying those provisions, the Company recognized a gain from the fair value adjustment to the embedded derivatives of $633,159 for the year ended December 31, 2005, and the Company recognized a loss from the fair value adjustment to the embedded derivatives of $506,169 for the three months ended March 31, 2006.

Results of Operations

Three Months Ended March 31, 2006 Compared to Three Months Ended March 31, 2005

From July 17, 2002 (inception) through March 31, 2006, the Company has incurred an accumulated deficit of $20,115,369.

To date, the Company has yet to achieve revenues from operations. During the three months ended March 31, 2006 and 2005, the Company incurred operating expenses of $732,920 and $628,865, respectively. The increase in operating expenses is primarily due to recording a charge for potential liquidated damages pursuant registration rights agreements. This is partially offset by decrease in professional fees. Private placement expenses of $779,619 primarily represent the valuation of embedded derivatives in excess of gross proceeds and the cash paid and the fair value of warrants issued in association with the funds raised in the private placement completed during this quarter. During this quarter the Company also recognized a loss of $506,169 as a result of revaluing the embedded derivatives as of March 31, 2006 related to the sale of the series A and Series B convertible preferred stock.

The Company anticipates that losses from operations will continue for the remainder of the year primarily due to our relatively long sales cycle and the significant due diligence and testing conducted by our prospective customers. Testing includes the preparation of various sample products for processing using our proprietary technology process through our testing facility and submitting our analysis of results to third party labs for independent verification as well as reviewing the results with the prospective client. However, if the Company is unable to successfully implement its business model, the Company may never achieve profitability.

Our registration rights agreements applicable to our Series A and Series B preferred stock require us to pay liquidated damages, and potentially trigger early premium redemption rights, if the Company does not timely file required registration statements, or if the Company does not keep them continuously effective for the required amount of time. Liquidated damages pertaining to the non effectiveness of the registration statements have been accrued in the accompanying condensed consolidated financial statements (See Note 7 in the accompanying condensed consolidated financial statements). No amounts have been or will be accrued for any potential redemption rights unless such rights are exercised.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

From July 17, 2002 (inception) through December 31, 2005, the Company has incurred an accumulated deficit of $17,577,269.

During the year ended December 31, 2005 the Company incurred a net loss of $4,643,829 in comparison to a net loss of $6,990,752 for the prior year ended December 31, 2004. There are several key reasons for the decrease in the net loss. In 2004 the Company recorded a machinery and deposits impairment charge of $2,602,775. In 2005 the Company recorded an inventory parts write-down of $430,190. Professional fees decreased in 2005 by approximately $1.5 million primarily due to nonrecurring amortization charges for services received in exchange for stock and warrants. Salaries and related taxes and benefits decreased by approximately $128,000 due to reduction in staff. General and administrative costs decreased primarily due to reduction in D&O insurance premiums.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

From July 17, 2002 (inception) through December 31, 2004, the Company incurred an accumulated deficit of $12,068,876. During the twelve months ended December 31, 2004, the Company incurred a net loss of $6,990,752 compared to a net loss of $4,670,321 for the prior twelve months ended December 31, 2003. There are a few key reasons for the increase in the net loss. In 2004, the Company recorded a machinery and deposits impairment charge of $2,602,775. Additionally, professional fees decreased in 2004 due to a nonrecurring charge of $465,000 recorded in 2003 as well as a settlement in 2004 reducing legal fees by approximately $350,000. Salaries and related taxes and benefits increased by approximately $390,000 due to the full impact of 2003 new hires and implementation of medical insurance benefits. General and administrative costs increased primarily due to full impact of general insurance. Also, the Company incurred significant expenses in connection with its acquisition of the patent covering the Company’s technology.

Liquidity and Capital Resources

To date, we have funded our losses, license payments and patent acquisitions through the private sale of common and preferred stock and financing from accredited investors. Since its inception through May 2006, the Company has raised net proceeds of $15,645,220 from the sale of 4,562,487 shares of our common stock and from the sale of Series A Preferred Stock, Series B Preferred Stock and the exercise of short term warrants. In April 2006, we received $2,055,000 from the exercise of short-term warrants issued in connection with the Series A convertible preferred stock in April 2005.

On April 12, 2005 we completed a private placement for the sale of convertible Series A preferred stock to accredited investors resulting in net proceeds of $1,957,500. In connection with the Series A preferred stock private placement, the Company is required to make a 6% annual dividend payment, payable quarterly in arrears in cash, or in common stock if certain “Equity Conditions”, as defined, are met. Having met these “Equity Conditions”, in September 2005, December 2005 and March 2006, the Company issued shares of common stock in partial settlement of dividends payable.

Our cash balance at December 31, 2005 was $1,365,798.

On January 4, 2006, we completed a private placement for the sale of Series B Convertible Preferred Stock to accredited investors resulting in net proceeds of $1,483,250. With the proceeds of the Series B Preferred Stock offering, we believed that we would be able to fund our operations until the end of the second quarter of 2006. In connection with the Series B preferred stock private placement, the Company is required to make a 7% annual dividend payment, payable quarterly in arrears in cash, or in common stock if certain “Equity Conditions”, as defined, are met. Having met these “Equity Conditions”, in March 2006, the Company issued shares of common stock in partial settlement of dividends payable.

Our cash balance at March 31, 2006 was $716,846.

In April 2006, the Company received $2,055,000 from the exercise of short term warrants issued in connection with the Series A convertible preferred stock in April 2005. Based on this balance the Company believes that it will be able to fund our operations into the following year. The Company is currently not seeking to raise additional funds through another private placement.

Our registration rights agreements applicable to our Series A, Series A-1 and Series B preferred stock require us to pay liquidated damages, and potentially trigger early premium redemption rights, if the Company does not timely file required registration statements, or if the Company does not keep them continuously effective for the required amount of time. Liquidated damages pertaining to the non effectiveness of the registration statements have been accrued in the accompanying condensed consolidated financial statements (See Note 7 in the accompanying condensed consolidated financial statements). No amounts have been or will be accrued for any potential redemption rights unless such rights are exercised.

Without demonstrating commercial feasibility and/or securing customers, we do not believe that we will be able to secure additional capital necessary to fund operations through private placements of our securities, or achieve sufficient revenues to operate at a cash flow breakeven.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (R), “Share-Based Payment”. SFAS No. 123 (R) revises SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”. SFAS No. 123 (R) focuses primarily on the accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123 (R) requires companies to recognize in the statement of operations the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards (with limited exceptions). SFAS No. 123 (R) is effective as of the first interim or annual reporting period that begins after June 15, 2005 for non-small business issuers and after December 15, 2005 for small business issuers. Accordingly, the Company adopted SFAS No. 123 (R) in its quarter ending March 31, 2006.

BUSINESS

General and Business Development

The Company is currently a development stage company with no revenues to date. We hold a patent for a dry disaggregation technology, which dry separates agricultural products and sorts them according to various properties. The technology may have applications across numerous industries. The Company intends to fully commercialize its technology. The technology is expected to produce, as a final product, either highly micronized particles, based on customers requirements or various fractions of separated materials.

We commenced business in July 2002 when our founders formed DDS Holdings, Inc. to acquire rights to, and commercialize, a patented dry disaggregation system technology in North, South and Central America, the Caribbean (excluding Cuba) and Africa. The founders and initial investors subsequently acquired control of Black Diamond Industries, Inc., a Florida corporation, in a reverse merger on November 14, 2002. Black Diamond Industries, Inc. was a public company that conducted no business other than to seek a suitable acquisition partner. Thereafter (in December 2002), Black Diamond Industries, Inc. reincorporated in Delaware and changed its name to DDS Technologies USA, Inc. (“DDS Delaware”). On April 4, 2003, the holders of approximately 88% of the outstanding shares of DDS Delaware exchanged their shares for shares representing approximately 97% of the shares of Fishtheworld Holdings, Inc., a Florida corporation. Thereafter (in May 2003), Fishtheworld Holdings, Inc. effected a reincorporation merger in the State of Nevada and changed the name of the corporation to DDS Technologies USA, Inc. (“DDS Nevada”). Fishtheworld Holdings, Inc. was a public company that conducted no business other than to seek a suitable acquisition partner. On October 17, 2005, we merged DDS Delaware into us and DDS Holdings became a direct wholly-owned subsidiary of ours. The Company has never been subject to any bankruptcy, receivership or similar proceedings.

The Company is conducting tests on products in conjunction with a number of major companies in the food ingredient, flavoring and spice industries as well as health food and pharmaceutical products. The Company has also entered into an exclusive licensing agreement with Xethanol Corporation, a leading bio-mass to ethanol producer and technology developer. Under this agreement Xethanol will apply the DDS Technology to its own manufacturing operations and market the DDS Technology in conjunction with its own licensed technology to other small and medium sized ethanol producers throughout the United States.

Corporate Information

DDS Technologies USA, Inc. is a Nevada corporation, the address of our principal executive office is 150 East Palmetto Park Road Suite 510 Boca Raton, Florida 33432, and our telephone number at that address is (561) 750-4450.

Description of the Dry Disaggregation Technology

The dry disaggregation technology is the result of research that began in 1964 by a group of technical research analysts and scientists in the alimentary field. They developed a system of “disaggregation” of structures, called “crushing to collision,” through which the fragments of matter, both organic and inorganic, endure violent accelerations and decelerations, which cause the disaggregation of the structure. The particles are separated as a function of their specific weight. Although research on the technology began over 40 years ago, only in the last few years has it been developed to the point of potential commercial application. A patent filed with the European Patent Office covering the central aspects of the technology was licensed and ultimately transferred to the Company. The Company has recently been granted U.S. Patent No. 6,848,582 for this technology.

The dry disaggregation technology processes dry ingredients and reduces the size of the particles to between 5 and 20 microns. This micronization allows temperature sensitive ingredients to be “milled” to a size that heretofore was not readily attainable. In addition, it is believed that by using different specific weights for output, the dry disaggregation technology will be able to “fractionalize” products in a way that will allow the components of the raw material inputs to be sorted into separate materials. By separating the various components of agricultural materials (protein, starch, fiber, etc.) the technology offers versatility and economic gains for processors. Many waste materials that were once thought too expensive to process can be economically converted to usable products.

Initial analysis of the production version of our dry disaggregation machine by consulting engineers we have engaged for this purpose has revealed that the machine does not fully disaggregate organic material to the extent that a prototype research machine does, and therefore requires additional development work. However, the production version does micronize very effectively to particle sizes of between 5 and 20 microns which provides application opportunities and commercial potential in a number of industries.

Potential Applications and Marketing Plan

DDS is no longer pursuing contaminated sulfur processing or mine tailings as market segments. DDS, Sulfur Solutions, Inc. (“SSI”) and Knoll Ventures, Inc. (“Knoll”), have terminated the Exclusive License Agreement (the “Sulfur Agreement”), dated February 18, 2005, by and among DDS, SSI and Knoll, relating to sulfur and sulfur derivative materials, and the Exclusive License Agreement (the “Mine Tailings Agreement”), dated June 30, 2005, by and among DDS and Knoll, relating to metals and other materials from mining, mine waste and or tailings. The DDS machine shipped in October 2005 to Sulfur Solutions and Knoll Ventures in Calgary, Canada, has been returned to the DDS Research and Development Center in Norcross, Georgia, where it will be deployed for ongoing DDS technology development work. Sulfur Solutions and Knoll Ventures have elected not to proceed with test work on sulfur purification or mine tailings, after exploring some opportunities with organic materials, due to other business priorities.

The Company intends to concentrate its marketing/sales efforts on the following market segments in which the Company believes that revenue can be achieved in the shortest possible time. These markets segments are:

Ethanol

In October 2005 the Company entered into an Exclusive Licensing Agreement with Xethanol Corporation for the application of the DDS Technology to the production of ethanol. Our technology could have significant applications in the biomass waste-to-ethanol industry. This industry includes corn, stover and other associated waste streams. Our process allows us to separate solid waste into starch or cellulose and other consumable nutrients. The starch or cellulose fractions could be employed as feedstock in ethanol plants producing ethanol and the productivity of the ethanol fermentation process could be significantly improved. Our technology also offers potential environmental benefits by utilizing waste materials which would otherwise be left in the fields contributing to carbon dioxide emissions.

Animal Feed

Our technology could have application in the market for both livestock and domestic pets. The technology allows the feed products, derived from a variety of raw materials, to be tailored to the specific nutritional requirements of each type of animal. Preliminary tests have indicated that the livestock and pet industries can achieve cost savings as a result of the improved nutritional value derived from using the dry disaggregation technology.

Other Organic Product Industries

The Company’s technology has potential application in a number of other industries which are under consideration, including wine, soy bean, rice, sugar, tobacco and coffee.

Primarily, our intended customers are relatively large processors of human and animal feed. While the Company has had significant discussions with a number of potential customers, selling to these companies involves a relatively long sales cycle with significant due diligence and testing on the part of the customers. A prototype machine is currently located in Norcross, Georgia, where the Company is utilizing it for research and development work as well as a demonstration machine for potential customers.

Revenue Model

Our business plan contemplates that the Company will sell or lease machinery employing the dry disaggregation technology, and obtain a royalty based on the amount or value of the product processed through the machines. The Company may also enter into joint venture or strategic partner arrangements in which the Company will retain an equity interest in the profits from the sale of products processed with our machinery. While the Company is in discussions with a number of other potential customers, the Company may be required to alter its revenue model if the Company is unsuccessful in signing contracts with these and other potential customers. In addition, our preferred revenue model may require us to obtain substantial additional financing and if the Company is unable to raise sufficient financing the Company may need to revise its business model or reduce its expectations.

Manufacturing

The Company does not manufacture the DDS machines. It has a manufacturing agreement to purchase the equipment directly from a manufacturer in St. Louis, MO. The Company undertakes technical design, development and manufacturing operations at its research and development facility in Norcross, Georgia.

Competition

The Company is unaware of any competitor which is focused on similar methods of increasing yields in food processing. However, there are numerous methods of increasing raw material yields using dissimilar processes and the Company will need to show attractive cost-savings to our customers in order to compete effectively.

Our primary competitors (in the micronizing market) manufacture milling equipment and are substantially larger and better capitalized than the Company. However, our process provides unique benefits and may provide superior results to traditional milling practices. The dry disaggregation technology permits the milling of products, primarily food products, at ambient temperature while traditional milling equipment generates heat in the milling process thus having the potential to reduce nutritional value in temperature sensitive products. In addition, the dry disaggregation technology is able to “mill” product to between 5 and 20 microns, which is well below the size of the traditionally milled products allowing particles to be absorbed more easily than the traditionally milled products.

Patents and Proprietary Protection

The Company relies on a combination of our patent, trade secrets and know-how to establish and protect our proprietary rights to our technologies and products. The Company has obtained the exclusive ownership of the pending patent, # 02425336.1, which was filed with the European patent office on May 28, 2002, and also the patent granted by the U.S. Patent and Trademark Office, Patent No. 6,848,582 in February 2005, which relate to the dry disaggregation system (Micrometric Separator Technology). The Company is in the process of filing for protection of the patent assignment in the corresponding offices in numerous foreign jurisdictions. The Company had previously licensed the patented technology. The Company has also acquired ownership of two prototype machines.

The patent relates to the Longitudinal Micrometric Separator for Classifying Solid Particulate Materials. The Company’s management believes that this dry disaggregation technology is a unique process, in which fragments of organic and inorganic matter are “crushed to collision” enduring violent accelerations and decelerations causing the disaggregation of the material’s structure. The proprietary dry disaggregation technology utilizes a longitudinal micrometric separator, along with other technologies, to separate various fractions (proteins, fibers, starch, etc.) into value added products for further processing or resale. The Company has demonstrated the technology to a number of potential customers all of whom agree the technology has commercial potential but requires further development with which they are prepared to cooperate.

Management of the Company believes that the results obtained utilizing the dry disaggregation technology is unattainable with any other currently available technology.

The Company is particularly sensitive to the protection of trade secrets and requires its customers, executives, technical employees, consultants and other parties to execute confidentiality agreements. These agreements prohibit disclosure of confidential information to third parties except in specified circumstances. These agreements also generally provide that all confidential information relating to our business is the exclusive property of the Company.

Research and Development Costs

The Company spent approximately $135,000 during 2004 and $315,000 during 2005 on research and development activities and expects to spend approximately $200,000 in 2006. No research and development costs are borne by the Company’s customers.

Governmental Regulations

The Company is subject to various state and federal laws, regulations and guidelines relating to safe working conditions and sales practices. While our customers are generally subject to extensive regulation by the U.S. Food and Drug Administration, which may affect their specifications for products supplied by the Company, the Company’s products and operations are not directly subject to such regulation. Furthermore, our operations are such that the Company is not directly subject to any local, state or federal environmental laws.

Properties

We own no real property and currently lease all of our office space. We lease the office space that houses our executive offices in Boca Raton, Florida, totaling approximately 1,950 square feet. The lease expires in January 2007. We use this facility for our executive, marketing, administrative, finance and management personnel. In August 2005, we entered into a lease agreement for office space for our Research and Development center located in Norcross, Georgia. The lease is for a period of three years beginning in November 2005.

Employees

We have four employees, all of whom are full time employees and dedicated to either administration or sales. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We believe that our relations with our employees are good.

Legal Proceedings

The Company is a defendant in a lawsuit whereby the plaintiff contends that it is entitled to a commission for allegedly procuring financing for a transaction. The Company filed an Answer and Affirmative Defenses. The plaintiff seeks damages totaling $175,584, plus interest from December 31, 2002. The Company believes the suit is without merit and is vigorously defending its position. In the opinion of management, this suit will not have a material adverse effect on the Company’s consolidated financial position or results of operations.

On January 19, 2006 the Company was served with a third party summons in the Circuit Court of Palm Beach County, Florida by a plaintiff who is a defendant in a dispute over a share transaction. We filed a motion to dismiss on February 8, 2006. The Company believes that the complaint is without merit and is vigorously defending its position. In the opinion of management this suit will not have a material adverse effect on the Company’s consolidated financial position or results of operations.

The Company is a defendant in a lawsuit whereby a stockholder and former president of the Company contends that it is entitled to receive consulting fees under a consulting agreement (See Note 3 to the Company’s Financial Statements). The Company suspended payments and terminated the consulting agreement due to non compliance by the plaintiff with the terms of the agreement. The Company has filed an Answer and Affirmative Defenses and a Counterclaim alleging breach of the consulting agreement and breach of fiduciary duty.

On October 19, 2005 the Company entered into a Marketing & License Agreement and a Mutual Release with Xethanol Corporation (“Xethanol”). The Agreement grants Xethanol a license with respect to the Company’s proprietary dry disaggregation technology to extract materials from agricultural commodities including corn and cellulosic biomass to be used as ethanol production feedstock in Xethanol’s ethanol production facilities. In addition, the Company has granted Xethanol an exclusive license, with certain exceptions, to market the Company’s dry disaggregation technology to the ethanol industry in the USA.

The Company and Xethanol had been engaged in litigation regarding a Pre-Formation Agreement previously entered into by the two companies. The dispute has now been amicably settled. Pursuant to the agreement, the parties entered into a Mutual Release, pursuant to which each party discharged the other from all claims and liabilities and the parties have agreed to dismiss all pending litigation proceedings. As part of the settlement, the Company was obligated to make a payment of $50,000 and issue 200,000 restricted shares of its stock to Xethanol and Xethanol released the DDS machine. The shares were valued at $176,000. The Company recorded $226,000 as a settlement amount in the accompanying consolidated statement of operations for the year ended December 31, 2005.

MANAGEMENT

Our executive officers, directors and some of our key employees, and their ages as of May 8, 2006, are as follows:

Name	Age	Principal Position
Robert L. Devereux	46	Director

Dennis Duitch	61	Director

Craig L. Farlie	39	Director

Marc Mallis, M.D.	55	Director

Spencer L. Sterling	72	Director, Chairman of the Board, President and Chief Executive Officer

Joseph Fasciglione	53	Chief Financial Officer

Kerin Franklin	40	Senior Vice President - Business Development and Chief Technology Officer

Robert L. Devereux and Dennis Duitch were appointed to the Company’s Board of Directors on December 20, 2005. On January 4, 2006, Robert J. Rosen, James R. von der Heydt, Charles F. Kuoni III and Leo P. Koulos resigned as Company directors. Each of our directors serves for a term of one year or until his successor is elected. Our officers serve at the pleasure of our Board of Directors. None of our directors or executive officers are related.

The following is a description of the business experience of each of our directors and executive officers:

Robert L. Devereux, Director

Robert L. Devereux, aged 46, joined the Board of Directors in January 2006. Mr. Devereux has over twenty years of diverse legal experience representing and advising growing entities on regulatory and corporate matters, including serving as a partner in the law firm of Devereux Murphy, LLC since 1994. He has served on the Board of Directors of Father Dunne’s Home for Boys, Tengasco, Inc., and Triad Bank, of which he is a founder. Mr. Devereux received his J.D. degree from the St. Louis University School of Law, holds a B.S. in Business Administration with a concentration in Finance from St. Louis University and is a member of the American Bar Association.

Dennis Duitch, Director

Dennis Duitch, aged 61, joined the Board of Directors in January 2006. Mr. Duitch has over thirty years of business experience and founded Duitch & Franklin, LLC, a Certified Public Accounting, Consultancy, and Business Management firm. He expanded Duitch & Franklin, LLC to a team of over 75 employees and subsequently sold the firm to a public company. Since 2001 he has worked as an independent consultant. Mr. Duitch has extensive experience in business strategy, operations, mergers and acquisitions, deal structuring, and financial planning. He holds an M.B.A. from Northwestern University and is an accredited Certified Public Accountant. He serves as a business and university lecturer and as a director and advisor to numerous boards. Mr. Duitch also served as Vice Chairman of AGN (Accountants Global International).

Craig L. Farlie, Director

Craig L. Farlie, aged 39, joined the Board of Directors in June 2006. Mr. Farlie has been a partner at Farlie, Turner & Co., LLC and Bayshore Partners, LLC, from 2004 to the present. He co-founded Farlie, Turner & Co., LLC, an investment banking firm focused on providing merger and acquisition, financing and strategic advisory services to middle market companies. Bayshore Partners, LLC is an affiliate of Farlie Turner and a member of NASD & SIPC. Mr. Farlie was a partner at Kiaora Consulting Co. and W&F Advisors, Inc. from 2002 to 2004. He was Co-Chief Executive Officer, President and Director of PrintSource USA, Inc. (a commercial sheet-fed printer), which he co-founded, from 1998 to 2001. Mr. Farlie holds an M.B.A. (Finance) from The University of Pennsylvania’s Wharton School of Business and an A.B. from Princeton University.

Marc Mallis, M.D., Director

Dr. Mallis, aged 55, joined the Board of Directors in August 2002. Dr. Mallis is a principal with Retina Vitreous Associates of Florida Agia, Mallis and Pautler P.A. Inc., from 1980 to the present, where he is engaged in the practice of medicine with a specialty in ophthalmology. Dr. Mallis graduated from New York Medical College and attended the Ophthalmology Course of Stanford University School of Medicine. Dr. Mallis interned at Geisinger Medical Center, Department of Ophthalmology in Danville, Pennsylvania, performed his residency at New York

Medical College, Department of Ophthalmology, Valhalla, New York, and received a Vitreo-Retinal fellowship at Ohio State University, Columbus, Ohio.

Spencer L. Sterling, Chairman of the Board, President, Chief Executive Officer and Director

Spencer L. Sterling, aged 72, has served as our Chairman of the Board since March 2006, Interrim Chairman of the Board since January 2006, and as our President, Chief Executive Officer and Director since October 2003. From 1972 to 1994, Mr. Sterling held senior management positions with the Ford Motor Company in South Africa, Australia, Canada, Europe and the United States; and with the Sigma Motor Corporation, a wholly owned subsidiary of the Anglo American Corporation in South Africa. From 1983 to 1984, Mr. Sterling was Managing Director of the Sigma Motor Corporation that merged with Ford South Africa, in 1985, to form the South African Motor Corporation (SAMCOR). In 1985, Mr. Sterling was appointed Group Managing Director and Chairman of subsidiaries of SAMCOR. In 1992, he was appointed Chairman of the Board and a Director of The Anglo American Industrial Corporation. Mr. Sterling has served as President of the National Association of Automobile Manufacturers of South Africa (NAAMSA), President of the South African Chamber of Business and is a former member of the Corporate Forum. He has been awarded an Honorary Professorship in the Faculty of Engineering by the University of Pretoria and has served on the Council of the University and on the Advisory Council, Faculty of Engineering, of the University of Stellenbosch in South Africa. Mr. Sterling is a graduate of Maritzburg College and holds a BSc. degree in Metallurgy and Engineering from Pretoria University and an MBS from the Wits Graduate School of Business in South Africa.

Joseph Fasciglione, Chief Financial Officer

Joseph Fasciglione, aged 53, joined the Company in October 2002. Prior to joining us he held the position of President of Alliance Financial Services, a financial consulting company providing services to small and medium sized businesses. From 1998 until 2000 Mr. Fasciglione was employed as a business analyst for AT&T Wireless Services where he provided financing analysis related to local cluster operations. From 1995 to 1997, Mr. Fasciglione acted as Director of Business Operations for AT&T Wireless Services during which time he held primary responsibility for budget preparations, forecasting and various financial analysis. From 1993 until 1994, Mr. Fasciglione acted as Operations Manager also for AT&T Wireless Services. From 1990 to 1992, he held the position of CFO for Professional Reimbursement Solutions of Dallas, Texas, where he was responsible for all financial and administrative functions for a large closely held operation. From 1983 until 1990, Mr. Fasciglione held at different times the positions of Regional Business Manager & Controller, Assistant Controller and Manager of Budgeting and Internal Reporting for Metromedia Paging of Dallas, Texas. From 1981 until 1983 he acted as Corporate Accounting Manager for Homequity Relocation Services, Inc. of Wilton, Connecticut. Mr. Fasciglione acted as Corporate Budget manager for Frank B. Hall & Company, Inc., a major international commercial insurance brokerage firm from 1979-1981 and as Senior Internal Auditor for Levitt Homes, Inc. from 1976 until 1979. Mr. Fasciglione also served as a Staff Auditor for Grant Thornton Accountants and Management Consultants from 1975 to 1976. Mr. Fasciglione holds a BBA in Accounting from Iona College, New Rochelle, New York, and a CPA designation from New York.

Kerin Franklin, Chief Technology Officer

Kerin Franklin, aged 40, joined the Company in May 2003 as Chief Technology Officer. Prior to joining us, Ms. Franklin was General Manager and CEO of FoodWave (a start-up business involving new technology in milling and grinding food stuff) and Senior Vice President of Research and Development and QA for Frontier Natural Brands (2001 to 2003), Vice President of Research and Development, Celestial Seasonings Inc., (1999 to 2001 and 1995 to 1998) and Senior Director of Research and Development, the Daily Wellness Company. Ms. Franklin has an M.S. Degree in Food Science and Human Nutrition from Colorado State University.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our directors and executive officers and persons who beneficially own more than 10% of our common stock, are required to make certain filings on a timely basis with the SEC. Reporting persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by them. Based on our review of the copies of Section 16(a) forms received by us, and on written representations from reporting persons concerning the necessity of filing a Form 5 - Annual Statement of Changes in Beneficial Ownership, we believe that, during the fiscal year ended

December 31, 2005, all filing requirements applicable to reporting persons were met, except with respect to the following:

Robert J. Rosen filed one late Section 16 report during 2005: a Form 4 filed on April 15, 2005 (relating to the issuance of options by the Company on January 11, 2005).

Charles F. Kuoni III filed one late Section 16 report during 2005: a Form 4 filed on April 20, 2005 (relating to the acquisition of Series A Preferred Stock and warrants from the Company on April 12, 2005).

James R. von der Heydt filed two late Section 16 reports during 2005: a Form 4 filed on April 15, 2005 (relating to the issuance of options by the Company on January 11, 2005) and a Form 4 filed on April 20, 2005 (relating to the acquisition of Series A Preferred Stock and warrants from the Company on April 12, 2005).

Leo P. Koulos filed one late Section 16 report during 2005: a Form 4 filed on April 20, 2005 (relating to the acquisition of Series A Preferred Stock and warrants from the Company on April 12, 2005).

Robert J. Rosen, Charles F. Kuoini III, James R. von der Heydt and Leo P. Koulos resigned as directors on January 4, 2006. None of them filed a Form 5 during 2006 with respect to 2005, and the Company did not request or receive a written representation from any of them whether such a report was required, nor does the Company otherwise know whether such a report was required to be filed by any of them.

Dr. Marc J. Mallis filed one late Section 16 report during 2005 and two late Section 16 reports during 2006: a Form 4 filed on April 20, 2005 (relating to the acquisition of Series A Preferred Stock and warrants from the Company on April 12, 2005), a Form 4 filed March 2, 2006 (relating to the acquisition of common stock on January 27, 2006 and the issuance of Company stock options on January 27, 2006) and a Form 4 to be filed (relating to the acquisition of Series B Preferred Stock and warrants from the Company on January 4, 2006, and the exercise of short term warrants on April 12, 2006 to acquire Series A-1 Preferred Stock and warrants from the Company).

Robert L. Devereux filed two late Section 16 reports during 2006 for 2005 and 2006: a Form 3 to be filed (relating to his initial statement of ownership) and a Form 4 to be filed (relating to the acquisition of Series B Preferred Stock and warrants from the Company on January 4, 2006, the acquisition of common stock on January 27, 2006, the issuance of Company stock options on January 27, 2006, and the acquisition of short term warrants and their exercise on April 19, 2006 to acquire Series A-1 preferred stock and warrants from the Company).

Dennis Duitch filed one late Section 16 report during 2006 for 2005 and 2006: a Form 3 filed on March 2, 2006 (relating to his initial statement of ownership, which included the issuance of Company stock options on January 27, 2006).

Joseph Fasciglione filed one late Section 16 report during 2005: a Form 4 filed on June 21, 2005 (with respect to an open market acquisition of common stock on June 15, 2005).

We have issued common stock as quarterly dividends on our Series A Preferred Stock and our Series B Preferred Stock, which stock dividends are not subject to Section 16 reporting.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents information concerning compensation for our chief executive officer for services in all capacities during the years indicated. None of our other three most highly compensated executive officers, together with our chief executive officer referred to as our named executive officers, had total annual salary and bonus in excess of $100,000.

Name and Principal Position					Long Term Compensation		All Other Compensation ($)
	Annual Compensation				Awards
	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options / SARs (#)
Spencer L. Sterling, Interim Chairman of the Board, President & Chief Executive Officer (1)	2005 2004 2003	169,622 147,130 25,000	0 50,000 0	0 0 28,900	0 0 0	400,000 0 400,000	0 0 0

(1)	Mr. Sterling has served as President and Chief Executive officer since October 30, 2003.

Option/SAR Grants In Last Fiscal Year

The following table sets forth information concerning grants of stock options made during the fiscal year ended December 31, 2005 to our named executive officers. No stock appreciation rights were granted during the fiscal year ended December 31, 2005.

Individual Grants

Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Expiration Date
Spencer L. Sterling (1)	400,000	50.0	1.00	03/29/2015

(1)	Mr. Sterling has served as President and Chief Executive officer since October 30, 2003.

Aggregated Options Exercises In Last Fiscal Year and Fiscal Year-End Option Values

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-Money Options at Fiscal Year End ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Spencer L. Sterling (1)	0	0	300,000	600,000	0	0

(1)	Mr. Sterling has served as President and Chief Executive officer since October 30, 2003.

Employment Agreements, Recent Changes in CEO Compensation and Option Repricing

On March 29, 2005 the Company entered into a five year employment agreement with Spencer Sterling as President and Chief Executive Officer. Mr. Sterling is compensated with an annual base salary of $180,000. Mr. Sterling’s salary will be reviewed at least annually for merit increases and may, by action and in the discretion of the Board, be increased at any time or from time to time.

Mr. Sterling will be permitted to participate in pension, profit sharing, bonus, life insurance, medical and other employee benefit programs offered by us. He is additionally granted the option to purchase up to 400,000 shares of our common stock at an exercise price of $1.00 per share subject to the terms and conditions of the option agreement. Upon his termination for “Good Reason” or other than for “Cause” under the agreement, Mr. Sterling will continue to be paid his base salary until the earlier of (i) the first anniversary of the date on which his employment is terminated or (ii) March 29, 2010.

In May 2006, the Board increased Mr. Sterling’s compensation. Mr. Sterling’s salary has been increased $20,000, effective May 1, 2006, to $200,000 per year. The Board also approved an annual cash bonus plan formula for Mr. Sterling with performance criteria based on 2006 equipment sales and gross margin targets. The Board granted Mr. Sterling a fully vested option to purchase up to 750,000 shares of our common stock, $.0001 par value, over a 10 year period, at various exercise prices equal to or above the closing price of our common stock on the date of grant (May 16, 2006), 50,000 shares of which relate to his service as Chairman of the Board. In connection with such stock option grant, the Board and Mr. Sterling cancelled prior stock option grants to Mr. Sterling for the following share amounts and exercise prices: 400,000 shares at $7.00, 50,000 shares at $8.00 and 50,000 shares at $3.96. The Board retains the right to pay other cash or option bonus amounts with performance criteria based on overall Company performance, but targets, goals and payouts determined in the Board’s discretion. The current objective would be to grant Mr. Sterling additional stock options, up to an aggregate total of 5% of the Company’s outstanding common stock on a fully diluted basis, as a component of his bonus compensation over the next several years.

In May 2003, the Company entered into an employment agreement with Kerin Franklin as our Chief Technology Officer. For her services, Ms. Franklin will be compensated with an annual base salary of $84,000 and is eligible to receive an annual bonus at the discretion of the Board of Directors. Ms. Franklin is also entitled to a commission, payable quarterly, equal to 5% of the prior quarter’s net cash receipts attributable to business she secured.

Ms. Franklin will be permitted to participate in pension, profit sharing, bonus, life insurance, medical and other employee benefit programs offered by us. She is additionally granted pursuant to the Plan, the option to purchase up to 600,000 shares of our common stock at an exercise price of $5.00 per share. Ms. Franklin will also be offered an office allowance for expenses. Upon her termination for “Good Reason” or other than “For Cause” under the agreement, Ms. Franklin will be paid a lump sum severance payment equal to her basic compensation, including her salary, bonuses and benefits, for the greater of 18 months or until May 15, 2008.

Stock Option Plan

Our Board adopted the DDS Technologies USA, Inc. 2003 Stock Option Plan on May 15, 2003, subject to approval by our stockholders within 12 months. The 2003 Stock Option Plan was never submitted to, and accordingly never approved by, our stockholders. Under the terms of the 2003 Stock Option Plan, if our stockholders do not approve the plan with 12 months after approval by our Board, then any grants that already had occurred will be rescinded and no additional grants will be made. Nevertheless, our Board has granted several stock options purportedly under the 2003 Stock Option Plan.

Our Board adopted the DDS Technologies USA, Inc. Stock Option Plan in April 2006, and has already approved some grants under the Stock Option Plan, subject to approval by our stockholders of the Stock Option Plan. Our stockholders approved the Stock Option Plan in June 2006. The terms of the Stock Option Plan are substantially the same as the terms of the 2003 Stock Option Plan; however, there is an individual per year grant limitation for purposes of Section 162(m) of the IRC, and there is no stated time period for stockholder approval. When our Board adopted the Stock Option Plan, it approved “replacement” grants under the Stock Option Plan on terms the same as the material terms (such as optionee, number of shares, exercise price, duration, vesting, etc.) of grants previously approved by our Board purportedly to be granted under the 2003 Stock Option Plan, which prior grants had either been rescinded or were not authorized to be made under the 2003 Stock Option Plan. The grants already made under the Stock Option Plan replace or are in lieu of, and not in addition to, prior grants purportedly intended to be made under the 2003 Stock Option Plan (and reflected in the “Equity Compensation Plan Information” table above).

Equity Compensation Plan Information

The following table sets forth the securities we purportedly issued through equity compensation plans (i.e., the 2003 Stock Option Plan) as of December 31, 2005:

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted - average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	n/a	n/a	n/a
Equity compensation plans not approved by security holders	2,600,000	$3.93	400,000
Total	2,600,000	$3.93	400,000

Since December 31, 2005, stock options covering 900,000 shares that were granted to former Company directors expired unexercised in accordance with their terms, our Board granted stock options covering 391,706 shares to our current non-employee directors and 800,000 shares to our employees, and stock options covering 500,000 shares granted to our CEO were cancelled.

Director Compensation

We do not pay cash director fees to directors who are our employees. For fiscal 2005, our non-employee (i.e., independent) directors received an annual retainer of $20,000 and our chairman of the board received an annual retainer of $60,000. The committee chairman received an additional annual retainer of $5,000. In addition, non-employee directors received a one-time option grant of 100,000 options, subject to a vesting schedule, at an exercise price equal to the fair market value of our common stock on the grant date. Our non-employee directors were reimbursed for out-of-pocket expenses incurred in connection with their attendance at board meetings. For fiscal 2005 services, the non-employee directors were compensated as follows: Mr. James von der Heydt received payment of $32,000 and a promissory note in the amount of $30,000. Mr. Leo P. Koulos received payment of $14,500 and a promissory note in the amount of $12,500. Mr. Charles F. Kuoni III received payment of $12,500 and a promissory note in the amount of $12,500. Mr. Robert J. Rosen received payment of $10,000 and a promissory note in the amount of $10,000. Dr. Marc J. Mallis received payment of $12,500 and a promissory note in the amount of $12,500. Each of such promissory notes is subordinate to all other debts and obligations of the Company and would become payable only if the Company becomes cash flow positive.

On January 27, 2006, our Board approved a new compensation arrangement for directors. Only non-employee directors are compensated for their director service, except for the Chairman position, which may provide additional compensation. In May 2006, Spencer L. Sterling, our Chairman, President and Chief Executive Officer, received a stock option grant for 50,000 shares of common stock related to his service as Chairman of the Board. Each non-employee director receives 35,000 shares of our common stock and $25,000 (plus an additional $10,000 for the chairman of the board or any board committee chair) worth of stock options to purchase our common stock upon initial election or appointment to the Board, and an additional 35,000 shares of our common stock and $25,000 (plus an additional $10,000 for the chairman of the board or any board committee chair) worth of stock options to purchase our common stock upon each subsequent annual election to the Board (or anniversary of such directors’ appointment, if no election of directors is held in a subsequent year). For the purpose of calculating the number of stock options to be granted, the value of a single stock option is deemed to equal the fair market value of a share of our common stock on the date of grant. All such non-employee director stock options have an exercise price equal to the fair market value of a share of our common stock on the grant date, have a term of 10 years and vest immediately. Pursuant to the foregoing, as of January 27, 2006 and June 23, 2006, respectively, our non-employee directors received stock options for the following number of shares: Mr. Devereux, 85,365 and 46,667 shares, Mr. Duitch, 85,365 and 46,667 shares, Mr. Farlie, 33,333 shares (June 23, 2006) and Mr. Mallis, 60,976 and 33,333 shares. Each non-employee director receives $1,000 each time he attends a meeting of the Board or a meeting of a Board committee of which he is a member. Each non-employee director who serves as chairman of the board or a Board committee chair receives an additional $500 each time he attends any Board or Board committee meeting. All directors are reimbursed for travel expenses related to attending Board and committee meetings.

Indemnification of Officers and Directors

Our certificate of incorporation and bylaws designate the relative duties and responsibilities of our officers, establish procedures for actions by directors and stockholders and other items. Our certificate of incorporation and bylaws also contain indemnification provisions that permit us to indemnify our officers and directors to the maximum extent provided by Nevada law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Directors and Officers Liability Insurance

We have obtained directors’ and officers’ liability insurance with an aggregate liability for the policy year, inclusive of costs of defense, in the amount of $5,000,000. This policy expires October 15, 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of our capital stock as of June 26, 2006 by:

•	Each of our directors;

•	Each of our executive officers named in the Executive Compensation Table;

•	All of our directors and executive officers as a group; and

•	Each person known by us to beneficially own more than 5% of our outstanding common stock.

As of June 26, 2006, 20,828,960 shares of our common stock were outstanding, no shares were held in treasury and 2,175 shares of Series A preferred stock, 1,567.5 shares of Series B preferred stock and 2,055 shares of Series A-1 preferred stock were issued and outstanding.

Beneficial ownership is determined in accordance with SEC rules and regulations. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, (i) shares of common stock subject to options held by that person that are currently exercisable or become exercisable within 60 days of June 26, 2006 are considered to be beneficially owned by such person and (ii) shares of common stock which can be acquired upon the exercise of all outstanding warrants within 60 days of June 26, 2006 are considered to be beneficially owned by such person. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, we believe that all persons named in this table have sole voting power and investment power over all the shares beneficially owned by them. Unless otherwise indicated, the address of each person listed in the following table is 150 East Palmetto Park Road, Suite 510, Boca Raton, Florida 33432.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)		Percent of Class (%)		Shares of Preferred Stock Beneficially Owned	Percent of Class (%)
Spencer L. Sterling (2)	1,000,000		4.6		—
Joseph Fasciglione	161,750		*		—
Kerin Franklin	600,000	(3)	2.8		—
Marc J. Mallis, MD (4)	1,839,879		4.99	(11)	20 shares of Series A	*
					20 shares of Series A-1	1.0
					35 shares of Series B	2.2
DDS Technologies Ltd. (current address unknown) (5)	4,000,000		19.2		—
Robert L. Devereux (6)	1,015,013		4.7		100 shares of Series A-1	4.9
					100 shares of Series B	6.4
Dennis Duitch (7)	202,032		1.0		—
Craig L. Farlie (8)	68,333		*		—
Mr. & Mrs. Lee Rosen (9) 17698 Foxborough Lane Boca Raton, FL 33496	1,179,000		5.7		—
All directors, nominees and officers as a group (7 persons) (10)	4,887,007		19.2		20 shares of Series A	*
					120 shares of Series A-1	5.8
					135 shares of Series B	8.6

*	Represents less than 1%.

(1)	For purposes of this table, beneficial ownership is computed pursuant to Rule 13d-3 under the Exchange Act; the inclusion of shares as beneficially owned should not be construed as an admission that such shares are beneficially owned for purposes of the Exchange Act. Under SEC rules, a person is deemed to be a “beneficial owner” of a security he or she has or shares the power to vote or direct the voting of such security or the power to dispose of or direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security.

(2)	Mr. Sterling, Chairman, President, CEO and member of the Board of Directors of the Company, has the right to acquire, within 60 days following June 26, 2006, 950,000 shares of common stock from stock options.

(3)	Kerin Franklin holds options to purchase 600,000 shares of common stock of the Company at an exercise price of $5.00 per share, all of which are exercisable.

(4)	Dr. Marc Mallis, MD is the General Partner of The Mallis Limited Partnership and serves on the Board of Directors of the Company. Shares held by The Mallis Limited Partnership are owned beneficially by Dr. Mallis. Dr. Mallis has the right to acquire, within 60 days following June 26, 2006, beneficial ownership of 528,280 shares of common stock, in the aggregate, from options, warrants and/or conversion privileges.

(5)	DDS Technologies Ltd. held the patent for the dry disaggregation system technology which was subsequently assigned to the Company. To our knowledge, Umberto Manola holds 60% of the outstanding shares of common stock of DDS Technologies Ltd.

(6)	Mr. Devereux serves on the Board of Directors of the Company. Mr. Devereux has the right to acquire, within 60 days following June 26, 2006, 814,385 shares of common stock, in the aggregate, from options, warrants and/or conversion privileges.

(7)	Mr. Duitch serves on the Board of Directors of the Company. Mr. Duitch has the right to acquire, within 60 days following June 26, 2006, 132,032 shares of common stock from stock options.

(8)	Mr. Farlie serves on the Board of Directors of the Company. Mr. Farlie has the right to acquire, within 60 days following June 26, 2006, 33,333 shares of common stock from stock options.

(9)	Of these 1,179,000 shares of common stock of the Company, 604,000 shares are owned by Lee Rosen and 575,000 shares are owned of record by Julia Rosen. Lee Rosen is a founder of, and consultant to, the Company.

(10)	The officers and directors, as a group, have the right to acquire, within 60 days following June 26, 2006, 3,024,697 shares of common stock, in the aggregate, from options, warrants and/or conversion privileges.

(11)	Pursuant to a Beneficial Ownership Limitation (in the Certificate of Designation of Preferences, Rights and Limitations of Series A 6% Convertible Preferred Stock, the Certificate of Designation of Preferences, Rights and Limitations of Series A-1 6% Convertible Preferred Stock, the Certificate of Designation of Preferences, Rights and Limitations of Series B 7% Convertible Preferred Stock and various long term warrants), the shares of Series A, Series A-1 and Series B preferred stock, and the long term warrants, held by Dr. Mallis may not be converted or exercised into common stock if the result of such conversion would cause Dr. Mallis to beneficially own more than 4.99% of the Company’s issued and outstanding common stock. However, Dr. Mallis can increase the Beneficial Ownership Limitation to 9.99% (no limitation under the long term warrants) upon 61 days prior notice to the Company, in which case his shares of common stock beneficially owned would represent a percent of class of 8.14%. Without this Beneficial Ownership Limitation provision, in addition to Dr. Mallis, there would be four other investors not named in the table whose beneficial ownership of common stock would exceed 5%, specifically 30.6%, 14.2%, 6.0% and 5.4%.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Related Party Transactions

Except as set forth hereafter, there have been no material transactions, series of similar transactions or currently proposed transactions during 2005, or subsequent thereto to which the Company or any of our subsidiaries was or is to be a party, in which the amount involved exceeded $60,000 and in which any director or executive officer or any security holder who is known to us to own of record or beneficially more than 5% of our common stock, or any member of the immediate family of any of the foregoing persons, had a material interest.

Lee Rosen, a founder of the Company, provides consulting services to the Company pursuant to a second amended and restated consulting agreement dated March 8, 2006, which expires in March 2011. From March 1, 2006 through December 31, 2006, at the Company’s election, Mr. Rosen is compensated either (1) at $15,000 per month or (2) at $7,500 per month plus 15,000 shares of unregistered restricted common stock and long term warrants for an additional 15,000 shares of unregistered common stock of the Company. The long term warrants are identical to the Series B convertible preferred stock warrants which expire at the end of five years and are exercisable at $.80 per share. The parties are to renegotiate the payment terms before January 1, 2007. If, at that time, our positive cash flow is not sufficient to sustain the prior $15,000 per month payment, then the new cash and stock payment method will continue until we have such cash flow. This agreement replaces a previously amended consulting agreement dated March 30, 2004 which compensated Mr. Rosen at $15,000 per month. The March 2004 amended agreement replaced a consulting agreement dated October 1, 2002 whereby Mr. Rosen provided consulting services to the Company for compensation of $30,000 per month. Robert J. Rosen, a former director, is the brother of Lee Rosen.

Dr. Marc J. Mallis purchased $20,000 of Series A Preferred Stock, Long Term Warrants and Short Term Warrants in the Company’s offering of Series A Preferred Stock on April 12, 2005 and in the Company’s recent offering on January 4, 2006, he purchased $35,000 of Series B Preferred Stock and received 70,000 warrants exercisable at $.80 per share. In April 2006, he paid $20,000 to exercise the Short Term Warrant that he received a year earlier when he purchased Series A Preferred Stock, and, in May 2006, received 20 shares of Series A-1 Preferred Stock and a warrant to purchase 16,471 shares of common stock at $.50 per share.

On January 4, 2006 Robert Devereux, a director of the Company, purchased $100,000 of Series B Preferred Stock and received 200,000 warrants exercisable at $.80 per share. In April 2006, he purchased part of a Short Term Warrant from a third party, and paid $100,000 to exercise the Short Term Warrant and receive 100 shares of Series A-1 Preferred Stock and a warrant to purchase 82,353 shares of common stock at $.50 per shares. In 2006, a law firm with which Mr. Devereux is a member, Devereux Murphy LLC, started providing legal services to the Company. The relationship and the terms for the provision of legal services were pre-approved by the Company’s independent directors. The amount due for legal fees will vary based on the level of services rendered from time to time. As of June 26, 2006, Devereux Murphy LLC had billed the Company approximately $125,000 for legal services, with an additional amount accrued and unbilled.

In April 2006, two DDS directors, Marc Mallis and Robert L. Devereux, participated in the exercise of Short Term Warrants issued by DDS a year ago in connection with its private placement of Series A Preferred Stock. Marc J. Mallis, as general partner of Mallis LTD Partnership, and as an original holder of Short Term Warrants, acquired 20 shares of new preferred stock and received new long term warrants for 16,471 shares of Common Stock, and Robert L. Devereux, as a transferee of Short Term Warrants, acquired 100 shares of new preferred stock and received new long term warrants for 82,353 shares of Common Stock.

Three former directors, James R. von der Heydt, Leo Paul Koulos and Charles F. Kuoni III purchased $25,000, $20,000 and $20,000, respectively, of Series A Preferred Stock, Long Term Warrants and Short Term Warrants in the Company’s Series A Preferred Stock in April 2005.

Indebtedness of Management

No officer, director or security holder known to us to own of record or beneficially more than 5% of our common stock or any member of the immediate family of any of the foregoing persons is indebted to the Company.

Transactions with Promoters

DDS did not expressly engage a promoter at the time of its formation. We have used selling agents and consultants from time to time. The terms of those arrangements have been disclosed previously or elsewhere herein.

DETERMINATION OF OFFERING PRICE

As this registration statement relates to shares of common stock that may be sold from time to time by certain stockholders, and not by us, we cannot determine the actual price at which shares of our common stock will be sold pursuant to this registration statement. While not determined by us, we believe that the selling stockholders, will sell shares of our common stock at the prevailing market price at the time of sale and that the market price will fluctuate during the time period in which the selling stockholders sell their shares of our common stock.

SELLING SECURITY HOLDERS

Below is information with respect to the number of shares of our common stock owned by each of the selling shareholders. Except as described in the table below, none of the selling shareholders has, or had, any position, office or other material relationship with us or any of our affiliates beyond their investment in, or receipt of, our securities. See “Plan of Distribution” for additional information about the selling shareholders and the manner in which the selling shareholders may dispose of their shares. Beneficial ownership has been determined in accordance with the rules of the SEC, and includes voting or investment power with respect to the shares. Unless otherwise indicated in the table below, to our knowledge, all persons named in the table below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Our registration of these shares does not necessarily mean that the selling shareholders will sell any or all of the shares covered by this prospectus.

This Prospectus relates to the resale by the selling shareholders named herein of up to 30,989,770 shares of our Common Stock, $.0001 par value per share.

In May 2006, pursuant to the exercise in April 2006 of short term warrants issued with our Series A preferred stock in April 2005, we issued 2,055 shares of our Series A-1 preferred stock, with a par value of $.0001 and a stated value of $1,000 per share and which are convertible into our Common Stock. At the same time, we issued long term warrants, exercisable over five years, to purchase shares of our Common Stock.

In January 2006, we completed a private placement of 1,567.5 shares of our Series B preferred stock, with a par value of $.0001 and a stated value of $1,000 per share and which are convertible into our Common Stock. At the same time, we issued long term warrants, exercisable over five years, to purchase shares of our Common Stock, including warrants to purchase 273,750 shares issued to The Shemano Group and Kenny Securities, who acted as selling agents. The warrants issued to The Shemano Group were subsequently transferred to employees or affiliates of The Shemano Group listed in “Selling Security Holders.”

In October 2005, pursuant to a plan of merger, DDS Technologies USA, Inc., a Delaware corporation, or DDS Delaware, was merged with and into us, and each outstanding share of DDS Delaware common stock (other than shares held directly or indirectly by us or held in DDS Delaware treasury, which were cancelled) was converted into one share of our Common Stock.

In April 2005, we completed a private placement of 2,175 shares of our Series A preferred stock, with a par value of $.0001 and a stated value of $1,000 per share and which are convertible into our Common Stock. At the same time, we issued long term warrants, exercisable over five years, to purchase shares of our Common Stock, including warrants to purchase 155,357 shares issued to The Shemano Group, our investment banker. The warrants issued to The Shemano Group were subsequently transferred to employees or affiliates of The Shemano Group listed in “Selling Security Holders.” Also, we issued short term warrants which were exercisable at any time over the following year to acquire additional preferred stock and long term warrants.

In May 2004, we completed a private placement of 490,439 shares of our Common Stock. At the same time, we issued long term warrants, exercisable over three years, to purchase shares of our Common Stock, including warrants to purchase 24,517 shares issued to The Shemano Group, our investment banker.

From time to time, we have issued and have agreed to issue shares of our Common Stock and warrants to purchase shares of our Common Stock in connection with consulting services rendered to us. We also have issued 200,000 shares of our Common Stock to Xethanoal Corporation in connection with the settlement of certain litigation, and 245,000 to four current non-employee directors as compensation.

The shares of our Common Stock covered by this prospectus are:

•	4,060,000 shares issuable from time to time upon conversion of 2,030 of the 2,055 shares of our Series A-1 preferred stock at a conversion rate of $.50 per share;

•	493,200 shares (7,012 shares already outstanding and 486,188 shares issuable from time to time) as in-kind dividends on our Series A-1 preferred stock for two years after its issuance;

•	1,671,765 of the 1,692,353 shares issuable from time to time upon exercise of warrants issued at the same time as our Series A-1 preferred stock with an exercise price of $.50 per share;

•	1,888,666 additional shares which may become issuable from time to time as in-kind dividends or pursuant to anti-dilution and other adjustment rights of our Series A-1 preferred stock and related warrants;

•	3,135,000 shares issuable from time to time upon conversion of 1,567.5 shares of our Series B preferred stock at a conversion rate of $.50 per share;

•	477,065 shares (82,884 shares already outstanding and 394,181 shares issuable from time to time) as in-kind dividends on our Series B preferred stock for two years after its issuance;

•	3,407,750 shares issuable from time to time upon exercise of warrants issued at the same time as our Series B preferred stock with an exercise price of $.80 per share;

•	2,024,120 additional shares which may become issuable from time to time as in-kind dividends or pursuant to anti-dilution and other adjustment rights of our Series B preferred stock and related warrants;

•	4,350,000 shares (which includes 3,107,143 shares originally issuable and 1,242,857 additional shares currently issuable due to anti-dilution adjustments) issuable (of which 500,000 have been issued) from time to time upon conversion of 2,175 shares of our Series A preferred stock at a conversion rate of $.50 per share;

•	372,857 shares (292,955 shares already outstanding and 79,902 shares issuable from time to time) as in-kind dividends on our Series A preferred stock for two years after its issuance;

•	4,350,000 shares (which includes 2,485,714 shares originally issuable, 1,743,107 originally reserved shares currently issuable due to anti-dilution adjustments and 121,179 additional shares currently issuable due to anti-dilution adjustments) issuable from time to time upon exercise of warrants issued at the same time as our Series A preferred stock with an exercise price of $.50 per share;

•	2,721,857 additional shares which may become issuable from time to time as in-kind dividends or pursuant to anti-dilution and other adjustment rights of our Series A preferred stock and related warrants;

•	490,439 shares which are currently outstanding, and which were issued in our May 2004 private placement;

•	514,956 shares issuable from time to time upon exercise until May 27, 2007 of warrants issued in our May 2004 private placement with an exercise price of $3.75 per share;

•	267,095 shares which are currently outstanding, and which were issued in connection with the merger of DDS Delaware into us;

•	20,000 shares which are currently outstanding, and which were issued for consulting services rendered to us;

•	200,000 shares which are currently outstanding, and which were issued to Xethanol Corporation;

•	300,000 shares, of which 60,000 shares are currently outstanding, 90,000 shares may become issuable during 2006, 60,000 shares are issuable from time to time upon exercise of warrants over five years from the date of issuance with an exercise price of $.80 per share, and 90,000 additional shares which may become issuable from time time upon exercise of warrants over five years from the date of issuance with an exercise price of $.80 per share, issued or issuable for consulting services rendered or to be rendered to us; and

•	245,000 shares issued to three current non-employee directors as compensation.

The number of shares of common stock that may actually be purchased by some selling shareholders under the warrants, the number of shares of Series A, A-1 or B preferred stock that may actually be converted into shares of common stock and the number of shares of common stock that may actually be sold by each selling shareholder will be determined by such selling shareholder. Because some selling shareholders may purchase all, some or none of the shares of common stock which can be purchased under the warrants, some selling shareholders may convert all, some or none of the shares of Series A, A-1 or B preferred stock which can be purchased into shares of common stock and each selling shareholder may sell all, some or none of the shares of common stock which each holds, and because the offering contemplated by this prospectus is not currently being underwritten, no estimate can be given as to the number of shares of common stock that will be held by the selling shareholders upon termination of the offering. The information set forth in the following table regarding the beneficial ownership after resale of shares is based on the premise that each selling shareholder will purchase the maximum number of shares of common stock provided for by the warrants or convert shares of Series A, A-1 and B preferred stock into the maximum number of shares of common stock and each selling shareholder will sell all of the shares of common stock owned by that selling shareholder and covered by this prospectus.

Pursuant to the terms of the Series A, A-1 and B preferred stock, dividends are required to be paid on such shares at the rate of 6% or 7% per annum. The dividends may be paid in cash or in-kind with shares of common stock. Pursuant to registration rights agreements entered into with the selling shareholders who hold shares of our Series A, A-1 and B preferred stock, we are registering in this offering 372,857, 493,200 and 477,065, respectively, shares of common stock, which shares may be issued as dividends to such selling shareholders. The terms of the registration rights agreements also require us to register an additional 2,721,857, 1,888,666 and 2,024,120, respectively, shares of common stock. The number of shares of common stock that may actually be issued to the selling shareholders as in-kind dividends will not be known until such times as the dividends are due and payable. The information set forth in the following table regarding the number of shares offered by each selling shareholder does not include 382,851 shares that prior to June 26, 2006 have been or other shares that may be issued to such shareholders as in-kind dividends. To the extent we issue in-kind dividends to selling shareholders who hold shares of Series A, Series A-1 or Series B preferred stock, the number of shares offered in this offering by each such selling shareholder shall be automatically increased by the number of shares of common stock issued as in-kind dividends to such selling shareholders.

We have filed with the SEC three registration statements, of which this prospectus forms a part, with respect to the resale of the shares of our common stock from time to time, under Rule 415 under the Securities Act, on the OTC Bulletin Board, in privately negotiated transactions, in underwritten offerings or by a combination of these methods for sale. We have agreed to use our commercially reasonable efforts to keep such registration statements effective until the later of (i) the second anniversary of the date on which such registration statement was declared effective and (ii) the date on which all of the shares of common stock are eligible for resale under Rule 144 under the Securities Act without restrictions as to volume.

The shares of our common stock offered by this prospectus may be offered from time to time by the persons or entities named below. Except as otherwise disclosed, the selling shareholders do not have and within the past three years have not had any position, office or other material relationship with us or any of our predecessors or affiliates.

The number of shares of common stock that may actually be sold by each selling shareholder will be determined by such selling shareholder. Because each selling shareholder may sell all, some or none of the shares of common stock which each holds, and because the offering contemplated by this prospectus is not currently being underwritten, no estimate can be given as to the number of shares of common stock that will be held by the selling shareholders upon termination of the offering. The information set forth in the following table regarding the beneficial ownership after resale of shares is based on the premise that each selling shareholder will sell all of the shares of common stock owned by that selling shareholder and covered by this prospectus.

Name of Selling Shareholder (1)	Number of Shares Prior to the Offering(1)	Number of Shares Offered(1)	Number of Shares Beneficially Owned After Offering (2)	Percent (1)
Crestview Capital Master, LLC (3)	8,765,714	8,765,714	0	4.99	(42)
Dolphin Offshore Partners c/o Dolphin Asset Management (4)	3,661,417	3,285,083	376,334	4.99	(42)
Porter Partners LP (5)	1,255762	941,212	314,550	3.7
EDJ Limited (6)	1,255,399	1,254,899	500	4.99	(42)
Northwood Capital Partners, LP (7)	1,342,231	1,192,231	150,000	4.99	(42)
Robert L. Devereux & Mary O. Devereux (8)	1,015,013	757,981	257,032	3.2
Cranshire Capital, LP (9)	301,450	301,450	0	1.2
Iroquois Masterfund, LTD. (10)	262,056	262,056	0	1.1
Stephen M. Roberts (11)	201,450	201,450	0	1.0
Ballyshannon Family Partnership LP (12)	476,894	476,894	0	2.2
Robert A. Berlacher IRA (7)	476,894	476,894	0	2.2
Insignia Partners LP (7)	576,894	476,894	100,000	2.2
Leven Holdings, LP (13)	311,515	141,015	170,500	*
Mallis Ltd. Partnership (14)	1,839,879	348,584	1,491,295	4.99	(42)
Clifford J. Kalista and Phyllis D. Kalista JTWROS (15)	506,894	476,894	30,000	2.2
Dennis Duitch (16)	202,032	70,000	132,032	*
Sanford Miller (17)	1,140,769	204,651	936,118	*
David S. Remland (18)	201,015	141,015	60,000	*
Selma Rosen (19)	361,015	141,015	220,000	*
Ben Joseph Partners (20)	237,462	199,462	38,000	*
Kobe Partners LP (21)	340,638	340,638	0	1.6
Jeffrey H. Porter (22)	340,638	340,638	0	1.6
Martin Rosen	516,900	120,000	396,900	*
Aurelius Consulting Group, Inc. (23)	20,000	20,000	0	*
Cabernet Partners, LP (24)	378,446	238,446	140,000	1.1
Lars W. Scott (25)	141,176	141,176	0	*
Lee Rosen (26)	904,000	300,000	604,000	1.4
Kenny Securities, Corp. (27)	212,755	84,250	128,505	*
The Shemano Group (28)	367,114	367,114	0	1.7
Gary Shemano (29)	27,954	27,954	0	*
William Corbett (30)	536,449	277,949	258,500	1.3
Michael Jacks (31)	480	480	0	*

Name of Selling Shareholder (1)	Number of Shares Prior to the Offering	Number of Shares Offered	Number of Shares Beneficially Owned After Offering (2)	Percent (1)
Terrence Cush (32)	6,000	6,000	0	*
Paul J. Duggan	63,636	63,636	0	*
Leo Paul Koulos Trust (33)	99,785	99,785	0	*
Charles F. Kuoni III, Ltd. (34)	79,785	79,785	0	*
James R von der Heydt, IRA (35)	119,730	119,730	0	*
Mario Posillico	40,000	40,000	0	*
Dr. Harold S. Rosen (36)	395,507	102,507	293,000	*
Brock Services (37)	20,000	20,000	0	*
Andrew Brock	20,000	20,000	0	*
John Preston	20,000	20,000	0	*
Douglas Hale	25,947	25,947	0	*
Dr. Marc Horowitz	21,000	16,000	5,000	*
Robert J. Rosen IRA (38)	15,000	15,000	0	*
Xethanol Corporation	200,000	200,000	0	*
Spencer L. Sterling (39)	1,000,000	50,000	950,000	4.4
Sharon Baker	1,750	750	1,000	*
Giovanna Basmagi	1,000	500	500	*
Michele Basmagi	1,000	500	500	*
Inge Bennett	750	750	0	0
Erika Bleiberg	750	750	0	0
BNY Clearing Services, LLC (40)	250	250	0	0
Gordon A. Bousquet	500	500	0	0
Brian Callanan	750	750	0	0
Leon Levy Carciente	2,500	2,500	0	0
Lisa Cohen	750	750	0	0
Dafrid S.A. c/o Bassan	5,000	5,000	0	0
Barry S. Deanto	750	750	0	0
Alan Dorfman & Robin Dorfman JTTEN	1,750	750	1,000	*
Earl Dorfman & Elaine Dorfman JTTEN	1,750	750	1,000	*
Monte Friedman	10,000	10,000	0	0
Murray Gerstein	750	750	0	0
Jacob Gitman	750	750	0	0
Jacob Gitman	1,000	1,000	0	0
Lester Glaser	1,750	750	1,000	*
Richard Glaser	1,750	750	1,000	*
Scott P. Glaser	375	375	0	0
Melissa Glaser	875	375	500	*
Alvin Goldstein	750	750	0	0
Frank Greenberg & Kim Greenberg JTTEN	1,750	750	1,000	*
Kenneth C. Greenberg & Nancy Greenberg JTTEN	18,745	18,745	0	0
J Bennett Grocock	1,750	750	1,000	*
Charlotte Guiberson	15,000	15,000	0	0
Craig L. Farlie(41)	68,333	35,000	33,000	*

Name of Selling Shareholder (1)	Number of Shares Prior to the Offering	Number of Shares Offered	Number of Shares Beneficially Owned After Offering (2)	Percent (1)
JT Haley	1,750	750	1,000	*
Syvan Garrett Hancock	1,750	750	1,000	*
Lee Hediger	1,750	750	1,000	*
Andrew Hesser	1,750	750	1,000	*
Ronglo Holdings	6,000	6,000	0	0
Allyn H Jacobson	750	750	0	0
Jacosan Holdings Inc c/o Vivian Ruben	10,000	10,000	0	0
Sean King	15,000	15,000	0	0
Craig Kirsner	1,750	750	1,000	*
Russell Kirsner	1,750	750	1,000	*
Jacon Koen c/o Ronny Koen	9,000	9,000	0	0
Ruth Koen	1,500	1,500	0	0
Mark Kulkowitz	750	750	0	0
Ana M. Lopez	10,000	5,000	5,000	*
Rodrigo H Lopez	10,000	10,000	0	0
Daniel Marmorstein	1,750	750	0	0
Harris Millman	1,750	750	0	0
Minamoha LTD c.o Vivian Ruben	5,000	5,000	0	0
Oppenheimer & Co Inc	1,250	1,250	0	0
Miguel Ponce	1,750	750	1,000	*
Joseph Potter	10,000	10,000	0	0
Joseph Potter & Ana M Lopez JTTEN	15,000	10,000	5,000	*
Yohana Quinonez	1,750	750	1,000	*
Nancy Reynolds	750	750	0	0
Scott Rhodes	750	750	0	0
Javier Rodriguez	750	750	0	0
Victor Rones	1,750	750	1,000	*
Harry Ruben c/o Vivian Ruben	1,000	1,000	0	0
Leon Ruben c/o Vivian Ruben	1,000	1,000	0	0
Vivian Ruben	13,500	13,500	0	0
Daniel Salazar	5,000	5,000	0	0
Patricia Savage & Barry Savage JTTEN	1,750	750	1,000	*
The Sheldon H Becher Family Trust	20,000	20,000	0	0
Scott Shiffman	3,500	1,500	2,000	*
Charles Steven Simmons	750	750	0	0
Shelley Simmons	750	750	0	0
Harry Nyce	10,000	10,000	0	0
Neal Studd	750	750	0	0
Barry Tabachnikoff	3,150	1,350	1,800	*

*	Less than one percent.

(1)	Except as otherwise noted, we determine beneficial ownership in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities and Exchange Act of 1934, as amended, and each identified person or group possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. We include shares of common stock issuable pursuant to options, warrants and convertible securities, to the extent these securities are currently exercisable or convertible within 60 days of June 26, 2006, as outstanding only to determine the number and the percentage owned by the person or group holding such securities. The table excludes shares issuable as in-kind dividends or pursuant to anti-dilution or other adjustments, which may occur after June 26, 2006. Based upon 20,828,960 shares of common stock outstanding as of June 26, 2006.

(2)	Assuming that all shares offered here are sold but no other securities held by the selling shareholder are sold.

(3)	Crestview Capital Master, LLC has the right to acquire, within 60 days following June 26, 2006, beneficial ownership of 8,608,456 shares of common stock, in the aggregate, from options, warrants, and/or conversion privileges. Stewart Flink is the natural person with voting and investment control over the shares.

(4)	Dolphin Offshore Partners (c/o Dolphin Asset Management) has the right to acquire, within 60 days following June 26, 2006, beneficial ownership of 3,270,588 shares of common stock, in the aggregate, from options, warrants, and/or conversion privileges. Peter E. Salas is the natural person with voting and investment control over the shares.

(5)	Jeffrey H. Porter is the natural person with voting and investment control over the shares.

(6)	EDJ Limited has the right to acquire, within 60 days following June 26, 2006, beneficial ownership of 1,204,853 shares of common stock, in the aggregate, from options, warrants, and/or conversion privileges. Jeffrey H. Porter is the natural person with voting and investment control over the shares.

(7)	Robert A. Berlacher is the natural person with voting and investment control over the shares.

(8)	Robert L. Devereux, a member of our Board of Directors, has the right to acquire, within 60 days following June 26, 2006, 814,385 shares of common stock, in the aggregate, from options, warrants and conversion privileges.

(9)	Cranshire Capital, LP has the right to acquire, within 60 days following June 26, 2006, beneficial ownership of 250,000 shares of common stock, in the aggregate, from options, warrants, and/or conversion privileges. Mitchell Kopin is the natural person with voting and investment control over the shares.

(10)	Iroquois Masterfund, LTD has the right to acquire, within 60 days following June 26, 2006, beneficial ownership of 230,303 shares of common stock, in the aggregate, from options, warrants, and/or conversion privileges. Joshua Silverman is the natural person with voting and investment control over the shares.

(11)	Stephen M. Roberts has the right to acquire, within 60 days following June 26, 2006, beneficial ownership of 200,000 shares of common stock, in the aggregate, from options, warrants, and/or conversion privileges.

(12)	Bruce E. Terker is the natural person with voting and investment control over the shares.

(13)	Leven Holdings, LP has the right to acquire, within 60 days following June 26, 2006, beneficial ownership of 140,000 shares of common stock, in the aggregate, from options, warrants, and/or conversion privileges. David Leven is the natural person with voting and investment control over the shares.

(14)	Dr. Marc Mallis, a member of our Board of Directors, is the natural person with voting and investment control over the shares. Shares held by The Mallis Limited Partnership are owned beneficially by Dr. Mallis. Dr. Mallis has the right to acquire, within 60 days following June 26, 2006, beneficial ownership of 528,280 shares of common stock, in the aggregate, from options, warrants and conversion privileges.

(15)	Clifford J Kalista and Phyllis D Kalista JTWROS, has the right to acquire, within 60 days following June 26, 2006, beneficial ownership of 388,897 shares of common stock, in the aggregate, from options, warrants, and/or conversion privileges.

(16)	Dennis Duitch, a member of our Board of Directors, has the right to acquire, within 60 days following June 26, 2006, beneficial ownership of 132,032 shares of common stock, in the aggregate, from options, warrants, and/or conversion privileges.

(17)	Sanford Miller has the right to acquire, within 60 days following June 26, 2006, beneficial ownership of 171,818 shares of common stock, in the aggregate, from options, warrants, and/or conversion privileges.

(18)	David S. Remland has the right to acquire, within 60 days following June 26, 2006, beneficial ownership of 140,000 shares of common stock, in the aggregate, from options, warrants, and/or conversion privileges.

(19)	Selma Rosen has the right to acquire, within 60 days following June 26, 2006, beneficial ownership of 140,000 shares of common stock, in the aggregate, from options, warrants, and/or conversion privileges.

(20)	Jeffrey H. Porter is the natural person with voting and investment control over the shares.

(21)	Thomas E. Farren is the natural person with voting and investment control over the shares.

(22)	Jeffrey Porter has the right to acquire, within 60 days following June 26, 2006, beneficial ownership of 334,926 shares of common stock, in the aggregate, from options, warrants, and/or conversion privileges.

(23)	Dave Gentry is the natural person with voting and investment control over the shares.

(24)	Cabernet Partners, LP has the right to acquire, within 60 days following June 26, 2006, beneficial ownership of 234,449 shares of common stock, in the aggregate, from options, warrants, and/or conversion privileges. Robert A. Berlacher is the natural person with voting and investment control over the shares.

(25)	Lars W. Scott has the right to acquire, within 60 days following June 26, 2006, beneficial ownership of 141,176 shares of common stock, in the aggregate, from options, warrants, and/or conversion privileges.

(26)	Lee Rosen, a consultant to the Company, has the right to acquire, within 60 days following June 26, 2006, beneficial ownership of 60,000 shares of common stock, in the aggregate, from options, warrants, and/or conversion privileges.

(27)	Kenny Securities has the right to acquire, within 60 days following June 26, 2006, beneficial ownership of 165,255 shares of common stock, in the aggregate, from options, warrants, and/or conversion privileges. Richard Kohne is the natural person with voting and investment control over the shares. Shares of common stock issuable upon conversion of Series A-1 Preferred Stock, and exercise of related warrants, purchased by Kenny Securities are not being registered under this Registration Statement.

(28)	Gary Shemano is the natural person with voting and investment control over the shares.

(29)	Gary Shemano has the right to acquire, within 60 days following June 26, 2006, beneficial ownership of 27,954 shares of common stock, in the aggregate, from options, warrants, and/or conversion privileges. Mr. Shemano received some or all of these shares and/or rights to shares by virtue of his involvement with The Shemano Group, who acted as our selling agent and received warrants covered by this Prospectus.

(30)	William Corbett has the right to acquire, within 60 days following June 26, 2006, beneficial ownership of 277,949 shares of common stock, in the aggregate, from options, warrants, and/or conversion privileges. Mr. Corbett received some or all of these shares and/or rights to shares by virtue of his involvement with The Shemano Group, who acted as our selling agent and received warrants covered by this Prospectus.

(31)	Michael Jacks has the right to acquire, within 60 days following June 26, 2006, beneficial ownership of 480 shares of common stock, in the aggregate, from options, warrants, and/or conversion privileges. Mr. Jacks received some or all of these shares and/or rights to shares by virtue of his involvement with The Shemano Group, who acted as our selling agent and received warrants covered by this Prospectus.

(32)	Terrence Cush has the right to acquire, within 60 days following June 26, 2006, beneficial ownership of 6,000 shares of common stock, in the aggregate, from options, warrants, and/or conversion privileges. Terrence Cush received some or all of these shares and/or rights to shares by virtue of his involvement with The Shemano Group, who acted as our selling agent and received warrants covered by this Prospectus.

(33)	Leo Paul Koulos was a member of our Board of Directors until January 4, 2006.

(34)	Charles F. Kuoni was a member of our Board of Directors until January 4, 2006.

(35)	James R. von der Heydt was a member of our Board of Directors until January 4, 2006.

(36)	Dr. Harold S. Rosen has the right to acquire, within 60 days following June 26, 2006, beneficial ownership of 86,000 shares of common stock, in the aggregate, from options, warrants, and/or conversion privileges.

(37)	Peter Brock is the natural person with voting and investment control over the shares. Includes 20,000 shares of common stock beneficially owned by Peter Brock Revocable Trust dated 9/1996.

(38)	Robert Rosen was a member of our Board of Directors until January 4, 2006.

(39)	Spencer L Sterling, Chairman, President and Chief Executive Officer of the Company, has the right to acquire, within 60 days following June 26, 2006, beneficial ownership of 950,000 shares of common stock, in the aggregate, from options, warrants, and/or conversion privileges.

(40)	BNY Clearing Services, LLC is the holder of record for the shares beneficially owned by individual(s) who own less than 1% of the shares outstanding.

(41)	Craig L. Farlie, a member of our Board of Directors, has the right to acquire, within 60 days following June 26, 2006, beneficial ownership of 33,333 shares of common stock, in the aggregate, from options, warrants, and/or conversion privileges.

(42)	Pursuant to a Beneficial Ownership Limitation (in the Certificate of Designation of Preferences, Rights and Limitations of Series A 6% Convertible Preferred Stock, the Certificate of Designation of Preferences, Rights and Limitations of Series A-1 6% Convertible Preferred Stock and the Certificate of Designation of Preferences, Rights and Limitations of Series B 7% Convertible Preferred Stock), the shares of Series A, Series A-1 and Series B Preferred Stock held by each of these selling security holders may not be converted into common stock if the result of such conversion would cause either of such selling security holders to beneficially own more than 4.99% of the Company’s issued and outstanding common stock. Without such limitation, the respective percent would be: Crestview Capital Master, LLC, 29.5%; Dolphin Offshore Partners c/o Dolphin Asset Management, 13.7%; EDJ Limited, 5.5%; Norwood Capital Partners, LP, 5.4%; and Mallis Ltd. Partnership, 8.14.%.

PLAN OF DISTRIBUTION

We are registering the shares on behalf of the selling shareholders. Each selling shareholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses we incur incident to the registration of the shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling shareholder has advised us that such shareholder has not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling shareholders.

We agreed with most, but not all of the selling shareholders, to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling shareholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following description of the terms of our common stock sets forth certain general terms and provisions of our common stock. This section also summarizes relevant provisions of the Nevada statutes, which we refer to as “Nevada law.” The terms of our articles of incorporation and bylaws, as well as the terms of Nevada law, are more detailed than the general information provided below. Therefore, you should carefully consider the actual provisions of these documents.

Authorized and Outstanding Shares

We have the authority to issue:

•	50,000,000 shares of common stock, par value $0.0001 per share; and

•	1,000,000 shares of preferred stock, par value $0.0001 per share, which are issuable in series on terms to be determined by our board of directors.

As of June 26, 2006:

•	20,828,960 shares of our common stock were outstanding;

•	2,175 shares of our Series A preferred stock were outstanding;

•	1,567.5 shares of our Series B preferred stock were outstanding;

•	2,055 shares of our Series A-1 preferred stock were outstanding; and

•	approximately 25,398,569 shares of our common stock have been reserved for issuance upon the exercise of outstanding stock options and warrants and conversion of outstanding shares of Series A, Series A-1 and Series B Preferred Stock.

Rights of Our Common Stock

Voting Rights. Each share of our common stock is entitled to one vote in the election of directors and other matters. A majority of shares of our voting stock constitute a quorum at any meeting of shareholders. Common shareholders are not entitled to cumulative voting rights.

Dividends. Dividends may be paid to holders of common stock as may be declared by our Board of Directors out of funds legally available for that purpose. We have never paid cash dividends on our common stock, and we do not anticipate paying cash dividends in the foreseeable future. Instead, we intend to retain future earnings, if any, that may be generated from our operations to finance our future operations and expansion. Any decision as to the future payment of dividends will depend on our results of operations and financial position and such other factors as our Board in its discretion deems relevant. No dividends can be paid on our common stock, if there are unpaid dividends on either our Series A or A-1 Preferred Stock or Series B Preferred Stock. In addition, no dividends can be paid on our common stock without the consent of the holders of a majority of our Series B Preferred Stock.

Liquidation Rights. If we liquidate, dissolve or wind-up our business, either voluntarily or involuntarily, common shareholders will receive pro rata all assets remaining after we pay our creditors and satisfy the Series A preferred stock liquidation preference as described below.

Miscellaneous. Holders of common stock have no preemptive, subscription, redemption, or conversion rights.

Preferred Stock

Our Articles of Incorporation authorize us to issue preferred stock in one or more series having designations, rights, and preferences determined from time to time by our Board of Directors. Accordingly, subject to applicable stock exchange rules and the terms of existing preferred stock, our Board of Directors is empowered, without the approval of the holders of common sock, to issue shares of preferred stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of common stock. Currently, we have designated 4,000 shares of preferred stock as Series A preferred stock, 2,055 shares of preferred stock as Series A-1 preferred stock, 2,500 shares of preferred stock as Series B preferred stock and we have 991,445 shares of preferred stock which have not been designated or issued. In some cases, the issuance of preferred stock could delay a change of control of us or make it harder to remove incumbent management. In addition, the voting and conversion rights of a series of preferred stock could adversely affect the voting power of our common shareholders. Preferred stock could also restrict dividend payments to holders of our common stock. Although we have no present intention to issue any additional shares of preferred stock, our Board of Directors could do so at any time in the future.

Rights of Our Series A Preferred Stock

Voting Rights. Shares of our Series A preferred stock are not entitled to vote in the election of directors and other matters.

Dividends. Dividends are required to be paid at the rate of 6% per annum and may be paid in cash or in shares of common stock, subject to certain restrictions.

Liquidation Rights. If we liquidate, dissolve or wind-up our business, either voluntarily or involuntarily, holders of Series A and Series A-1 preferred stock will receive pro rata all assets remaining after we pay our creditors up to an amount equal to the Stated Value per share, which is currently $1,000 per share, and is subject to adjustment for dilutive issuances plus all accrued dividends.

Conversion Rights. Each share of Series A preferred stock is convertible into that number of shares of common stock determined by dividing the Stated Value, currently $1,000 per share, by the conversion price, currently $.50 per share. The Stated Value and Conversion price are subject to adjustment for dilutive issuances.

Redemption Rights. On April 12, 2007 we are required to redeem all of the outstanding shares of Series A preferred stock for a redemption price of the Stated Value per share, which is currently $1,000 per share, and is subject to adjustment for dilutive issuances plus all accrued dividends

Miscellaneous. Holders of Series A preferred stock have no preemptive or subscription rights.

Rights of Our Series A-1 Preferred Stock

Voting Rights. Shares of our Series A-1 preferred stock are not be entitled to vote in the election of directors and other matters.

Dividends. Dividends are required to be paid at the rate of 6% per annum and may be paid in cash or in shares of common stock, subject to certain restrictions.

Liquidation Rights. If we liquidate, dissolve or wind-up our business, either voluntarily or involuntarily, holders of Series A and Series A-1 preferred stock will receive pro rata all assets remaining after we pay our creditors up to an amount equal to the Stated Value per share, which is currently $1,000 per share, and is subject to adjustment for dilutive issuances plus all accrued dividends.

Conversion Rights. Each share of Series A-1 preferred stock is convertible into that number of shares of common stock determined by dividing the Stated Value, currently $1,000 per share, by the conversion price, currently $.50 per share. The Stated Value and Conversion price are subject to adjustment for dilutive issuances.

Redemption Rights. In May 2008 we are required to redeem all of the outstanding shares of Series A-1 preferred stock for a redemption price of the Stated Value per share, which is currently $1,000 per share, and is subject to adjustment for dilutive issuances plus all accrued dividends

Miscellaneous. Holders of Series A-1 preferred stock have no preemptive or subscription rights.

Rights of Our Series B Preferred Stock

Voting Rights. Shares of our Series B preferred stock are not entitled to vote in the election of directors and other matters.

Dividends. Dividends are required to be paid quarterly at the rate of 7% per annum and may be paid in cash or in shares of common stock, subject to certain restrictions.

Liquidation Rights. If we liquidate, dissolve or wind-up our business, either voluntarily or involuntarily, holders of Series B preferred stock, after full payment of the Series A and Series A-1 preferred liquidation preference, will receive pro rata all assets remaining after we pay our creditors up to an amount equal to the Stated Value per share, which is currently $1,000 per share, and is subject to adjustment for dilutive issuances plus all accrued dividends.

Conversion Rights. Each share of Series B preferred stock is convertible into that number of shares of common stock determined by dividing the Stated Value, currently $1,000 per share, by the conversion price, currently $.50 per share. The Stated Value and Conversion price are subject to adjustment for dilutive issuances.

Redemption Rights. On January 4, 2008 we are required to redeem all of the outstanding shares of Series B preferred stock for a redemption price of the Stated Value per share, which is currently $1,000 per share, and is subject to adjustment for dilutive issuances plus all accrued dividends.

Miscellaneous. Holders of Series B preferred stock have no preemptive or subscription rights. Our Series B preferred stock is subordinated to our Series A preferred stock with respect to the issuance of dividends, payment upon liquidation and redemption.

Listing

We list our common stock on the OTC Bulletin Board under the symbol “DDSU.OB”

Anti-Takeover Effects of Provisions of Nevada Law

Nevada’s “Business Combinations” statute, Sections 78.411 through 78.444 of the Nevada Revised Statutes, which applies to Nevada corporations having at least 200 shareholders which have not opted-out of the statute, prohibits an “interested shareholder” from entering into a “combination” with the corporation, unless certain conditions are met. A “combination” includes (a) any merger or consolidation with an “interested shareholder”, or any other corporation which is or after the merger or consolidation would be, an affiliate or associate of the interested shareholder, (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets, in one transaction or a series of transactions, to or with an “interested shareholder,” having (i) an aggregate market value equal to 5% or more of the aggregate market value of the corporation’s assets determined on a consolidated basis, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation or (iii) representing 10% or more of the earning power or net income of the corporation determined on a consolidated basis, (c) any issuance or transfer of shares of the corporation or its subsidiaries, to any interested shareholder, having an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation, except under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution paid or made pro rata to all shareholders of the corporation, (d) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or under any agreement, arrangement or understanding, whether or not in writing, with the “interested shareholder,” (e) certain transactions which would have the effect of increasing the proportionate share of outstanding shares of the corporation owned by the “interested shareholder,” or (f) the receipt of benefits, except proportionately as a shareholder, of any loans, advances or other financial benefits by an “interested shareholder”.

An interested shareholder is a person who (i) directly or indirectly beneficially owns 10% or more of the voting power of the outstanding voting shares of the corporation or (ii) an affiliate or associate of the corporation which at any time within three years before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.

A corporation to which the statute applies may not engage in a combination within three years after the interested shareholder acquired its shares, unless the combination or the interested shareholder’s acquisition of shares was approved by the board of directors before the interested shareholder acquired the shares. If this approval was not obtained, then after the three-year period expires, the combination may be consummated if all the requirements in the corporation’s Articles of Incorporation are met and either (a)(i) the board of directors of the corporation approves, prior to the “interested shareholder’s” date of acquiring shares, or as to which the purchase of shares by the “interested shareholder” has been approved by the corporation’s board of directors before that date or (ii) the combination is approved by the affirmative vote of holders of a majority of voting power not beneficially owned by the “interested shareholder” at a meeting called no earlier than three years after the date the “interested shareholder” became such or (b) the aggregate amount of cash and the market value of consideration other than cash to be received by holders of common shares and holders of any other class or series of shares meets the minimum requirements set forth in Sections 78.411 through 78.443 of the Nevada Revised Statutes, inclusive, and prior to the consummation of the combination, except in limited circumstances, the “interested shareholder” will not have become the beneficial owner of additional voting shares of the corporation.

Nevada law permits a Nevada corporation to “opt out” of the application of the Business Combinations statute by inserting a provision doing so in its original Articles of Incorporation or Bylaws. We have not inserted such a provision our Articles of Incorporation or our Bylaws. The Articles may be amended at any time to subject us to the effect of the “Business Combinations” statutes. Under Nevada law, our Articles of Incorporation may be amended pursuant to a resolution adopted by our Board of Directors and ratified by a vote of a majority of the voting power of our outstanding voting stock.

Nevada’s “Control Share Acquisition” statute, Sections 78.378 through 78.3793 of the Nevada Revised Statutes, prohibits an acquiror, under certain circumstances, from voting shares of a target corporation’s stock after crossing certain threshold ownership percentages, unless the acquiror obtains the approval of the target corporation’s shareholders. The statute specifies three thresholds: at least one-fifth but less than one-third, at least one-third but less than a majority, and a majority or more, of all the outstanding voting power. Once an acquiror crosses one of the above thresholds, shares, which it acquired in the transaction taking it over the threshold or within ninety days become “Control Shares” which are deprived of the right to vote until a majority of the disinterested shareholders restore that right. A special shareholders’ meeting may be called at the request of the acquiror to consider the voting rights of the acquiror’s shares no more than 50 days (unless the acquiror agrees to a later date) after the delivery by the acquiror to the corporation of an information statement which sets forth the range of voting power that the acquiror has acquired or proposes to acquire and certain other information concerning the acquiror and the proposed control share acquisition. If no such request for a shareholders’ meeting is made, consideration of the voting rights of the acquiror’s shares must be taken at the next special or annual shareholders’ meeting. If the shareholders fail to restore voting rights to the acquiror or if the acquiror fails to timely deliver an information statement to the corporation, then the corporation may, if so provided in its Articles of Incorporation or Bylaws, call certain of the acquiror’s shares for redemption. The Control Share Acquisition statute also provides that the shareholders who do not vote in favor of restoring voting rights to the Control Shares may demand payment for the “fair value” of their shares (which is generally equal to the highest price paid in the transaction subjecting the shareholder to the statute).

The Control Share Acquisition statute only applies to Nevada corporations with at least 200 shareholders, including at least 100 shareholders who have addresses in Nevada appearing on the stock ledger of the corporation, and which do business directly or indirectly in Nevada. We do not have at least 100 shareholders who have addresses in Nevada appearing on our stock ledger. Therefore, the Control Share Acquisition statute does not currently apply to us. If the “Business Combination” statute and/or the “Control Share Acquisition” statute becomes applicable to us in the future, the cumulative effect of these terms may be to make it more difficult to acquire and exercise control over us and to make changes in management more difficult.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Corporate Stock Transfer.

LEGAL MATTERS

Greenberg Traurig, P.A., Miami, Florida, has passed upon the validity of the issuance of part of the shares being offered by this prospectus, specifically 9,243,935 of the shares registered under our Registration Statement on Form SB-2 No. 333-131909 (as more fully described in their legal opinion filed as an exhibit thereto), all of the shares registered under our Registration Statement on Form SB-2 No. 333-124852 and all of the shares registered under Registration Statement on Form SB-2 No. 333-129112. Attorneys from Greenberg Traurig beneficially own in the aggregate no shares of our common stock, nor will attorneys from Greenberg Traurig receive, directly or indirectly, any shares of our common stock in connection with the offering.

Armstrong Teasdale LLP has passed upon the validity of the issuance of part of the shares being offered by this prospectus, specifically 12,744,524 of the shares registered under our Registration Statement on Form SB-2 No. 333-131909 (as more fully described in their legal opinion filed as an exhibit thereto). Attorneys from Armstrong Teasdale LLP beneficially own in the aggregate no shares of our common stock, nor will attorneys from Armstrong Teasdale LLP receive, directly or indirectly, any shares of our common stock in connection with the offering.

EXPERTS

The consolidated financial statements of DDS Technologies USA, Inc. (formerly Fishtheworld Holdings, Inc.) and Subsidiary as of and for the years ended December 31, 2005 and 2004, and for the period from July 17, 2002 (inception) through December 31, 2005, have been included in this prospectus and Pre-Effective Amendment No. 1 to registration statement Form SB-2, in reliance on the report of Weinberg & Company, P.A., independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In accordance with those requirements, we file periodic reports and other information with the Securities and Exchange Commission (the “SEC”). Those reports and other information may be inspected at the SEC’s public reference facilities at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. You may also obtain copies of any materials we have filed with the SEC from the SEC’s public reference facility at prescribed rates or by accessing those materials electronically from its homepage on the Internet at http://www.sec.gov.

We have filed with the SEC a registration statement on Form SB-2, as amended (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered hereby. This Prospectus does not contain all of the information contained in the Registration Statement. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the SEC and may be obtained upon payment of a prescribed fee or may be examined without charge at the SEC’s public reference facility in Washington, D.C. or copied without charge from its website.

Unless otherwise indicated, the information in this Prospectus is as of July     , 2006. We anticipate that changes will occur in our affairs after that date. We have not authorized anyone to give any information or to make any representations in connection with the sale of Shares by the Selling Stockholders, other than those contained in this Prospectus. If anyone gives you information or makes any representation not contained in this Prospectus, you should not rely on it as information we authorized.

INDEX TO FINANCIAL STATEMENTS

Page
Three Months Ended March 31, 2006 and 2005

Condensed Consolidated Balance Sheets as of March 31, 2006 (unaudited) and December 31, 2005	F-2

Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 2006 and 2005 and for the Period From July 17, 2002 (inception) Through March 31, 2006 (unaudited)	F-3

Condensed Consolidated Statement of Stockholders’ Equity for the Period From July 17, 2002 (inception) Through March 31, 2006 (unaudited)	F-4

Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2006 and 2005 and for the Period From July 17, 2002 (inception) Through March 31, 2006 (unaudited)	F-9

Notes to Condensed Consolidated Financial Statements as of March 31, 2006 (unaudited)	F-10

Years Ended December 31, 2005 and 2004

Report of Independent Registered Public Accounting Firm	F-19

Consolidated Balance Sheets as of December 31, 2005 and 2004	F-20

Consolidated Statements of Operations for the Years Ended December 31, 2005 and 2004 and for the Period From July 17, 2002 (Inception) Through December 31, 2005	F-21

Consolidated Statement of Stockholders’ Equity for the Period from July 17, 2002 (Inception) Through December 31, 2005	F-22

Consolidated Statements of Cash Flows for the Years ended December 31, 2005 and 2004 and for the Period from July 17, 2002 (Inception) Through December 31, 2005	F-26

Notes to Consolidated Financial Statements as of December 31, 2005 and 2004	F-27

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2006 (Unaudited)	December 31, 2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$716,846	$1,365,798
Inventories, net	361,083	361,083
Prepaid expenses	188,239	410,003

Total Current Assets	1,266,168	2,136,884
FIXED ASSETS, NET	24,677	16,388
PATENT	4,935,000	4,935,000
OTHER ASSETS	10,327	10,327

TOTAL ASSETS	$6,236,172	$7,098,599

LIABILITIES AND STOCKHOLDERS’ (DEFICIENCY) EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$464,561	$538,954
Accrued professional fees	60,000	77,000
Notes payable – related parties	77,500	77,500
Preferred stock to be issued	—	1,567,500
Embedded derivatives at fair value	5,709,088	3,075,026

Total Current Liabilities	6,311,149	5,335,980

COMMITMENTS AND CONTINGENCIES

6% CONVERTIBLE PREFERRED STOCK, net of discount of $1,132,811 and $1,404,686, respectively	1,042,189	770,314

7% CONVERTIBLE PREFERRED STOCK, net of discount of $1,371,562 at March 31, 2006	195,938	—

STOCKHOLDERS’ (DEFICIENCY) EQUITY
Preferred stock, $.0001 par value, 1,000,000 shares authorized, 3,242.5 shares issued and outstanding	—	—
Common stock, $.0001 par value, 50,000,000 shares authorized, 20,101,518 and 19,864,202 shares issued and outstanding, respectively	2,010	1,986
Additional paid-in capital	19,132,290	18,579,269
Deferred compensation expense	(332,035)	(11,681)
Deficit accumulated during development stage	(20,115,369)	(17,577,269)

Total Stockholders’ (Deficiency) Equity	(1,313,104)	992,305

TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIENCY) EQUITY	$6,236,172	$7,098,599

See accompanying notes to the condensed consolidated financial statements.

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended March 31, 2006	For the Three Months Ended March 31, 2005	For the Period From July 17, 2002 (Inception) Through March 31, 2006
REVENUES	$—	$—	$—

EXPENSES
Professional fees	258,457	302,089	8,170,736
General and administrative	293,775	159,123	2,622,471
Salaries and related taxes	118,219	134,032	1,480,573
Research and development	62,469	33,621	512,275
Litigation settlement expense	—	—	226,000
Merger costs	—	—	200,000
Machinery impairment	—	—	2,602,775
Parts inventory write-down	—	—	430,190

Total Expenses	732,920	628,865	16,245,020
INTEREST INCOME	7,256	663	25,824
(LOSS) GAIN ON FAIR VALUE ADJUSTMENTS TO EMBEDDED DERIVATIVES	(506,169)	—	126,990
PRIVATE PLACEMENT EXPENSES	(779,619)	—	(2,631,951)

NET LOSS	$(2,011,452)	$(628,202)	$(18,724,157)

Convertible preferred stock dividends	(526,649)	—

LOSS AVAILABLE TO COMMON STOCKHOLDERS	$(2,538,101)	$(628,202)

NET LOSS PER SHARE – BASIC AND DILUTED	$(0.13)	$(0.03)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING – BASIC AND DILUTED	19,981,642	19,235,542

See accompanying notes to the condensed consolidated financial statements.

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM JULY 17, 2002 (INCEPTION) THROUGH MARCH 31, 2006

(UNAUDITED)

	Common Stock		Additional Paid-In Capital	Subscriptions Receivable	Deferred Compensation Expense	Note Receivable Related Party	Interest Receivable Related Party	Accumulated Deficit	Total
	Shares	Amount
Common stock issued for cash at inception	10,944,055	$1,095	$957,310	$—	$—	$—	$—	$—	$958,405
Common stock issued for license valued at $1.00 per share	3,500,000	350	3,499,650	—	—	—	—	—	3,500,000
Common stock issued for cash in December 2002 at $1.00 per share	100,000	10	99,990	—	—	—	—	—	100,000
Net loss, July 17, 2002 (inception) through December 31, 2002	—	—	—	—	—	—	—	(407,803)	(407,803)
Common stock issued for cash in January 2003 at $1.00 per share	200,000	20	199,980	—	—	—	—	—	200,000
Common stock issued for license in January 2003 at $1.00 per share	500,000	50	499,950	—	—	—	—	—	500,000
Note receivable – related party in February 2003	—	—	—	—	—	(235,000)	—	—	(235,000)
Interest receivable – related party	—	—	—	—	—	—	(3,074)	—	(3,074)
Common stock issued for cash in February, March and April 2003 at $1.00 per share	800,000	80	799,920	—	—	—	—	—	800,000
Recapitalization for merger in April 2003	429,000	43	(43)	—	—	—	—	—	—
Common stock issued for cash in May 2003 at $1.00 per share	100,000	10	99,990	—	—	—	—	—	100,000
Common stock subscribed at $1.00 per share	1,500,000	150	1,499,850	(1,500,000)	—	—	—	—	—
Collection of subscription receivable in July 2003	—	—	—	500,000	—	—	—	—	500,000
Warrants issued for consulting expense in April 2003	—	—	1,274,848	—	(1,274,848)	—	—	—	—
Common stock issued for cash in July and August 2003 at $3.50 per share, net	502,714	50	1,020,444	—	—	—	—	—	1,020,494

See accompanying notes to the condensed consolidated financial statements.

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM JULY 17, 2002 (INCEPTION) THROUGH MARCH 31, 2006

(UNAUDITED)

	Common Stock		Additional Paid-In Capital	Subscriptions Receivable	Deferred Compensation Expense	Note Receivable Related Party	Interest Receivable Related Party	Accumulated Deficit	Total
	Shares	Amount
Warrants issued with the sale of common stock in July and August 2003	—	—	563,056	—	—	—	—	—	563,056
Common stock issued for services in August and September 2003	175,000	17	1,298,233	—	(1,298,250)	—	—	—	—
Common stock issued for settlement	60,000	6	464,994	—	—	—	—	—	465,000
Cancellation of subscription receivable	(1,000,000)	(100)	(999,900)	1,000,000	—	—	—	—	—
Common stock issued for cash in October 2003 at $6.00 per share, net	904,334	90	2,896,206	—	—	—	—	—	2,896,296
Warrants issued with the sale of common stock in October 2003	—	—	1,962,114	—	—	—	—	—	1,962,114
Warrants issued for consulting expense in December 2003	—	—	29,761	—	(29,761)	—	—	—	—
Options issued for consulting services in August and November 2003	—	—	181,010	—	(181,010)	—	—	—	—
Amortization of deferred consulting expenses in 2003	—	—	—	—	1,427,336	—	—	—	1,427,336
Net loss, year ended December 31, 2003	—	—	—	—	—	—	—	(4,670,321)	(4,670,321)

BALANCE, December 31, 2003	18,715,103	1,871	16,347,363	—	(1,356,533)	(235,000)	(3,074)	(5,078,124)	(9,676,503)
Common stock issued for accrued professional fees in February 2004 at $7.45 per share	10,000	1	74,499	—	—	—	—	—	74,500
Common stock issued for services in February 2004 at $4.30 per share	10,000	1	42,999	—	(43,000)	—	—	—	—

See accompanying notes to the condensed consolidated financial statements.

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM JULY 17, 2002 (INCEPTION) THROUGH MARCH 31, 2006

(UNAUDITED)

	Common Stock		Additional Paid-In Capital	Subscriptions Receivable	Deferred Compensation Expense	Note Receivable Related Party		Interest Receivable Related Party	Accumulated Deficit	Total
	Shares	Amount
Warrants issued for consulting expense in February 2004	—	—	42,454	—	(42,454)		—	—	—	—
Warrants issued for consulting expense in April 2004	—	—	170,052	—	(170,052)		—	—	—	—
Common stock issued for services in May 2004 at $2.55 per share	10,000	1	25,499	—	(25,500)		—	—	—	—
Warrants issued for consulting expense in May 2004	—	—	12,165	—	(12,165)		—	—	—	—
Common stock issued for cash in May 2004 at $3.30 per share, net	490,439	49	741,680	—	—		—	—	—	741,729
Warrants issued with the sale of common stock in May 2004	—	—	714,876	—	—		—	—	—	714,876
Amortization of deferred consulting expenses in 2004	—	—	—		1,576,825		—	—	—	1,576,825
Interest receivable related party in 2004	—	—	—	—	—		—	(1,844)	—	(1,844)
Forgiveness of note and interest receivable in July 2004	—	—	—	—	—		235,000	4,918	—	239,918
Net loss, year ended December 31, 2004	—	—	—	—	—		—	—	(6,990,752)	(6,990,752)

BALANCE, December 31, 2004	19,235,542	$1,923	$18,171,587	$—	$(72,879)	$		$—	$(12,068,876)	$6,031,755

See accompanying notes to the condensed consolidated financial statements.

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM JULY 17, 2002 (INCEPTION) THROUGH MARCH 31, 2006

(UNAUDITED)

	Common Stock		Additional Paid-In Capital	Subscriptions Receivable	Deferred Compensation Expense	Note Receivable Related Party	Interest Receivable Related Party	Accumulated Deficit	Total
	Shares	Amount
Warrants issued for consulting expense for August 2005			46,723		(46,723)				—
Common stock issued for legal settlement	200,000	20	175,980	—	—	—	—	—	176,000
Amortization of deferred consulting expenses in 2005	—	—	—	—	107,921	—	—	—	107,921
Warrants issued for convertible preferred stock financing	—	—	101,646	—	—	—	—	—	101,646
Stock Issued for dividends on convertible preferred stock	161,565	16	83,360	—	—	—	—	—	83,376
Accretion of preferred stock to dividends	—	—	—	—	—	—	—	(770,314)	(770,314)
Dividends on preferred stock	—	—	—	—	—	—	—	(61,626)	(61,626)
Common stock issued in connection with merger in October 2005	267,095	27	(27)	—	—	—	—	—	—
Net loss, year ended December 31, 2005	—	—	—	—	—	—	—	(4,643,829)	(4,643,829)

BALANCE, December 31, 2005	19,864,202	$1,986	$18,579,269	$—	$(11,681)	$—	$—	$(17,577,269)	$992,305

See accompanying notes to the condensed consolidated financial statements.

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM JULY 17, 2002 (INCEPTION) THROUGH MARCH 31, 2006

(UNAUDITED)

	Common Stock		Additional Paid-In Capital	Subscriptions Receivable	Deferred Compensation Expense	Note Receivable Related Party	Interest Receivable Related Party	Accumulated Deficit	Total
	Shares	Amount
Common stock issued for directors fees	105,000	11	43,039	—	(43,050)	—	—	—	—
Stock options issued to directors	—	—	325,327	—	(325,327)	—	—	—	—
Amortization of deferred consulting expenses in 2006	—	—	—	—	11,681	—	—	—	11,681
Amortization of deferred compensation expense for board of directors in 2006	—	—	—	—	36,342	—	—	—	36,342
Warrants issued for convertible preferred stock financing	—	—	134,975	—	—	—	—	—	134,975
Stock issued for dividends on convertible preferred stock	132,316	13	49,680	—	—	—	—	—	49,693
Accretion of preferred stock to dividends	—	—	—	—	—	—	—	(467,811)	(467,811)
Dividends on preferred stock	—	—	—	—	—	—	—	(58,837)	(58,837)
Net loss, year ended March 31, 2006	—	—	—	—	—	—	—	(2,011,452)	(2,011,452)

BALANCE, March 31, 2006	20,101,518	$2,010	$19,132,290	$—	$(332,035)	$—	$—	$(20,115,369)	$(1,313,104)

See accompanying notes to the condensed consolidated financial statements.

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Three Months Ended March 31, 2006	For the Three Months Ended March 31, 2005	For the Period From July 17, 2002 (Inception) Through March 31, 2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,011,452)	$(628,202)	$(18,724,157)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	1,624	1,352	17,110
Machinery and deposits impairment	—	—	2,602,775
Parts inventory write-down	—	—	430,190
Amortization of deferred compensation expense	48,023	36,440	3,160,105
Settlement on legal payable	—	—	(350,000)
Forgiveness of interest receivable	—	—	3,074
Common stock issued for legal settlement	—	—	176,000
Common stock issued for services	—	—	465,000
Warrants issued for services	134,975	—	236,621
Gain (Loss) on fair value adjustment to embedded derivatives	506,169	—	(126,990)
Valuation of embedded derivatives in excess of gross proceeds included in private placement expenses	560,393	—	2,093,578
Changes in operating assets and liabilities:
Prepaid expenses and other assets	221,764	88,204	(193,589)
Accrued professional fees	(17,000)	(17,009)	484,500
Accounts payable and accrued expenses	(83,537)	143,093	2,089,543

Net Cash Used In Operating Activities	(639,041)	(376,122)	(7,636,240)

CASH FLOWS FROM INVESTING ACTIVITIES:
Deposit on purchase of machinery	—	—	(4,011,976)
Refund of deposit on purchase of machinery	—	—	741,000
Purchases of fixed assets	(9,911)	390	(169,834)
Acquisition of license/patent	—	—	(700,000)
Note receivable and accrued interest –related party	—	—	(238,074)

Net Cash (Used In) Provided by Investing Activities	(9,911)	390	(4,378,884)

CASH FLOWS FROM FINANCING ACTIVITIES:
Sales of common stock and warrants	—	—	10,556,970
Sale of convertible preferred stock	—	—	2,175,000

Net Cash Provided By Financing Activities	—	—	12,731,970

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(648,952)	(375,732)	716,846
CASH AND CASH EQUIVALENTS – BEGINNING OF PERIOD	1,365,798	442,762	—

CASH AND CASH EQUIVALENTS – END OF PERIOD	$716,846	$67,030	$716,846

NON CASH INVESTING AND FINANCING ACTIVITIES:
Accretion of convertible preferred stock	$467,811	—	$1,238,127

Dividends payable on convertible preferred stock	$9,144	—	$20,019

Common stock issued for dividends on convertible preferred stock	$49,693	$—	$133,068

Common stock issued for license valued at $1.00 per share	$—	$—	$4,000,000

Warrants issued for deferred consulting services	$—	$—	$1,509,519

Common stock issued for deferred consulting expenses	$—	$—	$1,308,250

Common stock issued for accrued consulting expenses	$—	$—	$74,500

Options issued for deferred consulting services	$—	$—	$99,636

Common stock issued to consultant to settle contract dispute	$—	$—	$60,000

Deposits transferred into fixed assets and inventory	$—	$—	$1,307,087

Forgiveness and reclass of note receivable to acquisition of patent	$—	$—	$235,000

See accompanying notes to the condensed consolidated financial statements.

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2006

(UNAUDITED)

NOTE 1 BACKGROUND

DDS Technologies USA, Inc. and subsidiary (collectively, the “Company”) is a development stage company with no revenues since its inception on July 17, 2002. The Company has obtained the patent rights on a world wide basis for a dry disaggregation and micronization system that converts certain waste into value added products for further processing or resale.

Since its inception, the Company has been dependent upon the receipt of capital investment to fund its continuing activities. In addition to the normal risks associated with a new business venture, there can be no assurance that the Company’s product development will be successfully completed or that it will be a commercial success. The Company’s ability to execute its business plan will depend on its ability to obtain additional financing and achieve a profitable level of operations. There can be no assurance that sufficient financing will be obtained. Nor can the Company give any assurance that it will generate substantial revenues or that its business operations will prove to be profitable.

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of DDS Technologies USA, Inc. and its wholly owned subsidiary. All material intercompany accounts and transactions have been eliminated.

(B) Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, accounts payable and accrued expenses at March 31, 2006 and December 31, 2005, approximate their fair value because of their relatively short-term nature.

(C) Patent Valuation

The patent is valued at its original acquisition cost plus the forgiveness of the carrying amount of a note receivable. The acquisition cost is based on the issuance of 4 million shares of common stock plus cash consideration. The patent has a 20 year life which expires in May 2022. The patent will be amortized over the expiration term when the Company commences operations which generate revenues.

(D) Derivatives

The Company accounts for its long term warrants and the conversion feature of the convertible preferred stock issued in a private placement with the 7% convertible preferred stock as derivatives under the guidance of Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, Financial Accounting Standards Board (“FASB”) Staff Position (“FSP”) No. 150-1, Issuer’s Accounting for Freestanding Financial Instruments Composed of More Than One Option or Forward Contract Embodying Obligations Under SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, and FSP No. 150-5, Issuer’s Accounting under SFAS No. 150 for Freestanding Warrants and Other Similar Instruments on Shares That Are Redeemable.

The long term warrants and the conversion feature of the convertible preferred stock are treated as a liability in the accompanying condensed consolidated balance sheet at March 31, 2006 and are recorded at fair value. The change in fair value for each reporting period is recorded as other income (expense) in the accompanying condensed consolidated statements of operations for the three months ended March 31, 2006.

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2006

(UNAUDITED)

For the three months ended March 31, 2006, the Company recorded other expense relating to the fair value adjustment of $506,169. Also see Note 5.

(E) Research and Development

Research and development consists of consulting fees incurred in the development of the Company’s technology and are expensed as incurred.

For the three months ended March 31, 2006 and 2005, and for the period from July 17, 2002 (inception) through March 31, 2006, the Company incurred research and development expenses of $62,469, $33,621, and $512,275 respectively.

(F) Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(G) Loss Per Common Share

Net loss per common share (basic and diluted) is based on the net loss, adjusted for preferred stock dividends, divided by the weighted average number of common shares outstanding during each period. Common stock equivalents to purchase approximately 21,900,000 shares of Common stock were not included in the calculation of diluted loss per share as their effect would be anti-dilutive.

(H) Interim Consolidated Financial Statements

The condensed consolidated financial statements for the three months ended March 31, 2006 and 2005, and for the period from July 17, 2002 (inception) through March 31, 2006, are unaudited. In the opinion of management, such condensed consolidated financial statements include all adjustments (consisting of normal recurring accruals) necessary for the fair presentation of the consolidated financial position and the consolidated results of operations. The condensed consolidated results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year. The consolidated balance sheet information as of December 31, 2005 was derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-KSB. The interim condensed consolidated financial statements should be read in conjunction with that report.

(I) Stock-Based Compensation

Effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment, and related interpretations, to account for share-based compensation using the modified prospective transition method and therefore will not restate our prior period results. SFAS 123(R) supersedes Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees and revises guidance in SFAS 123, Accounting for Stock-Based Compensation. Among other things, SFAS 123(R) requires that compensation expense be recognized in the financial statements for share-based awards based on the grant date fair value of those awards. The modified prospective transition method applies to (a) unvested stock options under our 2003 Stock Option Plan (“Option Plan”) and (b) any new share-based awards granted subsequent to December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). Additionally, share-based compensation expense includes an estimate for pre-vesting forfeitures and is recognized over

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2006

(UNAUDITED)

the requisite service periods of the awards on a straight-line basis, which is not necessary commensurate with the vesting term. The Company has recorded $29,167 of share-based compensation expense, net of estimated forfeitures, during the first quarter of 2006 as a result of our adoption of SFAS 123(R).

Prior to January 1, 2006, the Company accounted for all of our stock option agreements in accordance with APB No. 25 and related interpretations. Accordingly, compensation expense for a stock option grant was recognized only if the exercise price was less than the market value of the Company’s common stock on the grant date. Prior to our adoption of SFAS 123(R), as required under the disclosure provisions of SFAS 123, as amended by SFAS 148, the Company provided pro forma net income for each period as if the Company had applied the fair value method to measure share-based compensation expense.

SFAS 123(R) requires the benefits associated with tax deductions in excess of recognized compensation cost to be reported as a financing cash flow rather than as an operating cash flow as previously required. For the three months ended March 31, 2006, the Company did not record any excess tax benefit generated from stock option exercises since the Company are in a net operating loss position and the income tax deduction will not yet reduce income taxes payable.

The table below shows the effect of adopting SFAS No. 123(R) on selected items and what those items would have been under previous guidance under APB No. 25 and SFAS No. 123 for the three months ended March 31, 2006.

	As Reported	Under APB No. 25
Net loss	$2,011,452	$1,982,285
Net cash used in operating activities (1)	$2,206,541	$2,206,541
Net cash provided by financing activities (1)	$1,567,500	$1,567,500

(1)	For the three months ended March 31, 2006, the Company did not record any excess tax benefit generated from stock option exercises since the Company is in a net operating loss position and the income tax deduction will not yet reduce income taxes payable.

The Company estimates the fair value of each stock option at the grant date by using the Black Scholes option pricing model under SFAS 123(R), which is the same valuation technique the Company previously used for pro forma disclosures under SFAS 123 with the following weighted average assumption; no dividend yield for all years; expected volatility from 140% to 144%; risk-free interest rate at 3% and an expected life of 10 years.

SFAS 123(R) requires us to measure share-based compensation liability instruments at fair value as of January 1, 2006. Previously, the Company measured those liability instruments at their intrinsic value determined as of their grant date. There is no transition impact of adopting SFAS No. 123(R) attributed to measuring such liability instruments at fair value.

Additionally, SFAS 123(R) requires us to estimate pre-vesting option forfeitures at the time of grant and periodically revise those estimates in subsequent periods if actual forfeitures differ from those estimates. The Company record share-based compensation expense only for those awards expected to vest using an estimated forfeiture rate based on our historical pre-vesting forfeiture data. Previously, the Company accounted for forfeitures as they occurred under the pro forma disclosure provisions of SFAS 123 for periods prior to 2006. The transition impact of adopting SFAS No. 123(R), attributed to accruing for expected forfeitures on outstanding share-based awards, totaled $1,589,635.

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2006

(UNAUDITED)

The weighted average grant date fair value of options granted during the first quarter of 2006 and 2005 was $0.40 per share and $0.77 per share, respectively net of estimated option forfeitures.

Included in deferred compensation expense is deferred share-based compensation expense of $296,160 as of March 31, 2006, relating to a total of 395,000 unvested stock options. The Company expects to recognize this share-based compensation expense over a weighted average period of approximately 3.4 years.

(J) Reclassifications

Certain amounts from prior periods have been reclassified to conform to current period’s presentation.

NOTE 3 RELATED PARTY TRANSACTIONS

For the three months ended March 31, 2006 and 2005, and for the period from July 17, 2002 (inception) through March 31, 2006, the Company incurred consulting expenses of $37,500, $45,000 and $1,144,000, respectively, from stockholders of the Company.

In connection with the consulting fees provided by a stockholder of the Company, the Company amended and restated his consulting agreement on March 8, 2006. Pursuant to this amendment, from March through December 2006, at the Company’s election, he will be compensated either (1) at $15,000 per month or (2) at $7,500 per month plus 15,000 shares of unregistered restricted common stock and long term warrants for an additional 15,000 shares of unregistered common stock of the Company. The long term warrants are identical to the Series B convertible preferred stock warrants which expire at the end of five years and are exercisable at $.80 per share. After December 31, 2006 the payments revert back to $15,000 per month as per the previous agreement.

In January 2006, the Board of Directors approved a new compensation arrangement for the independent non-employee directors. Only non-employee directors are compensated for their director services. Each non-employee director receives 35,000 shares of the Company’s common stock and $25,000 (plus an additional $10,000 for the chairman of the board or chairman of any board committee) worth of stock options to purchase the Company’s common stock upon each year that they are elected to the board or anniversary of such appointment. The value of a single stock option is equal to the fair market value of a share of the Company’s common stock on the date of grant. The options have a term of ten years and vest immediately.

For the three months ended March 31, 2006 and 2005, and for the period from July 17, 2002 (inception) through March 31, 2006, the Company incurred fees to members of the Board of Directors of $12,000, $0, and $278,083, respectively.

For the three months ended March 31, 2006 and 2005, and for the period from July 17, 2002 (inception) through March 31, 2006, the Company incurred in share-based compensation to members of the Board of Directors of $36,342, $0, and $36,342, respectively.

For the fees payable as of December 31, 2005, which amounted to $77,500, the Company entered into subordinated promissory notes on January 6, 2006. The promissory notes are subordinated to all other obligations of the Company and will become payable only when the Company becomes cash flow positive. The notes accrue interest at prime rate.

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2006

(UNAUDITED)

NOTE 4 STOCK OPTIONS

A summary of the status of the Company’s option plans as of and for the three months ended March 31, 2006 is presented below:

	Shares	Weighted Average Exercise Price
Outstanding at December 31, 2005	2,600,000	$3.93
Granted	231,706	$0.41

Outstanding at March 31, 2006	2,831,706	$3.64

Options exercisable at March 31, 2006	2,031,000	$3.50

Weighted average fair value of options granted to employees during the period from July 17, 2002 (Inception) through March 31, 2006	$3.64

The following table summarizes information about the stock options outstanding at March 31, 2006:

Options Outstanding				Options Exercisable
Exercise Price	Number Outstanding at March 31, 2006	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at March 31, 2006	Weighted Average Exercise Price
$3.40	300,000	8.25	$3.40	300,000	$3.40
$3.96	200,000	8.00	$3.96	200,000	$3.96
$5.00	600,000	7.12	$5.00	600,000	$5.00
$7.00	400,000	7.58	$7.00	—	$—
$8.00	200,000	7.58	$8.00	200,000	$8.00
$3.40	50,000	8.17	$3.40	50,000	$3.40
$0.63	50,000	8.58	$0.63	50,000	$0.63
$1.00	400,000	8.75	$1.00	200,000	$1.00
$1.00	400,000	8.75	$1.00	200,000	$1.00
$0.41	231,706	9.83	$0.41	231,706	$0.41

NOTE 5 PRIVATE PLACEMENT

(A) Series B Convertible Preferred Stock

On January 4, 2006, the Company entered into a Securities Purchase Agreement with certain accredited investors for the sale of 7% Series B Convertible Preferred Stock. The Company issued 1,567.5 shares of Series B Convertible Preferred Stock for a purchase price of $1,567,500 ($1,483,250 net of commissions) and the Company may raise up to an additional $932,500 through the sale of additional shares of Series B Preferred Convertible Stock. The proceeds were received through December 31, 2005 by the Company. The Series B Preferred Stock is initially convertible into approximately 3.1 million shares of the Company’s common stock at a conversion rate of $.50 per share and has a 7% annual dividend rate payable quarterly in arrears in cash or, subject to standard equity conditions, in common stock, at the Company’s option.

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2006

(UNAUDITED)

Each investor also received a long-term warrant exercisable for a period of five years to acquire shares of common stock. The long term warrants in the aggregate are exercisable for approximately 3.1 million shares of common stock at a price of $.80 per share.

The Company paid $84,250 and issued 84,250 long-term warrants to Kenny Securities. The Company issued 217,500 long-term warrants to The Shemano Group. Both companies acted as selling agents in the Series B Preferred Stock offering.

One investor, Robert L. Devereux, subsequently became a Company director. Mr. Dennis Duitch became a director of the Company at the same time. Mr. Devereux and Dr. Marc J. Mallis, an existing Company director, purchased $100,000 and $35,000, respectively, of Series B Preferred Stock and long-term warrants in the offering.

Shares of the convertible preferred stock are mandatorily redeemable at the end of two years from the date of issuance. There are also certain triggering events that are outside of the Company’s control that could cause an earlier redemption.

The Company accounted for the convertible preferred stock based on Staff Accounting Bulletin (“SAB”) Topic No. D-98, Classification and Measurement of Redeemable Securities and SEC Accounting Series Release No 268, Redeemable Preferred Stock. As such the convertible preferred stock is presented as mezzanine equity between the liabilities and equity sections in the accompanying condensed consolidated balance sheet at March 31, 2006.

The accounting for the long warrants issued with the preferred stock was determined under the guidance of SFAS 133, FASB FSP No. 150-1, FASB FPS No 150-5 and Emerging Issues Task Force (“EITF”) No. 00-19, Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock. Accordingly the warrants are treated as derivatives and classified as a liability. The long term warrants are recorded at fair value, based on the Black-Scholes pricing model, and revalued each reporting period with the change in fair value recorded as other income (expense). For the three months ended March 31, 2006 the fair value adjustment resulted in a loss of $37,700.

The beneficial conversion feature relating to the preferred stock, is also treated as an embedded derivative and is therefore classified as a current liability in accordance with SFAS 133. The conversion feature of the convertible preferred stock is recorded at fair value, as determined by an independent valuation services firm, and revalued each reporting period with the change in fair value recorded as other income (expense). For the three months ended March 31, 2006 the fair value adjustment resulted in a loss of $89,026.

Since the long term warrants and the conversion feature were deemed to be embedded derivatives, the Company recorded the entire fair value of all the embedded derivatives at the transaction date as a liability. Since the total fair value of $2,127,893 exceeded the proceeds from the private placement, a $1 value was ascribed to the preferred stock, and the resulting difference between the value of the embedded derivatives and the proceeds from the private placement of $560,394 was recorded as private placement expense in the accompanying condensed consolidated statements of operations for the three months ended March 31, 2006. Additionally the redemption value of the preferred stock of $1,567,500 is accreted to dividends over the redemption period of two years, which resulted in dividends of $195,937 for the three months ended March 31, 2006.

The Company is required to make quarterly dividend payments of 7% on the $1,567,500 that it raised from the sale of 7% Series B convertible preferred stock. The initial dividend payment was due on March 1, 2006 and quarterly thereafter. The payment is payable in either cash or common stock based on certain

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2006

(UNAUDITED)

conditions being met. Dividends on preferred stock for the three months ended March 31, 2006 were $17,068. At March 31, 2006 the Company accrued dividends amounting to $9,144.

In connection with the private placement, the Company incurred cash commissions of $84,250 and issued 301,750 warrants to the selling agents. The warrants were valued using the Black-Scholes pricing model. The fair value of these warrants is reflected as private placement expense and recorded as additional paid-in capital in the condensed consolidated financial statements. The cash payment of $84,250 is also treated as private placement expense in the accompanying condensed consolidated statement of operations for the three months ended March 31, 2006.

(B) Series A Convertible Preferred Stock

The Company accounted for the Series A convertible preferred stock based on Staff Accounting Bulletin (“SAB”) Topic No. D-98, Classification and Measurement of Redeemable Securities and SEC Accounting Series Release No. 268, Redeemable Preferred Stock. As such the convertible preferred stock is presented as mezzanine equity between the liabilities and equity sections in the accompanying condensed consolidated balance sheet at March 31, 2006.

The accounting for the long and short term warrants issued with the preferred stock was determined under the guidance of SFAS 133, FASB FSP No. 150-1, FASB FPS No 150-5 and Emerging Issues Task Force (“EITF”) No. 00-19, Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock. Accordingly the warrants are treated as derivatives and classified as a liability. The long term warrants are recorded at a fair value, based on the Black- Scholes pricing model, and revalued each reporting period with the change in fair value recorded as other income (expense). For the three months ended March 31, 2006 the fair value adjustment resulted in a loss of $873,300. The short term warrants are recorded at fair value, as determined by an independent valuation services firm, and are revalued each reporting period with the change in fair value recorded as other income (expense). For the three months ended March 31, 2006 the fair value adjustment resulted in a gain of $318,327.

The beneficial conversion feature relating to the preferred stock is also treated as an embedded derivative and is therefore classified as a current liability in accordance with SFAS 133. The conversion feature of the convertible preferred stock is recorded at fair value, as determined by an independent valuation services firm, and revalued each reporting period with the change in fair value recorded as other income (expense). For the three months ended March 31, 2006 the fair value adjustment resulted in a gain of $175,530.

NOTE 6 COMMON STOCK

In March, 2006, pursuant to the Securities Purchase Agreement, dated April 12, 2005 for the sale of 6% Series A convertible preferred stock, the Company issued 86,869 shares of common stock as payment of dividends valued at $32,625.

In March, 2006, pursuant to the Securities Purchase Agreement, dated January 4, 2006 for the sale of 7% Series A convertible preferred stock, the Company issued 45,447 shares of common stock as payment of dividends valued at $17,068.

Also, see Note 3 for the issuance of 105,000 shares of common stock issued to non-employee directors.

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2006

(UNAUDITED)

NOTE 7 COMMITMENTS AND CONTINGENCIES

Litigation

The Company is a defendant in a lawsuit whereby the plaintiff contends that it is entitled to a commission for allegedly procuring financing for a transaction. The Company filed an Answer and Affirmative Defenses. The plaintiff seeks damages totaling $175,584, plus interest from December 31, 2002. The Company believes the suit is without merit and is vigorously defending its position. In the opinion of management, this suit will not have a material adverse effect on the Company’s consolidated financial position or results of operations.

On January 19, 2006 the Company was served with a third party summons in the Circuit Court of Palm Beach County, Florida by a plaintiff who is a defendant in a dispute over a share transaction. The Company filed a motion to dismiss on February 8, 2006. The Company believes that the complaint is without merit and is vigorously defending its position. In the opinion of management this suit will not have a material adverse effect on the Company’s consolidated financial position or results of operations.

The Company is a defendant in a lawsuit whereby a stockholder and former president of the Company contends that he is entitled to receive consulting fees under a consulting agreement. The Company suspended payments and terminated the consulting agreement due to non compliance by the plaintiff with the terms of the agreement. The Company has filed a counterclaim against the plaintiff for breach of contract and breach of fiduciary duty.

Liquidated Damages

The Company’s registration rights agreements applicable to the Company’s Series A and Series B preferred stock require the Company to pay liquidated damages, and potentially trigger early premium redemption rights, if the Company does not timely file required registration statements, or if the Company does not keep them continuously effective for the required amount of time. The Company’s registration statement filings applicable to the Series A and Series B preferred stock registration statements are currently not effective. After filing of the current Form 10-QSB, the Company plans on promptly completing and filing any amendments necessary in order to bring the Company’s registration statements into an effective status. Liquidated damages pertaining to the non effectiveness of the registration statements amounted to $107,700 and have been accrued in the accompanying condensed consolidated financial statements. No amounts have been or will be accrued for any potential redemption rights unless such rights are exercised.

NOTE 8 MARKETING AGREEMENT

On August 8, 2005, the Company entered into a six month agreement with a marketing company. The marketing company provides business advisory and various other investment and marketing services to the Company. The Company pays a monthly retainer fee of $7,000. In addition, the Company issued warrants for the purchase of 80,000 shares of common stock at an exercise price of $0.75 per share. The warrants are exercisable one year from the date of this agreement. The warrants were valued using the Black-Scholes pricing model and resulted in a fair value of $46,723. For the three ended March 31, 2006, the Company recognized $11,681 in consulting expense. There is no remaining unamortized balance as of March 31, 2006.

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2006

(UNAUDITED)

NOTE 9 SUBSEQUENT EVENTS

Exercise of Short Term Warrants

In April 2006, in conjunction with the Securities Purchase Agreement, dated April 12, 2005, for the sale of 6% Series A convertible preferred stock, the Company received $2,055,000 for the exercise of the short term warrants.

Conversion of Preferred Stock

In May 2006, in conjunction with the Securities Purchase Agreement, dated April 12, 2005, for the sale of 6% Series A convertible preferred stock, the Company issued 500,000 shares of common stock to one of its investors as a partial conversion of their convertible preferred shares.

Stock Option Plan

In April 2006, the Board approved a modification to the Company’s 2003 Stock Option Plan. The plan was never submitted to the Company’s shareholders for approval within the required time period causing the options already granted to be rescinded. The terms of the modified plan are substantially the same as the terms of the original plan; however the modified plan includes an individual grant limitation and there is no stated time period for shareholders approval.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and shareholders of:

DDS Technologies U.S.A., Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of DDS Technologies U.S.A., Inc. and Subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended and for the period from July 17, 2002 (inception) through December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of DDS Technologies U.S.A., Inc. and Subsidiary as of December 31, 2005 and 2004, and the consolidated results of their operations, and their cash flows for the years then ended and for the period from July 17, 2002 (inception) through December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

WEINBERG & COMPANY, P.A.

Boca Raton, Florida

March 20, 2006, except for Note 15 which is as of April 13, 2006

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED BALANCE SHEETS

	December 31, 2005	December 31, 2004
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,365,798	$442,762
Inventories, net	361,083	220,536
Prepaid expenses	410,003	253,560

Total Current Assets	2,136,884	916,858
FIXED ASSETS, NET	16,388	39,666
PATENT	4,935,000	4,935,000
DEPOSITS ON PURCHASE OF MACHINERY	—	567,737
OTHER ASSETS	10,327	7,977

TOTAL ASSETS	$7,098,599	$6,467,238

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$538,954	$358,474
Accrued professional fees	77,000	77,009
Accrued fees – related parties	77,500	—
Preferred stock to be issued	1,567,500	—
Embedded derivatives at fair value	3,075,026	—

Total Current Liabilities	$5,335,980	$435,483

COMMITMENTS AND CONTINGENCIES

6% CONVERTIBLE PREFERRED STOCK, net of discount of $1,404,686	770,314	—

STOCKHOLDERS’ EQUITY
Preferred stock, $.0001 par value, 1,000,000 shares authorized, 2,175 shares issued and outstanding	—	—
Common stock, $.0001 par value, 50,000,000 shares authorized, 19,864,202 and 19,235,542 shares issued and outstanding in 2005 and 2004, respectively	1,986	1,923
Additional paid-in capital	18,579,269	18,171,587
Deferred consulting expense	(11,681)	(72,879)
Deficit accumulated during development stage	(17,577,269)	(12,068,876)

Total Stockholders’ Equity	992,305	6,031,755

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,098,599	$6,467,238

See accompanying notes to the consolidated financial statements.

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2005	For the Year Ended December 31, 2004	For the Period From July 17, 2002 (Inception) Through December 31, 2005
REVENUES	$—	$—	$—

EXPENSES
Professional fees	1,189,688	2,724,110	7,912,279
General and administrative	772,630	906,588	2,328,696
Salaries and related taxes	500,698	628,416	1,362,354
Research and development	314,698	135,108	449,806
Litigation settlement expense	226,000	—	226,000
Merger costs	—	—	200,000
Machinery impairment	—	2,602,775	2,602,775
Parts inventory write-down	430,190	—	430,190

Total Expenses	3,433,904	6,996,997	15,512,100
INTEREST INCOME	9,248	6,245	18,568
GAIN ON FAIR VALUE ADJUSTMENT TO EMBEDDED DERIVATIVES	633,159	—	633,159
PRIVATE PLACEMENT EXPENSES	(1,852,332)	—	(1,852,332)

NET LOSS	(4,643,829)	(6,990,752)	(16,712,705)

Convertible preferred stock dividends	(864,564)	—

LOSS AVAILABLE TO COMMON STOCKHOLDERS	$(5,508,393)	$(6,990,752)

NET LOSS PER SHARE – BASIC AND DILUTED	$(0.29)	$(0.37)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING – BASIC AND DILUTED	19,313,722	19,030,597

See accompanying notes to the consolidated financial statements.

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM JULY 17, 2002 (INCEPTION) THROUGH DECEMBER 31, 2005

	Common Stock		Additional Paid-In Capital	Subscriptions Receivable	Deferred Consulting Expense	Note Receivable Related Party	Interest Receivable Related Party	Accumulated Deficit	Total
	Shares	Amount
Common stock issued for cash at inception	10,944,055	$1,095	$957,310	$—	$—	$—	$—	$—	$958,405
Common stock issued for license valued at $1.00 per share	3,500,000	350	3,499,650	—	—	—	—	—	3,500,000
Common stock issued for cash in December 2002 at $1.00 per share	100,000	10	99,990	—	—	—	—	—	100,000
Net loss, July 17, 2002 (inception) through December 31, 2002	—	—	—	—	—	—	—	(407,803)	(407,803)
Common stock issued for cash in January 2003 at $1.00 per share	200,000	20	199,980	—	—	—	—	—	200,000
Common stock issued for license in January 2003 at $1.00 per share	500,000	50	499,950	—	—	—	—	—	500,000
Note receivable – related party in February 2003	—	—	—	—	—	(235,000)	—	—	(235,000)
Interest receivable – related party	—	—	—	—	—	—	(3,074)	—	(3,074)
Common stock issued for cash in February, March and April 2003 at $1.00 per share	800,000	80	799,920	—	—	—	—	—	800,000
Recapitalization for merger in April 2003	429,000	43	(43)	—	—	—	—	—	—
Common stock issued for cash in May 2003 at $1.00 per share	100,000	10	99,990	—	—	—	—	—	100,000
Common stock subscribed at $1.00 per share	1,500,000	150	1,499,850	(1,500,000)	—	—	—	—	—
Collection of subscription receivable in July 2003	—	—	—	500,000	—	—	—	—	500,000
Warrants issued for consulting expense in April 2003	—	—	1,274,848	—	(1,274,848)	—	—	—	—
Common stock issued for cash in July and August 2003 at $3.50 per share, net	502,714	50	1,020,444	—	—	—	—	—	1,020,494

See accompanying notes to the consolidated financial statements.

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM JULY 17, 2002 (INCEPTION) THROUGH DECEMBER 31, 2005

	Common Stock		Additional Paid-In Capital	Subscriptions Receivable	Deferred Consulting Expense	Note Receivable Related Party	Interest Receivable Related Party	Accumulated Deficit	Total
	Shares	Amount
Warrants issued with the sale of common stock in July and August 2003	—	—	563,056	—	—	—	—	—	563,056
Common stock issued for services in August and September 2003	175,000	17	1,298,233	—	(1,298,250)	—	—	—	—
Common stock issued for settlement	60,000	6	464,994	—	—	—	—	—	465,000
Cancellation of subscription receivable	(1,000,000)	(100)	(999,900)	1,000,000	—	—	—	—	—
Common stock issued for cash in October 2003 at $6.00 per share, net	904,334	90	2,896,206	—	—	—	—	—	2,896,296
Warrants issued with the sale of common stock in October 2003	—	—	1,962,114	—	—	—	—	—	1,962,114
Warrants issued for consulting expense in December 2003	—	—	29,761	—	(29,761)	—	—	—	—
Options issued for consulting services in August and November 2003	—	—	181,010	—	(181,010)	—	—	—	—
Amortization of deferred consulting expenses in 2003	—	—	—	—	1,427,336	—	—	—	1,427,336
Net loss, year ended December 31, 2003	—	—	—	—	—	—	—	(4,670,321)	(4,670,321)

BALANCE, December 31, 2003	18,715,103	1,871	16,347,363	—	(1,356,533)	(235,000)	(3,074)	(5,078,124)	(9,676,503)
Common stock issued for accrued professional fees in February 2004 at $7.45 per share	10,000	1	74,499	—	—	—	—	—	74,500
Common stock issued for services in February 2004 at $4.30 per share	10,000	1	42,999	—	(43,000)	—	—	—	—

See accompanying notes to the consolidated financial statements.

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM JULY 17, 2002 (INCEPTION) THROUGH DECEMBER 31, 2005

	Common Stock		Additional Paid-In Capital	Subscriptions Receivable	Deferred Consulting Expense	Note Receivable Related Party	Interest Receivable Related Party	Accumulated Deficit	Total
	Shares	Amount
Warrants issued for consulting expense in February 2004	—	—	42,454	—	(42,454)	—	—	—	—
Warrants issued for consulting expense in April 2004	—	—	170,052	—	(170,052)	—	—	—	—
Common stock issued for services in May 2004 at $2.55 per share	10,000	1	25,499	—	(25,500)	—	—	—	—
Warrants issued for consulting expense in May 2004	—	—	12,165	—	(12,165)	—	—	—	—
Common stock issued for cash in May 2004 at $3.30 per share, net	490,439	49	741,680	—	—	—	—	—	741,729
Warrants issued with the sale of common stock in May 2004	—	—	714,876	—	—	—	—	—	714,876
Amortization of deferred consulting expenses in 2004	—	—	—		1,576,825	—	—	—	1,576,825
Interest receivable related party in 2004	—	—	—	—	—	—	(1,844)	—	(1,844)
Forgiveness of note and interest receivable in July 2004	—	—	—	—	—	235,000	4,918	—	239,918
Net loss, year ended December 31, 2004	—	—	—	—	—	—	—	(6,990,752)	(6,990,752)

BALANCE, December 31, 2004	19,235,542	$1,923	$18,171,587	$—	$(72,879)	$—	$—	$(12,068,876)	$6,031,755

See accompanying notes to the consolidated financial statements.

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM JULY 17, 2002 (INCEPTION) THROUGH DECEMBER 31, 2005

	Common Stock		Additional Paid-In Capital	Subscriptions Receivable	Deferred Consulting Expense	Note Receivable Related Party	Interest Receivable Related Party	Accumulated Deficit	Total
	Shares	Amount
Warrants issued for consulting expense for August 2005	—	—	46,723	—	(46,723)	—	—	—	—
Common stock issued for legal settlement	200,000	20	175,980	—	—	—	—	—	176,000
Amortization of deferred consulting expenses in 2005	—	—	—	—	107,921	—	—	—	107,921
Warrants issued for convertible preferred stock financing	—	—	101,646	—	—	—	—	—	101,646
Common stock issued for dividends on convertible preferred stock	161,565	16	83,360	—	—	—	—	—	83,376
Accretion of preferred stock to dividends	—	—	—	—	—	—	—	(770,314)	(770,314)
Dividends on preferred stock	—	—	—	—	—	—	—	(94,250)	(94,250)
Common stock issued in connection with merger in October 2005	267,095	27	(27)	—	—	—	—	—	—
Net loss, year ended December 31, 2005	—	—	—	—	—	—	—	(4,643,829)	(4,643,829)

BALANCE, December 31, 2005	19,864,202	$1,986	$18,579,269	$—	$(11,681)	$—	$—	$(17,577,269)	$992,305

See accompanying notes to the consolidated financial statements.

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2005	For the Year Ended December 31, 2004		For the Period From July 17, 2002 (Inception) Through December 31, 2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,643,829)		$(6,990,752)	$(16,712,705)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	5,693		5,777	15,486
Machinery and deposits impairment	—		2,602,775	2,602,775
Parts inventory write-down	430,190		—	430,190
Amortization of deferred consulting expense	107,921		1,576,825	3,112,082
Settlement of legal payable	—		(350,000)	(350,000)
Forgiveness of interest receivable	—		3,074	3,074
Common stock issued for legal settlement	176,000		—	176,000
Common stock issued for services	—		—	465,000
Warrants issued for services	101,646		—	101,646
Gain on fair value adjustment to embedded derivatives	(633,159)		—	(633,159)
Valuation of embedded derivatives in excess of gross proceeds	1,533,185		—	1,533,185
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(161,793)		73,287	(415,353)
Accrued professional fees	(8)		190,461	501,500
Accounts payable and accrued expenses	1,814,605		119,643	2,173,080

Net Cash Used In Operating Activities	(1,269,549)		(2,768,910)	(6,997,199)

CASH FLOWS FROM INVESTING ACTIVITIES:
Deposit on purchase of machinery	—		(11,000)	(4,011,976)
Refund of deposit on purchase of machinery	—		741,000	741,000
Purchases of fixed assets	17,585		(149,214)	(159,923)
Acquisition of license/patent	—		—	(700,000)
Note receivable and accrued interest –related party	—		—	(238,074)

Net Cash Provided by (Used In) Investing Activities	17,585		580,786	(4,368,973)

CASH FLOWS FROM FINANCING ACTIVITIES:
Sales of common stock and warrants	—		1,456,605	10,556,970
Sales of convertible preferred stock	2,175,000		—	2,175,000

Net Cash Provided By Financing Activities	2,175,000		1,456,605	12,731,970

NET INCREASE (DECREASE) IN CASH	923,036		(731,519)	1,365,798
CASH AND CASH EQUIVALENTS – BEGINNING OF PERIOD	442,762		1,174,281	—

CASH AND CASH EQUIVALENTS - END OF PERIOD	$1,365,798		$442,762	$1,365,798

NON CASH INVESTING AND FINANCING ACTIVITIES:
Accretion of convertible preferred stock	$770,314		$—	$770,314

Dividends payable on convertible preferred stock	$10,875		$—	10,875

Common stock issued for dividends on convertible preferred stock	$83,375	$		$83,375

Common stock issued for license valued at $1.00 per share	$—		$—	$4,000,000

Warrants issued for deferred consulting services	$—		$—	$1,509,519

Common stock issued for deferred consulting expenses	$—		$—	$1,308,250

Common stock issued for accrued consulting expenses	$—		$74,500	$74,500

Options issued for deferred consulting services	$—		$—	$99,636

Common stock issued to consultant to settle contract dispute	$—		$—	$60,000

Deposits transferred into fixed assets and inventory	$—		$1,307,087	$1,307,087

Forgiveness and reclassification of note receivable to acquisition of patent	$—		$235,000	$235,000

See accompanying notes to the consolidated financial statements.

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 BACKGROUND AND BASIS OF PRESENTATION

DDS Technologies USA, Inc. and subsidiary (the “Company”) is a development stage company with no revenues since its inception on July 17, 2002. The Company has obtained the patent rights on a worldwide basis for a dry disaggregation and micronization system that converts certain waste into value added products for further processing or resale.

Since its inception, the Company has been dependent upon the receipt of capital investment to fund its continuing activities. In addition to the normal risks associated with a new business venture, there can be no assurance that the Company’s product development will be successfully completed or that it will be a commercial success. The Company’s ability to execute its business plan will depend on its ability to obtain additional financing and achieve a profitable level of operations. There can be no assurance that sufficient financing will be obtained. Nor can the Company give any assurance that it will generate substantial revenues or that its business operations will prove to be profitable.

On November 14, 2002, Black Diamond Industries, Inc., (“Black Diamond”) a public Florida corporation, conducting no business other than to seek a suitable acquisition partner, acquired all of the outstanding shares of common stock of DDS Holdings, Inc., a Nevada company pursuant to a securities exchange agreement dated October 27, 2002. Under the terms of the securities exchange agreement, the stockholders of DDS Holdings, Inc. agreed to transfer all of the issued and outstanding shares of common stock in exchange for an aggregate of 12,915,525 shares of common stock, or approximately 93% of Black Diamond. Immediately prior to, and in conjunction with the transaction, the sole director and officer and majority shareholder of Black Diamond returned 13,564,350 shares of common stock to treasury.

In December 2002, the Company changed its name to DDS Technologies USA, Inc. and reincorporated in the state of Delaware.

Under a share exchange agreement entered into on April 4, 2003, Fishtheworld Holdings, Inc. (“Fishtheworld”) a public Florida corporation conducting no business other than to seek a suitable acquisition partner, acquired 88.5% of DDS Technologies USA, Inc. in exchange for 15,367,255 shares of common stock or approximately 97% of the then issued and outstanding shares of Fishtheworld. DDS Technologies USA, Inc. also paid a cash consideration of $200,000 to the shareholders of Fishtheworld, which has been accounted for as merger costs in the December 31, 2003 statement of operations. Immediately prior to the share exchange, the majority shareholder of Fishtheworld returned 8,571,000 shares to treasury and resigned as the sole director and officer of Fishtheworld. The members of the Board of Directors of the Company became members of the Board of Directors of Fishtheworld. DDS Technologies USA, Inc. adopted the December 31st year-end of Fishtheworld. In May 2003, Fishtheworld changed its name to DDS Technologies, USA, Inc. and reincorporated in the state of Nevada. As a result of the reincorporation, the Company’s par value for its preferred and common stock changed to $.0001 per share.

Generally accepted accounting principles in the United States of America require that a company whose stockholders retain a majority interest in a business combination be treated as the acquirer for accounting purposes. These historical financial statements represent DDS Technologies USA, Inc. from inception.

On October 17, 2005, the Company merged DDS Technologies USA, Inc., a Delaware corporation, into the Company and DDS Holdings became a direct wholly-owned subsidiary of the Company. As a result of the merger, each DDS Delaware shareholder at the time of the merger (other than the Company) received one share of the Company’s common stock for each share of DDS Delaware common stock which it held immediately prior to the merger. The Company issued a total of 267,095 common stock shares in completing the exchange.

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Since its inception, the Company has been dependent upon the receipt of capital investment to fund its continuing activities. In addition to the normal risks associated with a new business venture, there can be no assurance that the Company’s product development will be successfully completed or that it will be a commercial success. The Company’s ability to execute its business plan will depend on its ability to obtain additional financing and achieve a profitable level of operations. There can be no assurance that sufficient financing will be obtained. Nor can the Company give any assurance that it will generate substantial revenues or that its business operations will prove to be profitable.

In view of these matters, realization of a major portion of the assets in the accompanying consolidated balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to meet its working capital requirements, and the success of its future operations.

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A) Principles of Consolidation

The accompanying consolidated financial statements include the accounts of DDS Technologies USA, Inc. and its wholly owned subsidiary. All material intracompany accounts and transactions have been eliminated.

(B) Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, accounts payable and accrued expenses at December 2005, approximate their fair value because of their relatively short-term nature.

(C) Cash and cash equivalents

For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

(D) Inventories

Inventories at December 31, 2005 consists of a dry disaggregation machine, available for sale, located in Alberta Canada and machine parts and components located at a manufacturer’s facility in Fenton, Missouri. Inventories are stated at the lower of cost or market.

In connection with the machine available for sale, during 2004, the Company reclassified $651,972 from deposit on purchase of machinery to inventory, plus capitalized a final payment of $74,208 to the manufacturer, $30,660 of shipping costs and $15,007 of installation costs. The value of the machine was written down to $220,536 as a result of impairment charges taken for the year ended December 31, 2004 (See Note 4).

In November 2005, the Company terminated its relationship with the European manufacturer of the machine. Accordingly, the Company’s machine parts and components were shipped to the Company’s new manufacturer in the United States (See Note 13). In connection with the machine parts and components, the Company reclassified the carrying value of these parts from Deposits on purchase of machinery into inventories during the fourth quarter of 2005. Additionally, the Company’s management determined that the carrying amount of the parts was overvalued and

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

accordingly recorded a write-down in the amount of $430,190 for the year ended December 31, 2005. The carrying amount of the parts at December 31, 2005 is $140,547.

(E) Fixed Assets

Office and computer equipment are recorded at cost and are depreciated using the straight-line method over their estimated life of five years. The cost of additions and betterments are capitalized, and repairs and maintenance costs are charged to operations in the periods incurred. When depreciable assets are retired or sold, the cost and related allowances for depreciation are removed from the accounts and the gain or loss is recognized.

(F) Patent

The patent is recorded at its acquisition cost as described in Note 5. The acquisition cost represents the cost of the license transferred to the patent of $4,700,000 and the forgiveness of the note receivable with the former owners of $235,000. The patent has a 20-year life, which expires in May 2022, and will be amortized over the expiration term when the Company commences operations which generate revenues.

(G) Research and Development

Research and development mainly consists of consulting and other fees incurred on the development of the technology, which are expensed as incurred as well as the cost of the machine being used at the research and development and related installation costs (See also Note 4).

(H) Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(I) Impairment of Long-Lived Assets

In August 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This pronouncement superceded SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of and was required to be adopted on January 1, 2002. SFAS No. 144 retained the fundamental provisions of SFAS No. 121 as it related to assets to be held and used and assets to be sold. SFAS No. 144 requires impairment losses to be recorded on assets to be held and used by the Company when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of the assets. When an impairment loss is required for assets to be held and used by the Company, the related assets are adjusted to their estimated fair value. Fair value represents the amount at which an asset could be bought or sold in a current transaction between willing parties, that is, other than a forced or liquidation sale.

The estimation process involved in determining if assets have been impaired and in the determination of fair value is inherently uncertain because it requires estimates of current market yields as well as future events and conditions. Such future events and conditions include economic and market conditions, as well as availability of suitable financing to fund acquisition and development activities. The realization of the Company’s revenue producing assets is dependent

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

upon future uncertain events and conditions, and accordingly, the actual timing and amounts realized by the Company may be materially different from their estimated value.

During the fourth quarter of 2004, the Company’s management determined that there was impairment of the carrying amount of its machinery and related deposits, and accordingly recorded an impairment charge for the year ended December 31, 2004 (See Notes 2(D), 4, 6 and 14).

(J) Loss Per Common Share

Net loss per common share (basic and diluted) is based on the net loss divided by the weighted average number of common shares outstanding during each period. Common stock equivalents were not included in the calculation of diluted loss per share as their effect would be anti-dilutive.

(K) Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(L) Stock-Based Compensation

The Company accounts for its stock-based employee compensation plans using the intrinsic value based method, under which compensation cost is measured as the excess of the stock’s market price at the grant date over the amount an employee must pay to acquire the stock. Stock options and warrants issued to non-employees are accounted for using the fair value based method, under which the expense is measured as the fair value of the security at the date of grant based on the Black-Scholes pricing model.

Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, requires the Company to provide pro forma information regarding net income and earnings per share for each period presented as if compensation cost for the Company’s stock options had been determined in accordance with the fair value based method prescribed in SFAS No. 123. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option pricing model with the following weighted average assumptions; no dividend yield for all years; expected volatility of 74% to 135%; risk-free interest rate of 3%, and an expected life from 5 to 10 years.

Under the accounting provisions of SFAS No. 123, as amended by SFAS No. 148, the Company’s net loss and net loss per common share would have been as follows:

		For the Year Ended December 31, 2005	For the Year Ended December 31, 2004
Net loss	As Reported	$4,643,829	$6,990,752
	Pro Forma	$6,575,557	$8,818,775
Net loss per common	As Reported	$(.29)	$(.37)
share - basic and diluted	Pro Forma	$(.34)	$(.46)

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(M) Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standard Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123 (R), “Share-Based Payment” SFAS No. 123 (R) revises SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” SFAS No. 123 (R) focuses primarily on the accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123 (R) requires companies to recognize in the statement of operations the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards (with limited exceptions). SFAS No. 123 (R) is effective as of the first interim or annual reporting period that begins after June 15, 2005 for non-small business issuers and after December 15, 2005 for small business issuers. Accordingly, the Company will adopt SFAS No. 123 (R) in its quarter ending March 31, 2006.

The Company believes that the implementation of this new pronouncement will result in a charge to expense of $ 1,992,085 in 2006.

(N) Concentrations

The Company maintains the majority of its cash balances in a financial institution located in Boca Raton, Florida. The balance in the institution is insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 2005, the Company’s uninsured cash amounted to $1,324,407.

The Company utilizes only one manufacturer to manufacture and assemble its machinery.

(O) Reclassifications

Certain amounts from prior year have been reclassified to conform to current year presentation.

NOTE 3 RELATED PARTY TRANSACTIONS

(A) Consulting Fees to Stockholders

For the year ended December 31, 2005 and 2004, and for the period from July 17, 2002 (inception) through December 31, 2005, the Company incurred consulting expenses from stockholders of the Company of $180,000, $322,500, and $1,106,500 respectively.

In connection with the consulting services aforementioned, in April 2004, the Company entered into a consulting agreement with a stockholder and former president of the Company. Pursuant to the terms of this agreement, the Company would pay him a monthly fee of $15,000 for a period of three years. In July 2004, the Company terminated this agreement and it is now the subject of litigation. See Note 11 (B).

In connection with the consulting services aforementioned, in March 2004, the Company entered into a revised consulting agreement with one of its stockholders whereby the Company pays a monthly fee of $15,000 per month for a period of seven years. This replaced a previous consulting agreement, dated October 1, 2002, that required the Company to pay the consultant $30,000 per month for a period of five years.

(B) Fees to Directors

For the years ended December 31, 2005 and 2004, the Company incurred fees to members of the Board of Directors of $200,750 and $65,333, respectively. For the fees payable as of December 31, 2005,

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

which amounted to $77,500, the Company entered into subordinated promissory notes on January 6, 2006. The promissory notes are subordinated to all other obligations of the Company and will become payable only when the Company becomes cash flows positive.

NOTE 4 FIXED ASSETS

In May 2004, the Company installed its first commercial dry disaggregation machine in a production plant of an Iowa ethanol producer which the Company entered into a pre-formation agreement with in August 2003. In connection with the installation, the Company reclassified $651,972 from deposit on purchase of machinery to fixed assets, in addition to capitalizing $31,496 of shipping costs. The machine was the subject of litigation. As the result of this ongoing litigation, the Company had not been able to visually inspect the machine or gain access to it. Accordingly, the Company decided to adjust the book value of the machine to scrap value of $20,000.

In October, 2005, pursuant to a settlement agreement reached with Xethanol, the machine was returned to the Company and it is now located at its R&D facility in Norcross, Georgia. The machine is being used as a developmental, testing and processing of sample products for potential clients. Accordingly, the carrying value of $20,000 was written off to research and development expense during the fourth quarter of 2005.

As of December 31, 2005 and 2004 fixed assets consist of:

	2005	2004
Machinery/equipment, net of impairment charge	$—	$20,000
Computer equipment	23,121	23,311
Office equipment	7,693	6,148

	30,814	49,459
Less accumulated depreciation	(14,426)	(9,793)

Fixed assets, net	$16,388	$39,666

Depreciation expense for the years ended December 31, 2005 and 2004 and for the period from July 17, 2002 (inception) through December 31, 2005 amounted to $5,693, $5,777 and $15,486, respectively.

NOTE 5 PATENT FOR DRY DISAGGREGATION TECHNOLOGY

On August 29, 2002, the Company (the licensee) entered into an exclusive license agreement with DDS Technologies LTD. The initial license agreement, which expired on May 28, 2022, provided for the exclusive North, South, Central American and Caribbean (excluding Cuba) rights to the pending patent, #02425336.1, which was filed with the European patent office on May 28, 2002. The patent relates to the Longitudinal Micrometric Separator for Classifying Solid Particulate Materials. The terms of the agreement required the Company to pay at the time of signing $500,000 and 3,500,000 shares of the common stock of the Company, which were paid during 2002.

For the year ended December 31, 2003, the Company paid an additional $200,000 and issued an additional 500,000 shares of common stock valued at $1.00 per share to DDS Technologies LTD. for an extension of the license to include Africa, subject to certain exceptions. The 4,000,000 shares of common stock owned by DDS Technologies LTD represents approximately a 22% ownership in the Company. During 2003, DDS Technologies LTD transferred its rights and

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

obligations relating to the note receivable, license agreement and common stock ownership to High Speed Fragmentation B.V. (“HSF”) (See Note 3).

In accordance with the agreement, the Company was required to pay the licensor: (1) 49% of the net profits derived from the sale of products embodying the technology, (2) 24% of the net profits derived from the licensing and rental of products embodying the technology, and (3) 49% of the net profits derived from the sale of materials that are produced by machines embodying the technology and subsequently sold for use in producing certain value added products. Additionally, the Company is required to pay 2% of the net profits derived in (1) through (3) above to a charity designated by the licensor.

The Company previously entered into a Memorandum of Understanding, dated July 31, 2004, with Umberto Manola (“Manola”), Haras Engineering Corp. (“HEC”), High Speed Fragmentation B.V. (“HSF”), and Intel Trust S.A. (“Intel”) and an Amended and Restated Memorandum of Understanding, dated as of July 31, 2004 with HEC, HSF, Intel, Giancarlo Lo Fiego (“Lo Fiego”) and Adriano Zapparoli (“Zapparoli”).

Pursuant to terms of the Memorandum of Understanding, dated July 31, 2004, the Company, whose original license to the dry disaggregation technology was previously restricted to North, South and Central America, the Caribbean (excluding Cuba) and Africa. Following the assignment to the Company of the patents, the Company filed the assignments with the United States Patent and trademark Office. The Company also plans to file the assignments in the corresponding offices in the foreign jurisdictions where the patents have been applied for or obtained.

Pursuant to the original licensing agreement dated August 2002, and amendment dated January 2003, the Company paid a total of $4,700,000 in cash and stock for the licensing rights to the technology. As part of the Memorandum of Understanding dated July 31, 2004, the Company forgave a note receivable from the licensor in the amount of $235,000 and applied it towards the acquisition cost of the patent. Additionally, as part of the above mentioned MOU, the Company received a refund of approximately $741,000 of payments it had made towards the deposits for the purchase of five machines embodied with the DDS technology.

NOTE 6 DEPOSITS ON PURCHASE OF MACHINERY

Pursuant to the Sale and Purchase Agreement with HSF, to purchase disaggregation machines, which embodies the dry disaggregation technology discussed in Note 5, during 2003 the Company advanced non-refundable deposits, totaling $4,000,976 towards the purchase, delivery and installation of five initial units.

Pursuant to the terms of a Memorandum of Understanding (See Note 5), the Company received a refund of approximately $741,000 on the advances made which was applied to the deposits on purchase of machinery.

Two machines were delivered in 2004 and the Company reclassified $1,303,944 to fixed assets and inventory (See Notes 2(D) and 4). Subsequently, pursuant to the MOU settlement above, the Company recorded an impairment charge for the deposits on the purchase of machinery of $1,573,889. This charge reflects the current fair value of the machines. See Note 14.

In November 2005, the Company terminated its agreement with its European manufacturer. Consequently, all the parts for the construction of additional machines, which were already paid for, were shipped to the Company’s new manufacturer in Fenton, Missouri. During the fourth quarter of 2005, the Company reclassed the carrying amount of the parts from deposit on equipment account to an inventory parts account.

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 INCOME TAXES

No provision for Federal and state income taxes has been recorded as the Company has start up costs and net operating loss carryforwards of approximately $17,000,000 to offset any future taxable income. Such carryforwards begin to expire in 2022. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating losses and capital losses carried forward may be impaired or limited in certain circumstances. Events, which may cause limitations in the amount of net operating losses that the Company may utilize in any one year, include, but are not limited to, a cumulative ownership change of more than 50% over a three-year period.

The deferred tax asset as of December 31, 2005, consisting primarily of the tax effect of net operating loss carryforwards amounted to approximately $5,800,000. The Company has provided a full valuation allowance on the deferred tax asset as of December 31, 2005 to reduce such deferred tax assets to zero, as it is management’s belief that realization of such amounts is not considered more likely than not.

NOTE 8 STOCK OPTIONS

The Company has established a Stock Option Plan (the “Plan”) to attract, retain and motivate key employees, to provide an incentive for them to achieve long-range performance goals and to enable them to participate in the long-term growth of the Company. Options granted under the Plan may include non-qualified stock options as well as incentive stock option intended to qualify under Section 422A of the Internal Revenue Code. The aggregate number of shares that may be issued under the Plan or exercise of options must not exceed three million shares. Each stock option agreement specifies when all or any installment of the option becomes exercisable.

In January 2005, the Company granted stock options to two Board members to purchase a total of 400,000 shares at an exercise price of $1.00 per share. Of the options to purchase 400,000 shares, options to purchase 100,000 shares are exercisable immediately and the balance vests over the following three years. All the options expire in January 2015.

In March 2005, the Company granted stock options to its President and Chief Executive Officer as part of his employment agreement. The Company issued stock options to purchase 400,000 shares at an exercise price of $1.00 per share. Of the options to purchase 400,000 shares, options to purchase 100,000 shares are exercisable immediately and the balance vests over the following three years. All the options expire in March 2015.

In March 2004, the Company granted stock options to five members of its Board of Directors. Each member was issued a stock option to purchase 50,000 shares at an exercise price of $3.96 per share exercisable one year from grant date and expiring in March 2015.

In May 2004, the Company granted a one time stock option to three outside members of its Board of Directors. Each member was issued a stock option to purchase 100,000 shares at an exercise price of $3.40 per share exercisable one year from grant date and expiring in May 2015.

In May 2004 and October 2004, the Company granted stock options to two Board members. In May 2004, the Company issued stock options to purchase 50,000 shares at an exercise price of $3.40 per share exercisable one year from grant date and expiring in May 2015. In October 2004, the Company issued stock options to purchase 50,000 shares at an exercise price of $0.63 per share exercisable one year from grant date and expiring in October 2015.

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary of the status of the Company’s option plans as of December 31, 2005 and the changes during the year ending on that date is presented below:

	Shares	Weighted Average Exercise Price
Outstanding at December 31, 2003	1,350,000	$6.37
Granted	650,000	$3.40
Forfeited	(200,000)	$6.99

Outstanding at December 31, 2004	1,800,000	$5.23
Granted	800,000	$1.00

Outstanding at December 31, 2005	2,600,000	$3.93

Options exercisable at December 31, 2005	1,600,000

Weighted average fair value of options granted to employees during the period from July 17, 2002 (Inception) through December 31, 2005	$3.93

The following table summarizes information about the stock options outstanding at December 31, 2005:

Options Outstanding				Options Exercisable
Exercise Price	Number Outstanding at December 31, 2005	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at December 31, 2005	Weighted Average Exercise Price
$3.40	300,000	8.50	$3.40	300,000	$3.40
$3.96	200,000	8.25	$3.96	200,000	$3.96
$5.00	600,000	7.37	$5.00	600,000	$5.00
$7.00	400,000	7.83	$7.00	—	$—
$8.00	200,000	7.83	$8.00	200,000	$8.00
$3.40	50,000	8.42	$3.40	50,000	$3.40
$0.63	50,000	8.83	$0.63	50,000	$0.63
$1.00	400,000	9.00	$1.00	100,000	$1.00
$1.00	400,000	9.00	$1.00	100,000	$1.00

NOTE 9 SALES OF STOCK

(A)	On April 12, 2005, the Company entered into a Securities Purchase Agreement with certain accredited investors for the sale of 6% Series A convertible preferred stock. The Company issued 2,175 shares of its Series A Convertible Preferred Stock for a purchase price of $2,175,000 ($1,957,500 net of commissions) and the Company may raise up to an additional $2.2 million through the sale of additional shares of Series A Preferred Stock. The proceeds were received through April 14, 2005 by the Company. The Series A Preferred Stock is initially convertible into approximately 3.1 million shares of the Company’s common stock at a conversion rate of $.70 per share and has a 6% annual dividend rate payable quarterly in arrears in cash or common stock, at the Company’s option, if certain “Equity Conditions”, as defined, are met (See Note 15 (E)) . Because the Company did not meet specific performance criteria, the conversion price was reduced on January 1, 2006 to $0.50 per share.

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Each investor also received two warrants, a long-term warrant exercisable for a period of five years to acquire shares of common stock and a short-term warrant exercisable for a period of one year to acquire additional shares of Series A Preferred Stock and long term warrants. The long term warrants in the aggregate are exercisable for approximately 2.3 million shares of common stock at a price of $.875 per share. The short term warrants in the aggregate are exercisable for (i) the same number of shares of convertible preferred stock (the “Short Term Warrant Preferred Stock”) as shares of Series A Preferred Stock were issued in the offering and (ii) long term warrants for a number of shares of common stock equal to 35% of the number of shares of common stock issuable upon conversion of the short term warrant preferred stock. The Short Term Warrant exercise price is $1,000 per share of Short Term Warrant Preferred Stock together with the accompanying long term warrants. The Short Term Warrant Preferred Stock has the same rights and preferences as the Series A Preferred Stock, except the conversion price of the Short Term Warrant Preferred Stock is initially $0.85 per share.

Among the purchasers in the offering were four members of the Company’s Board of Directors, who purchased units either directly or indirectly for purchase amounts of $25,000 to $20,000 and $20,000 each.

In April 2005, by a majority vote of the shareholders, the Board approved the increase of the number of authorized shares of common stock of the Company to 50 million shares.

Shares of the convertible preferred stock are mandatorily redeemable at the end of two years from date of issuance. There are also certain triggering events that are outside the Company’s control that could cause an earlier redemption.

The Company accounted for the convertible preferred stock based on Staff Accounting Bulletin (“SAB”) Topic No. D-98, Classification and Measurement of Redeemable Securities and SEC Accounting Series Release No. 268, Redeemable Preferred Stock. As such the convertible preferred stock is presented as mezzanine equity between the liabilities and equity sections in the accompanying consolidated balance sheet at December 31, 2005.

The accounting for the long and short term warrants issued with the preferred stock was determined under the guidance of SFAS 133, FASB FSP No. 150-1, FASB FPS No 150-5 and Emerging Issues Task Force (“EITF”) No. 00-19, Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock. Accordingly the warrants are treated as derivatives and classified as a liability. The long term warrants are recorded at a fair value, based on the Black- Scholes pricing model, and revalued each reporting period with the change in fair value recorded as other income/(expense). For the year ended December 31, 2005 the fair value adjustment resulted in a gain of $188,734. The short term warrants are recorded at fair value, as determined by an independent valuation services firm, and are revalued each reporting period with the change in fair value recorded as other income/(expense). For the year ended December 31, 2005 the fair value adjustment resulted in a gain of $212,732.

The beneficial conversion feature relating to the preferred stock is also treated as an embedded derivative and is therefore classified as a current liability in accordance with SFAS 133. The conversion feature of the convertible preferred stock is recorded at fair value, as determined by an independent valuation services firm, and revalued each reporting period with the change in fair value recorded as other income/(expense). For the year ended December 31, 2005 the fair value adjustment resulted in a gain of $231,693.

Since the long and short term warrants and the conversion feature were deemed to be embedded derivatives, the Company recorded the entire fair value of all the embedded

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

derivatives at the transaction date as a liability. Since the total fair value of $3,708,185 exceeded the proceeds from the private placement, a $1 value was ascribed to the preferred stock, and the resulting difference between the value of the embedded derivatives and the proceeds from the private placement of $1,533,186 was recorded as private placement expense in the accompanying consolidated statements of operations for the year ended December 31, 2005. Additionally the redemption value of the preferred stock of $2,175,000 is accreted to dividends of $770,314 for the year ended December 31, 2005.

The Company is required to make quarterly dividend payments of 6% on the $2,175,000 that it raised from the sale of 6% Series A convertible preferred stock. The payment is payable in either cash or common stock based on certain conditions being met Dividends on preferred stock for the year ended December 31, 2005 were $94,250. At December 31, 2005 the Company accrued dividends amounting to $10,875.

In connection with the private placement, the Company incurred cash commissions of $217,500 and issued 155,357 warrants to the investment banker. The warrants were valued using the Black-Scholes pricing model. The fair value of these warrants is reflected as private placement expense and recorded as additional paid-in capital in the consolidated financial statements. The cash payment of $217,500 is also treated as private placement expense in the accompanying consolidated statement of operations for the year December 31, 2005.

During 2005, the Company issued 161,554 shares of common stock valued at prices ranging from $0.34 to $0.63 per share in settlement of dividends payable.

(B)	In May 2004, the Company entered into stock purchase agreements with several accredited investors for the sale of common stock. The Company sold 490,439 shares and warrants for $1,618,450 ($1,456,605 net of commissions). The agreements provide for the purchase of shares at $3.30 per share plus warrants for an equal number of shares purchased. The warrants are exercisable at any time for a period of three years at an exercise price of $3.75 per share. The 490,439 warrants were valued using the Black-Scholes pricing model and resulted in a fair value of $714,876. The net proceeds of $1,456,605 were allocated between the fair value of the warrants issued with the common stock ($714,876) and the common stock ($741,729).

NOTE 10 CONSULTING AND MARKETING AGEEMENTS

(A)	On May 12, 2005 the Company entered into a twelve month agreement with a marketing company. The marketing company provides financial advisory and various other investment and marketing services to the Company. The Company pays a monthly fee of $5,000 for these services. Additionally the Company paid a success fee of $25,000 to the marketing company for its services in the signing of a licensing agreement with a Canadian corporation.

(B)	On August 8, 2005, the Company entered into a six month agreement with a marketing company. The marketing company provides business advisory and various other investment and marketing services to the Company. The Company pays a monthly retainer fee of $7,000. In addition, the Company issued warrants for the purchase of 80,000 shares of common stock at an exercise price of $0.75 per share. The warrants are exercisable one year from the date of this agreement. The warrants were valued using the Black-Scholes pricing model and resulted in a fair value of $46,723. For the year ended December 31, 2005, the Company recognized $35,042 in consulting expense. The remaining unamortized balance of $11,681 is presented in the consolidated balance sheet as deferred consulting expense.

(C)	On April 26, 2004, the Company entered into a fourteen month agreement with a marketing company. The marketing company provides business advisory and various other investment

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

and marketing services to the Company. The Company paid the marketing company $25,000 upon signing the agreement and pays a monthly fee of $5,000. In addition, the Company issued warrants for the purchase of 400,000 shares of common stock at exercise prices of $3.75 and $4.25 per share. The warrants are exercisable until April 26, 2007. The warrants were valued using the Black-Scholes pricing model and resulted in a fair value of $170,052. The amount is amortized over the life of the agreement resulting in consulting expense of $72,879 and $97,173 for the years ended December 31, 2005 and 2004, respectively. There is no remaining unamortized balance as of December 31, 2005.

NOTE 11 COMMITMENT AND CONTINGENCIES

(A) Lease Commitment

The Company leases its office space and its research and development facility under separate non-cancelable operating lease agreements for five-year and three-year terms respectively, ending in December 2007 and 2008 respectively. Minimum future lease payments for the next three years are as follows:

Years Ending December 31,
2006	$131,952
2007	139,380
2008	145,764

$419,623

Rent expense for the years ended December 31, 2005 and 2004 and for the period from July 17, 2002 (inception) through December 31, 2005 amounted to $76,335, $65,018 and $185,380, respectively.

(B) Litigation

The Company is a defendant in a lawsuit whereby the plaintiff contends that it is entitled to a commission for allegedly procuring financing for a transaction. The Company filed an Answer and Affirmative Defenses. The plaintiff seeks damages totaling $175,584, plus interest from December 31, 2002. The Company believes the suit is without merit and is vigorously defending its position. In the opinion of management, this suit will not have a material adverse effect on the Company’s consolidated financial position or results of operations.

The Company is a defendant in a lawsuit whereby a stockholder and former president of the Company contends that it is entitled to receive consulting fees under a consulting agreement (See Note 3). The Company suspended payments and terminated the consulting agreement due to non compliance by the plaintiff with the terms of the agreement. The Company has filed a counterclaim against the plaintiff for breach of contract and breach of fiduciary duty.

NOTE 12 SETTLEMENT AND MUTUAL RELEASE AGREEMENTS

In September 2004, the Company entered into a Settlement Agreement and Agreement of Mutual Release with its prior legal counsel. Pursuant to the agreement, the Company was no longer obligated for the payment of approximately $350,000 previously recorded by the Company. The amount was recorded as a reduction of professional expenses in the accompanying statement of operations for the year ended December 31, 2004.

On October 19, 2005 the Company entered into a Marketing and License Agreement and a Mutual Release with Xethanol Corporation (“Xethanol”). The Agreement grants Xethanol a

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

license with respect to the Company’s proprietary dry disaggregation technology to extract materials from agricultural commodities including corn and cellulosic biomass to be used as ethanol production feedstock in Xethanol’s ethanol production facilities. In addition, the Company has granted Xethanol an exclusive license, with certain exceptions, to market the Company’s dry disaggregation technology to the ethanol industry in the USA.

The Company and Xethanol had been engaged in litigation regarding a Pre-Formation Agreement previously entered into by the two companies. The dispute has now been amicably settled. Pursuant to the agreement, the parties entered into a Mutual Release, pursuant to which each party discharged the other from all claims and liabilities and the parties have agreed to dismiss all pending litigation proceedings. As part of the settlement, the Company made a payment of $50,000 and issued 200,000 restricted shares of its common stock to Xethanol and Xethanol released the DDS machine. The shares were valued at $176,000 based on the closing market price of the common stock at October 19, 2005. The Company recorded $226,000 as a settlement amount in the accompanying consolidated statement of operations for the year ended December 31, 2005.

NOTE 13 OTHER AGREEMENTS

On February 18, 2005 the Company entered into a five year agreement with a Canadian company whereby the Company granted an exclusive license to the Canadian company for the purpose of processing and extracting sulfur and sulfur derivative materials in North America. If the machine operates within certain parameters, the Company will be paid a negotiated purchase price plus royalties. Additional machines will be purchased at a negotiated price.

On August 30, 2005, the Company entered into an agreement with an equipment manufacturer. Pursuant to the agreement, the manufacturer is to provide the manufacturing facilities, labor, engineering and technical support on a time and materials basis. Machine parts and components, shipped from the previous manufacturer, are held in inventory as of year-end (See Note 2(D))

NOTE 14 MACHINERY IMPAIRMENT

Machinery and deposits on purchase of machinery were being recorded based on the Company’s original equipment purchase agreement with HSF. Pursuant to a Memorandum of Understanding dated July 31, 2004, between the Company, HSF and all other related parties, the equipment purchase agreement was terminated and the Company began dealing directly with the equipment manufacturer. Based on the current estimated selling price of the machines and other factors, the Company determined that the fair market value of each machine is $232,143. As a result of this revaluation, the Company recorded and impairment charge of $816,743 for the year ended December 31, 2004. Additionally, the Company recorded another impairment charge of $212,143 on the first machine received since this machine was subject to ongoing litigation (See Notes 2 (D), 4 and 6).

NOTE 15 SUBSEQUENT EVENTS

(A) Preferred Stock Sold

On December 20, 2005 effective, January 4, 2006, the Company entered into a Securities Purchase Agreement with certain accredited investors for the sale of Series B Convertible Preferred Stock. The Company issued 1,567.5 shares of Series B Convertible Preferred Stock for a purchase price of $1,567,500 ($1,483,250 net of commissions) and the Company may raise up to an additional $932,500 through the sale of additional shares of Series B Preferred Convertible Stock. The proceeds were received through December 31, 2005 by the Company. The Series B

DDS TECHNOLOGIES USA, INC.

AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Preferred Stock is initially convertible into approximately 3.1 million shares of the Company’s common stock at a conversion rate of $.50 per share and has a 7% annual dividend rate payable quarterly in arrears in cash or, subject to standard equity conditions, in common stock, at the Company’s option.

Each investor also received a long-term warrant exercisable for a period of five years to acquire shares of common stock. The long term warrants in the aggregate are exercisable for approximately 3.1 million shares of common stock at a price of $.80 per share.

(B) Consulting Agreement Amendment

In connection with the consulting fees provided by a stockholder of the Company (See Note 3(A)), the Company amended and restated his consulting agreement on March 8, 2006. Pursuant to this amendment, from March through December 2006, at the Company’s election, he will be compensated either (1) at $15,000 per month or (2) at $7,500 per month plus 15,000 shares of unregistered restricted common stock and long term warrants for an additional 15,000 shares of unregistered common stock of the Company. The long term warrants are identical to the Series B convertible preferred stock warrants which expire at the end of five years and are exercisable at $.80 per share. After December 31, 2006 the payments revert back to $15,000 per month as per the previous agreement.

(C) Compensation of Directors

In January 2006, the Board of Directors approved a new compensation arrangement for the independent non-employee directors. Only non-employee directors are compensated for their director services. Each non-employee director receives 35,000 shares of our common stock and $25,000 (plus an additional $10,000 for the chairman of the board or chairman of any board committee) worth of stock options to purchase our common stock upon each year that they elected to the board or anniversary of such appointment. The value of a single stock option is equal to the fair market value of a share of our common stock on the date of grant. The options have a term of ten years and vest immediately. Additionally, each non-employee director receives $1,000 for each board meeting attended or $1,500 for each meeting attended if the director is also the chairman of the board or chairman of any committee. All directors are reimbursed for travel expenses related to attending board or committee meetings.

(D) Exercise of Short Term Warrants

In conjunction with the Securities Purchase Agreement, dated April 12, 2005, for the sale of 6% Series A convertible preferred stock, through April 12, 2006, the Company has received $1,430,000 for the exercise of the short term warrants. Also see Note 9 (A).

(E) Issuance of Common Stock

In March, 2006, pursuant to the Securities Purchase Agreement, dated April 12, 2005 for the sale of 6% Series A convertible preferred stock, the Company issued 86,868 shares of common stock as payment of dividends valued at $32,625 (See Note 9 (A)). Also pursuant to the Securities Purchase Agreement, dated January 4, 2006 for the sale of 7% Series A convertible preferred stock, the Company issued 45,446 shares of common stock as payment of dividends valued at $17,068 (See Note 15 (A)).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.138 of the Nevada Revised Statutes provides that no director or officer shall be individually liable for any damages as a result of any act or the failure to act in his capacity as a director or officer unless it is proven that:

(a) his failure to act constituted a breach of his fiduciary duties as a director or officer; and

(b) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Section 78.747 of the Nevada Revised Statutes provides that no stockholder, director or officer of a corporation is individually liable for the corporation’s debts unless the stockholder, director or officer acted as the alter ego of the corporation.

Section 78.7502 of the Nevada Statutes authorizes a corporation to indemnify its directors, officers, employees, or other agents against costs and expenses arising from claims, suits and proceedings if such persons acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Notwithstanding the foregoing, no indemnification may be made in respect of any claim, issue or matter, as to which such person is adjudged to be liable to the corporation unless and only to the extent that a court of competent jurisdiction determines that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Our Articles of Incorporation and Bylaws provide indemnification of directors and officers to the maximum extent permitted by Nevada law. Our Bylaws also permit us to purchase and maintain insurance on behalf of directors, officers, employees and agents of the company for any liability and expenses incurred in his capacity as such, whether or not the company has the authority to indemnify him against such liability and expenses.

ITEM 25.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. None of these expenses will be paid by selling security holders. All amounts are estimates and relate to the registration statement and any pre-effective amendments.

Securities and Exchange Commission registration fee	$1,599.88
Printing and engraving expenses	$1,600.00
Accounting fees and expenses	$3,000.00
Legal fees and expenses	$35,000.00

TOTAL	$41,199.88

ITEM 26.	RECENT SALES OF UNREGISTERED SECURITIES

2004 Private Placement Offering

On May 28, 2004 the Company completed a private placement with certain investors pursuant to which the Company raised $1,618,450 in exchange for (i) the issuance of 490,439 shares of our common stock and (ii) warrants providing the right to holders to purchase up to an additional 490,439 shares of common stock at $3.75 per share, exercisable until May 28, 2007. All of the investors were at the time of the offer and sale of the securities ‘accredited investors’ as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “1933 Act”) and such offer and sale to these investors was made in reliance upon the exemption from registration under Section 4(2) of the 1933 Act and Rule 506 adopted there under. The principal placement agent for the transaction was The Shemano Group, Inc. Pursuant to a one-year agreement the Company entered into with them on April 23, 2003, their compensation for the May 28, 2004 transaction was $161,845 in fees and commissions and warrants to purchase 24,522 shares of common stock of the Company at $3.75 per share, exercisable until May 28, 2007.

2005 Series A Preferred Stock Offering

On April 12, 2005, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain purchasers (the “Purchasers”). Pursuant to the Purchase Agreement, the Company issued to the Purchasers 2,175 shares of its Series A Convertible Preferred Stock (the “Series A Preferred Stock”), stated value of $1,000 per share for a purchase price of $2,175,000 and the Company may raise up to an additional $1,825,000 through the sale of additional shares of Series A Preferred Stock. The Series A Preferred Stock is initially convertible into approximately 3.1 million shares of the Company’s Common Stock, $.0001 par value per share (“Common Stock”), at a conversion rate of $.70 per share, which has adjusted to $.50 per share, and has a 6% annual dividend rate payable quarterly in arrears in cash or, subject to standard equity conditions, in Common Stock, at the Company’s option.

Each Purchaser also received two warrants, a long term warrant (the “Long Term Warrants”) exercisable for a period of five years to acquire shares of Common Stock and a short term warrant (the “Short Term Warrants”) exercisable for a period of one year to acquire additional shares of Series A Preferred Stock and Long Term Warrants. The Long Term Warrants in the aggregate are exercisable for approximately 2.3 million shares of Common Stock at a price of $.875 per share, which has adjusted to $.50 per share. The Short Term Warrants in the aggregate are exercisable for (i) the same number of shares of convertible preferred stock (the “Short Term Warrant Preferred Stock”) as shares of Series A Preferred Stock were issued in the offering and (ii) Long Term Warrants for a number of shares of Common Stock equal to 35% of the number of shares of Common Stock issuable upon conversion of the Short Term Warrant Preferred Stock. The Short Term Warrant exercise price is $1,000 per share of Short Term Warrant Preferred Stock together with the accompanying Long Term Warrants. The Short Term Warrant Preferred Stock has the same rights and preferences as the Series A Preferred Stock, except the conversion price of the Short Term Warrant Preferred Stock is initially $0.85 per share, which has adjusted to $.50 per share. Most of the Short Term Warrants were exercised in April 2006.

The Company paid an aggregate of $217,500 and issued an aggregate 155,357 Long Term Warrants to The Shemano Group who acted as the selling agent.

The shares of Series A Preferred Stock, Long Term Warrants and Short Term Warrants were issued in the offering in reliance upon the exemption from registration contained in Regulation D, Rule 506 of the Securities Act of 1933, as amended. The Company determined that this exemption was available because of the nature of the Purchasers. In making this determination the Company relied in part upon representations made by each Purchaser.

Also on April 12, 2005, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Purchasers, pursuant to which the Company agreed to within 30 days following the date thereof, prepare and file with the Securities and Exchange Commission a registration statement covering the resale of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock or exercise of the Long Term Warrants.

Four of the Company’s then directors, James R. von der Heydt, Dr. Marc J. Mallis, Leo Paul Koulos and Charles F. Kuoni III purchased $25,000, $20,000, $20,000 and $20,000, respectively, of Series A Preferred Stock, Long Term Warrants and Short Term Warrants in the offering.

2006 Series B Preferred Stock Offering

On January 4, 2006, the Company entered into a Securities Purchase Agreement with certain accredited investors for the sale of Series B Convertible Preferred Stock. The Company issued 1,567.5 shares of Series B Convertible Preferred Stock for a purchase price of $1,567,500 ($1,483,250 net of commissions) and the Company may raise up to an additional $932,500 through the sale of additional shares of Series B Preferred Convertible Stock. The proceeds were received through December 31, 2005 by the Company. The Series B Preferred Stock is initially convertible into approximately 3.1 million shares of the Company’s common stock at a conversion rate of $.50 per share and has a 7% annual dividend rate payable quarterly in arrears in cash or, subject to standard equity conditions, in common stock, at the Company’s option.

Each investor also received a long-term warrant exercisable for a period of five years to acquire shares of common stock. The long term warrants in the aggregate are exercisable for approximately 3.1 million shares of common stock at a price of $.80 per share.

The Company paid $84,250 and issued 84,250 long-term warrants to Kenny Securities. The Company issued 174,000 long-term warrants to The Shemano Group. Both companies acted as selling agents in the Series B Preferred Stock offering.

The shares of Series B Preferred Stock and long-term warrants were issued in the offering in reliance upon the exemption from registration contained in Regulation D, Rule 506 of the Securities Act of 1933, as amended. The Company determined that this exemption was available because of the nature of the investors. In making this determination the Company relied in part upon representations made by each investor.

Also on January 4, 2006, the Company entered into a Registration Rights Agreement (the “Series B Registration Rights Agreement”) with the investors, pursuant to which the Company agreed to within 30 days following the date thereof, prepare and file with the Securities and Exchange Commission a registration statement covering the resale of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock or exercise of the long term warrants.

One investor, Robert L. Devereux, subsequently became a Company director. Mr. Dennis Duitch became a director of the Company at the same time. Mr. Devereux and Dr. Marc J. Mallis, an existing Company director, purchased $100,000 and $35,000, respectively, of Series B Preferred Stock and long-term warrants in the offering.

2006 Short Term Warrant Exercise

DDS has received proceeds totaling $2,055,000 from the exercise of almost 95% of the Short Term Warrants issued by DDS in April 2005 in connection with its private placement of Series A Preferred Stock.

Because of the exercise of the Short Term Warrants, DDS will be (i) filing a new certificate of designation for preferred stock issued in connection with the exercise of the Short Term Warrants, which will generally be the same as the certificate of designation for the Series A Preferred Stock with the changes required by the Short Term Warrants, (ii) issuing 2,055 shares of such new preferred stock, with a stated value of $1,000 per share and which is convertible into shares of Common Stock at a $.50 conversion rate per share, for a total of 4,110,000 shares of Common Stock, (iii) issuing new long term warrants to purchase a total of 1,692,353 shares of Common Stock, which will generally be on the same terms as the long term warrants issued in connection with the Series A Preferred Stock a year ago, but with an exercise price of $.50 per share, and (iv) filing a registration statement covering the resale of Common Stock issuable upon conversion of such new preferred stock and exercise of such new long term warrants.

On or about April 12, 2006, one of the original holders of Short Term Warrants exercised half of its Short Term Warrants and assigned the other half of its Short Term Warrants to certain other persons, including Robert L. Devereux who is a DDS director and Kenny Securities Corp. DDS paid $25,000 to such original holder and the transferees collectively paid $25,000 to such original holder in consideration for the transfer. DDS extended the one year exercise period (originally ending April 12, 2006) for the transferred Short Term Warrants by seven days, and the transferees exercised the transferred Short Term Warrants on April 19, 2006, with DDS receiving $625,000 in proceeds from the exercise of the transferred Short Term Warrants.

DDS paid $30,000 to Empire Financial Group in connection with the exercise of certain Short Term Warrants. DDS paid $26,000 to Kenny Securities Corp. in connection with the exercise of certain Short Term Warrants. Kenny Securities Corp. paid $25,000 to DDS upon its exercise of Short Term Warrants assigned to it.

Two of DDS’ directors participated in the exercise of the Short Term Warrants: Dr. Marc J. Mallis, as general partner of Mallis LTD Partnership, and as an original holder of Short Term Warrants, acquired 20 shares of new preferred stock and received new long term warrants for 16,471 shares of Common Stock, and Robert L. Devereux, as a transferee of Short Term Warrants, acquired 100 shares of new preferred stock and received new long term warrants for 82,353 shares of Common Stock.

The Series A-1 Certificate of Designation was filed with the Nevada Secretary of State and the shares of Series A-1 Preferred Stock and related warrants were issued on May 17, 2006.

Other Recent Unregistered Issuances of Common Stock

In October 2005, the Company issued 200,000 shares of common stock to Xethanol Corporation in connection with the settlement of certain litigation between the parties. The Company is registering those shares on this Registration Statement on Form SB-2 No. 333-131909.

During 2006, the Company issued 245,000 shares of common stock as partial compensation for four non-employee Board members and options to purchase up to 1,191,706 shares of common stock to Board members and employees.

During 2006, the Company issued to a consultant 60,000 shares of common stock and warrants to acquire over a five year period up to 60,000 shares of common stock, at an exercise price of $.80 per share, and has agreed to issue up to 90,000 additional shares of common stock and warrants to acquire up to an 90,000 additional shares of common stock on the same terms. The Company is registering those shares on this Registration Statement on Form SB-2 No. 333-131909, pursuant to the consultant’s piggyback registration rights.

ITEM 27.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) The financial statements listed in the accompanying Index to Financial Statements on page F-1 hereto are filed as part of this Registration Statement on From SB-2.

(b) The following exhibits, which are furnished with this Registration Statement on Form SB-2 or incorporated herein by reference, are filed as part of this Registration Statement on Form SB-2.

Exhibit Number	Exhibit Description

3.1	Articles of Incorporation of DDS Technologies USA, Inc., as amended and informally restated (incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K, filed May 18, 2006).

3.2	Bylaws of DDS Technologies USA, Inc., as amended and restated (incorporated by reference to Exhibit 3.3 to the Company’s Form 8-K, filed May 18, 2006).

4.1	The rights of the holders of shares of the Company’s Common Stock, par value $.0001, are set forth in the Company’s Articles of Incorporation as referenced in Exhibit 3.1 hereto.

4.2	The rights of the holders of shares of the Company’s Series A Preferred Stock, par value $.0001, are set forth in the Certificate of Designation of Preferences, Rights and Limitations of Series A 6% Convertible Preferred Stock dated April 13, 2005 (incorporated by reference to Exhibit 4.2 of the Company’s Form 8-K filed April 14, 2005).

4.3	Form of Long term Warrant (incorporated by reference to Exhibit 4.3 of the Company’s Form 8-K filed April 14, 2005).

4.4	Form of Short Term Warrant (incorporated by reference to Exhibit 4.4 of the Company’s Form 8-K filed April 14, 2005).

4.5	Securities Purchase Agreement, dated as of April 12, 2005, by and among DDS Technologies USA, Inc. and the Purchasers party thereto (incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K filed April 14, 2005).

Exhibit Number	Exhibit Description

4.6	Securities Purchase Agreement, dated as of January 4, 2006, by and among the Company and the Purchasers party thereto (incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K filed January 6, 2006).

4.7	The rights of the holders of shares of the Company’s Series B Preferred Stock, par value $.0001, are set forth in the Certificate of Designation of Preferences, Rights and Limitations of Series B 7% Convertible Preferred Stock dated January 4, 2006 (incorporated by reference to Exhibit 4.2 of the Company’s Form 8-K filed January 6, 2006).

4.8	Amended Certificate of Designation Before Issuance of Class or Series dated January 4, 2006 (incorporated by reference to Exhibit 4.3 of the Company’s Form 8-K filed January 6, 2006).

4.9	Form of Warrant (incorporated by reference to Exhibit 4.4 of the Company’s Form 8-K filed January 6, 2006).

4.10	The rights of the holders of shares of the Company’s Series A-1 Preferred Stock, par value $.0001, are set forth in the Certificate of Designation of Preferences, Rights and Limitations of Series A-1 6% Convertible Preferred Stock dated May 16, 2006 (incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K filed May 18, 2006).

4.9	Form of Warrant (incorporated by reference to Exhibit 4.2 of the Company’s Form 8-K filed May 18, 2006).

5.1	Opinion of Greenberg Traurig, P.A. (previously filed)

5.2	Opinion of Armstrong Teasdale LLP

10.1	Registration Rights Agreement by and among DDS Technologies USA, Inc. and certain shareholders (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed July 15, 2003).

10.2	Securities Exchange Agreement by and among Fishtheworld Holdings, Inc., a Florida corporation, and the shareholders of DDS Technologies USA, Inc., a Delaware corporation (incorporated by reference to Exhibit 10.3 of the Company’s Schedule 13D filed April 14, 2003).

10.3	Agreement and Plan of Merger by and between Fishtheworld, Inc. and DDS Technologies USA, Inc. (incorporated by reference to Exhibit 2.3 to the Company’s Form 8-K filed on June 6, 2003).

10.4	Share Purchase Agreement by and among the Company and Worthington Growth L.P., CD Investment Partners Ltd., EDJ Limited, Porter Partners, L.P., Nob Hill Capital Partners L.P., Adams Select and Choice Investment Management, Omicron Master Trust dated June 30, 2003 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed July 15, 2003).

10.5	Registration Rights Agreement by and among the Company and Worthington Growth L.P., CD Investment Partners Ltd., EDJ Limited, Porter Partners, L.P., Nob Hill Capital Partners L.P., Adams Select and Choice Investment Management, Omicron Master Trust (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed on July 15, 2003).

10.6	Securities Purchase Agreement by and among the Company and Platinum Partners Value Arbitrage Fund L.P., Dolphin Offshore Partners LP, Torrey Pines Master Fund, Crescent International Ltd., Castle Creek Technology Partners LLC, Choice Investment Management, Vertical Ventures Investment LLC, Otape Investments LLC, CD Capital, Paul J. Duggan, Storestreet LP, Greenwich Growth Fund Ltd., Omicron Master Fund, Micro Capital Fund Ltd., Micro Capital Fund LP, dated October 22, 2003 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed October 24, 2003).

Exhibit Number	Exhibit Description

10.7	Registration Rights Agreement by and among the Company and Platinum Partners Value Arbitrage Fund L.P., Dolphin Offshore Partners LP, Torrey Pines Master Fund, Crescent International Ltd., Castle Creek Technology Partners LLC, Choice Investment Management, Vertical Ventures Investment LLC, Otape Investments LLC, CD Capital, Paul J. Duggan, Storestreet LP, Greenwich Growth Fund Ltd., Omicron Master Fund, Micro Capital Fund Ltd., Micro Capital Fund LP (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed on October 24, 2003).

10.8(2)	Employment agreement by and between DDS Technologies USA, Inc. and Spencer Sterling dated as of March 29, 2005 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed on March 31, 2005).

10.9(2)	Stock option agreement by and between DDS Technologies USA, Inc. and Spencer Sterling dated as of March 29, 2005 (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed on March 31, 2005).

10.10(2)	Employment agreement by and between DDS Technologies USA, Inc. and Kerin Franklin dated May 15, 2003 (incorporated by reference to Exhibit 10.9 filed with the Company’s Registration Statement on Form S-1, as amended (Reg. No. 333-110409)).

10.11	Second Amended and Restated Consulting Services Agreement, by and between DDS Technologies USA, Inc. and Lee Rosen, dated March 8, 2006 (incorporated by reference to Exhibit 10.11 of the Company’s Form 10-KSB filed April 17, 2006).

10.12	Registration Rights Agreement, dated as of April 12, 2005, by and among DDS Technologies USA, Inc. and the Purchasers party thereto (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed April 14, 2005).

10.13	Memorandum of Understanding among the Company and High Speed Fragmentation B.V. Intel Trust S.A., a Switzerland trust, Haras Engineering Corp., a Panama entity, Giancarlo Lo Fiego, and Adriano Zapparoli (executed only by the Company, Mr. Lo Fiego and Mr. Zapparoli) (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed August 4, 2004).

10.14	Memorandum of Understanding among the Company, Umberto Manola, Haras Engineering Corp., High Speed Fragmentation B.V., and Intel Trust S.A. (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed August 19, 2004).

10.15	Mutual Release between the Company and Umberto Manola (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed November 8, 2004).

10.16	Deed of Sale among the Company, Umberto Manola and High Speed Fragmentation B.V. (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed November 8, 2004).

10.17	Mutual Release among the Company, Haras Engineering Corp., High Speed Fragmentation B.V., Intel Trust S.A., Giancarlo Lo Fiego and Adriano Zapparoli (incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K filed November 8, 2004).

10.18	Standstill Agreement between the Company and High Speed Fragmentation B.V. (incorporated by reference to Exhibit 10.4 of the Company’s Form 8-K filed November 8, 2004).

10.19	Technology License Agreement between the Company and High Speed Fragmentation B.V. (incorporated by reference to Exhibit 10.5 of the Company’s Form 8-K filed November 8, 2004).

Exhibit Number	Exhibit Description

10.20	Notice of Voluntary Dismissal filed by the Company in The United States District Court for the Southern District of Florida with respect to case number 04-80695-CIV-Middlebrooks/Johnson (incorporated by reference to Exhibit 10.6 of the Company’s Form 8-K filed November 8, 2004).

10.21	Exclusive License Agreement dated February 18, 2005 by and among Sulfur Solutions, Inc., Knoll Ventures, Inc., and DDS Technologies USA, Inc. (incorporated by reference to Exhibit 10.6 of the Company’s Form 8-K filed March 2, 2005).

10.22	Exclusive License Agreement dated June 30, 2005 by and among Knoll Ventures, Inc., and DDS Technologies USA, Inc. (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed July 22, 2005).

10.23	Registration Rights Agreement, dated as of January 4, 2006, by and among the Company and the Purchasers party thereto (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed January 6, 2006).

10.24	DDS Technologies USA, Inc. Stock Option Plan (incorporated by reference to Exhibit 10.24 of the Company’s Form 10-KSB filed April 17, 2006).

10.25	Marketing and License Agreement, dated October 20, 2005, by and between Xethanol Corporation and DDS Technologies USA, Inc. (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed November 1, 2005).

10.26(2)	Stock Option Agreement, dated as of May 16, 2006, by and between the Company and Spencer L. Sterling (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed May 18, 2006).

14.1	Code of Ethics (incorporated by reference to Exhibit 14.1 to the Company’s Form 10-KSB filed on April 14, 2004).

21.1	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 of the Company’s Form 10-KSB filed April 17, 2006).

23.1	Consent of Weinberg & Company, P.A.

23.2	Consent of Greenberg Traurig, P.A. (contained in legal opinion filed as Exhibit 5.1) (previously filed)

23.3	Consent of Armstrong Teasdale LLP (contained in legal opinion filed as Exhibit 5.2)

(1)	The Company’s current, quarterly and annual reports are filed with the Securities and Exchange Commission under file no. 000-30498.

(2)	Management contract or compensatory plan or arrangement.

ITEM 28.	UNDERTAKINGS

The registrant hereby undertakes

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any additional or changed material information on the plan of distribution;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(g) That, for the purpose of determining liability under the Securities Act to any purchaser:

(2) If the small business issuer is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on June 30, 2006.

DDS TECHNOLOGIES USA, INC.

By:	/s/ Spencer L. Sterling
Spencer L. Sterling,
President and Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Joseph N. Fasciglione
Joseph N. Fasciglione,
Chief Financial Officer
(Principal Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Spencer L. Sterling Spencer L. Sterling	President and Chief Executive Officer (Principal Executive Officer)	June 30, 2006

/s/ Marc Mallis Marc Mallis	Director	June 30, 2006

/s/ Robert L. Devereux Robert L. Devereux	Director	June 30, 2006

/s/ Dennis Duitch Dennis Duitch	Director	June 30, 2006

/s/ Craig L. Farlie Craig L. Farlie	Director	June 30, 2006

/s/ Joseph N. Fasciglione Joseph N. Fasciglione	Chief Financial Officer (Principal Accounting Officer)	June 30, 2006

EXHIBIT INDEX

Exhibit Number	Exhibit Description

5.2	Opinion of Armstrong Teasdale LLP

23.1	Consent of Weinberg & Company, P.A.

23.3	Consent of Armstrong Teasdale LLP (contained in legal opinion filed as Exhibit 5.2)